       As filed with the Securities and Exchange Commission on     , 2000
                                                      Registration No. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                --------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     Under
                           The Securities Act of 1933

                                --------------
                         Inspire Pharmaceuticals, Inc.
             (Exact Name of Registrant as Specified in its Charter)

                                --------------

        Delaware                     2834                    04-3209022
     (State or other           (Primary Standard          (I.R.S. Employer
     jurisdiction of              Industrial             Identification No.)
    incorporation or          Classification Code
      organization)                 Number)

                                --------------

        4222 Emperor Boulevard                   Gregory J. Mossinghoff
              Suite 470                          4222 Emperor Boulevard
  Durham, North Carolina 27703-8466                    Suite 470
            (919) 941-9777                 Durham, North Carolina 27703-8466
  (Address, including zip code, and                  (919) 941-9777
   telephone number, including area       (Name, address, including zip code,
   code, of registrant's principal        and telephone number, including area
          executive office)                   code, of agent for service)

                                --------------

                                   Copies to:
        Diane M. Frenier, Esq.                   Jeffrey E. Cohen, Esq.
     Edward P. Bromley III, Esq.              Carol B. Stubblefield, Esq.
    Smith, Stratton, Wise, Heher &                  Coudert Brothers
               Brennan                        1114 Avenue of the Americas
        600 College Road East                   New York, NY 10036-7703
         Princeton, NJ 08540                         (212) 626-4400
            (609) 924-6000

                                --------------

   Approximate date of commencement of proposed sale to the public: As soon as possible after the effective date of this Registration Statement
   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                --------------
                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                         Proposed       Proposed
 Title of each Class of                  Maximum        Maximum      Amount of
       Securites         Amount to be Offering Price   Aggregate    Registration
    to be Registered      Registered  Per Share(1)   Offering Price     Fee
--------------------------------------------------------------------------------
Common Stock, $.001 per
 share (2).............       shares        $         $80,000,000     $21,120
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended.
(2) Includes           shares that the underwriters have the option to purchase
    to cover over-allotments, if any.

                                --------------

   The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this preliminary prospectus is not complete and may be + +changed. We may not sell these securities until the registration statement +
+filed with the Securities and Exchange Commission is effective. This          +
+preliminary prospectus is not an offer to sell these securities and it is not + +soliciting an offer to buy these securities in any jurisdiction where the +
+offer or sale is not permitted.                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                 SUBJECT TO COMPLETION, DATED FEBRUARY   , 2000

PRELIMINARY PROSPECTUS

                                          Shares

                                     [LOGO]
                               [LOGO OF INSPIRE]

                                  Common Stock

                                --------------

This is an initial public offering of         shares of common stock of Inspire
Pharmaceuticals, Inc. We are selling all of the shares of common stock offered under this prospectus.

We expect the public offering price for our common stock to be between      and
     per share. There is currently no public market for our common stock. We have applied to have our common stock approved for listing on the Nasdaq National Market under the symbol "ISPH."

See "Risk Factors" beginning on page 6 to read about risks that you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                                --------------

                                                                     Per
                                                                    Share Total
                                                                    ----- -----
Public offering price.............................................. $     $
Underwriting discounts and commissions............................. $     $
Proceeds to Inspire................................................ $     $

                                --------------

We have granted the underwriters a 30-day option to purchase up to an
additional       shares of common stock from us at the initial public offering price less the underwriting discount.

The underwriters are severally underwriting the shares being offered. The underwriters expect to deliver the shares in New York, New York, on
              , 2000.


                                --------------

Bear, Stearns & Co. Inc.

                           Deutsche Banc Alex. Brown

                                                      U.S. Bancorp Piper Jaffray




                   The date of this prospectus is     , 2000

Inside Front Cover:

   The Inspire logo is followed by three diagrams:

   Description of the first diagram: The upper left portion of the page contains a diagram showing a P2Y\\2\\ receptor agonist binding to a P2Y\\2\\ receptor and depicting Inspire's therapeutic product opportunities in the respiratory tract, the eyes and other areas containing epithelial cell targets. The diagram is followed by a caption reading "Our products are based on our proprietary technology platform relating to P2Y receptors. Our lead products target respiratory and ophthalmic diseases. We are also exploring other target diseases where we believe P2Y receptors play important biological roles."

   Description of the second diagram (located to the right of the first diagram): The upper right portion of the page contains a diagram depicting lungs with normal mucus clearance (top) and lungs with impaired mucus clearance (bottom). The diagram contains captions entitled "P2Y\\2\\ agonist restores the normal process of mucosal hydration and mucociliary clearance in the lungs" and "Decreased mucosal hydration and mucociliary clearance in patients with chronic bronchitis and cystic fibrosis." The diagram is followed by a caption reading "The innate defense mechanisms of the lungs rely on proper mucosal hydration and a normal mucociliary clearance of the lung surface (top). Defects in these mechanisms are components of lung diseases such as chronic bronchitis and cystic fibrosis (bottom). Administration of a P2Y\\2\\ agonist, such as INS365, restores the body's innate defense mechanisms of mucosal hydration and mucociliary clearance in the lungs."

   Description of the third diagram (located under the first and second diagrams): A bar chart setting forth information regarding the products in development as follows:

                       Inspire Product Development Chart

                                                          Clinical Trials
                                                     --------------------------
Products                                 Preclinical Phase I Phase II Phase III
-------------------------------------------------------------------------------
INS365 Respiratory for Chronic            XXXXXXXXX
 Bronchitis                                          XXXXXXX  OOO
INS37217 Respiratory for Cystic Fibro-    XXXOOOOOO
 sis                                                 OOO
INS316 Diagnostic Adjunct for Lung
 Disease                                  XXXXXXXXX  XXXXXXX  XXXOO     OO
INS365 Ophthalmic for Dry Eye             XXXXXXXXX  XXXXXXX  XXXOO
INS37217 Ophthalmic for Retinal Detach-   XXXOOOOOO
 ment                                                OOOOOOO  OOO


XXX Current Development as of February 25, 2000
OOO Expected Stage of Development in 2000

   The expected stage of development in 2000 is based on our current plans for development and is subject to change based on a variety of factors. None of our products have been approved for marketing by any regulatory authority. See "Risk Factors."

                               PROSPECTUS SUMMARY

   You should read the following summary together with the more detailed information regarding our company and our common stock being sold in this offering and our financial statements and the notes to our financial statements appearing elsewhere in this prospectus before making an investment decision. You should also consider the information discussed in "Risk Factors."

   We discover and develop novel pharmaceutical products to treat diseases characterized by deficiencies in the body's innate defense mechanisms of mucosal hydration and mucociliary clearance. Our products are based on our proprietary technology platform relating to P2Y receptors. Studies indicate that a subtype of this family, the P2Y\\2\\ receptor, coordinates the mechanisms of mucosal hydration and mucociliary clearance. These complex mechanisms, which involve fluid transport, mucin and ciliary action, can be regulated therapeutically through the binding and activation of this receptor. Our lead products target respiratory and ophthalmic diseases with inadequate current treatments and which represent large therapeutic market opportunities. We currently have three product candidates in advanced clinical development, and we have entered into development and commercialization alliances with Genentech, Inc., Kissei Pharmaceutical Co., Ltd. and Santen Pharmaceutical Co., Ltd. We are also exploring other target diseases where we believe P2Y receptors play important biological roles.

Our Products

   INS365 Respiratory for Chronic Bronchitis: We are developing INS365 Respiratory in an inhaled formulation for the treatment of chronic bronchitis and expect this product to enter Phase IIa clinical trials later this year. In double-blind, placebo-controlled Phase I clinical trials, INS365 Respiratory was well tolerated and significantly enhanced the clearance of retained airway secretions. Chronic bronchitis, which affects approximately 31 million patients in the major international pharmaceutical markets, is a serious and potentially life-threatening lung condition characterized by airway inflammation and obstruction and a mucus-producing cough. Therapeutics used in the treatment of chronic bronchitis are primarily palliative and generated approximately $1.3 billion of annual sales in 1996, and sales of these products have been estimated to reach approximately $2 billion in 2001. Currently, there is no FDA approved pharmaceutical agent that effectively clears the retained mucous secretions which contribute to lung infections in patients with chronic bronchitis. We expect that our product will address this need and may therefore reduce the use of antibiotics, steroids and bronchodilators, and may reduce the frequency and length of exacerbations and hospitalizations.

   In December 1999, we entered into a comprehensive strategic alliance with Genentech to develop treatments for respiratory disorders, including chronic bronchitis and cystic fibrosis, worldwide outside of Japan. Upon signing, we received $15 million comprised of license fees and an equity investment. We may receive future payments based on the attainment of development milestones, which could total up to an additional $63 million, as well as royalties on net sales of licensed products. We have also retained joint development and commercialization rights for cystic fibrosis in the United States. In September 1998, we entered into an agreement with Kissei for INS365 Respiratory in Japan. We received an upfront payment of $4.5 million, which included an equity investment. In addition, if milestones are met, we could receive additional payments of up to $13 million, as well as royalties on net sales of licensed products.

   INS365 Ophthalmic for Dry Eye Disease: We are developing INS365 Ophthalmic in an eye drop formulation for dry eye disease, and are currently conducting Phase IIb clinical trials. In preclinical studies conducted by us and our corporate partner, Santen, INS365 Ophthalmic was well tolerated and produced a statistically significant increase in tear secretion. In early clinical testing, the product was well tolerated in healthy subjects and patients with dry eye disease. We estimate, based on an extrapolation from United States data, that moderate to severe cases of dry eye affect approximately nine million people in the major international pharmaceutical markets. Dry eye disease is the general term for a condition in which abnormalities in the eye's tear film lead to red, irritated and dry eyes.These abnormalities are typically characterized by a decrease in tear production, an increase in tear evaporation or an improper mixture of the eye's tear film components. If left untreated, dry eye disease can result in permanent corneal damage and visual impairment. Treatments in these markets consist primarily of artificial tear replacement therapy. There are currently no FDA approved pharmacological treatments for dry eye disease. We expect that by promoting natural mucosal hydration and mucin production on the ocular surface, our product will be the first pharmacologically active agent to treat the symptoms of dry eye disease, restore a natural corneal tear film and help prevent long-term corneal damage.

   In December 1998, we entered into an agreement with Santen for INS365 Ophthalmic for the treatment of dry eye disease in Japan and Asia, under which we received an up-front equity investment of $1.5 million and we could receive development milestone payments of up to $4.75 million, as well as royalties on net sales of licensed products.

   INS316 Diagnostic Adjunct for Lung Disease: We are developing INS316 Diagnostic as an inhaled diagnostic adjunct and we expect this product to enter Phase III clinical trials in 2000. INS316 Diagnostic is designed to assist a patient in expectorating a sputum sample containing adequate deep-lung material. These sputum samples are frequently used for diagnosing lung cancer and lung infections. In a double-blind, placebo-controlled, cross-over trial in patients at risk of developing lung cancer, INS316 Diagnostic significantly enhanced the expectoration of an adequate sputum sample over placebo. Many patients have difficulty producing adequate sputum samples spontaneously, and there are no FDA approved agents to enhance the production of a sputum sample. To obtain deep-lung specimens, physicians sometimes use a costly and invasive bronchoscopy or non-approved inhaled agents that are generally ineffective and can cause irritation. We expect our product to be the first approved agent to address the need to enhance the production of an adequate deep-lung sputum sample, which may facilitate the diagnosis of lung cancer or lung infection.

   Other Products: In addition to our clinical-stage products, we have several preclinical products, two of which we expect to enter clinical trials later this year: INS37217 Respiratory to treat cystic fibrosis, a life-threatening hereditary respiratory disease, and INS37217 Ophthalmic to treat retinal detachment, an ophthalmic disorder that can lead to serious visual impairment.

Our Technology

   Our discovery efforts are broadly focused on our P2Y receptor technology platform. The P2Y receptor family plays an important role in a number of biological processes and we are currently studying a number of P2Y receptor subtypes for potential therapeutic targets. Our initial focus has been on the P2Y\\2\\ receptor subtype, which coordinates mucosal hydration and mucociliary clearance, the body's natural mechanisms for cleansing and protecting mucosal surfaces. We believe our P2Y\\2\\ receptor agonists can regulate these processes and represent a novel pharmacological approach to the treatment of diseases characterized by deficiencies in these mechanisms. Importantly, our lead product candidates are applied directly to mucosal surfaces in a topical formulation such as inhaled aerosols or eye drops where they are rapidly metabolized. This minimizes the potential for systemic side effects.

Our Strategy

   Our objective is to become a leading biopharmaceutical company focused on developing novel treatments primarily for diseases involving impaired mucosal hydration or inadequate mucociliary clearance. The principal elements of our strategy include:

  .  Agressively advance our lead products;

  . Establish collaborative relationships with market leaders while selectively retaining marketing rights;

  . Use our proprietary technology platform relating to P2Y receptors to develop novel products; and

  .  Protect and enhance our technology leadership position.

   Inspire was incorporated in Delaware in October 1993. Our principal office is located at 4222 Emperor Boulevard, Suite 470, Durham, North Carolina, and our telephone number is (919) 941-9777.

                                  THE OFFERING

 Common stock to be offered by Inspire...............      shares
 Common stock to be outstanding after this offering..      shares
 Use of proceeds..................................... We plan to use the net proceeds from this
                                                      offering for clinical
                                                      development, product
                                                      commercialization,
                                                      discovery research,
                                                      preclinical activities,
                                                      working capital, general
                                                      corporate purposes and
                                                      possible future
                                                      acquisitions
 Proposed Nasdaq National Market symbol.............. ISPH

   The share amounts in this table are based on shares outstanding as of February 24, 2000. This table excludes:

  . 3,490,906 shares of our common stock that are reserved for issuance upon exercise of options granted to executive officers, employees and consultants under our stock plan with a weighted average exercise price
     of $   per share;

  . 464,444 shares of our common stock issuable upon exercise of outstanding warrants with a weighted average exercise price of $4.41 per share; and

  . 208,170 shares of our preferred stock issuable upon exercise of outstanding warrants for preferred stock that will convert into warrants to purchase our common stock at the time of the closing of this offering with a weighted average exercise price of $1.20 per share.

   The information in this prospectus is based on the following assumptions:

  . the issuance of 27,070,932 shares of our common stock upon the automatic conversion of the outstanding shares of our Series A, B, C, D and E preferred stock at the time of the closing of this offering;

  .  a   -for-   reverse-split in our common stock that will take effect
     prior to the closing date of this offering;

  .  the issuance of      shares of common stock upon the automatic
     conversion of the outstanding shares of our Series G preferred stock owned by Genentech at the time of the closing of this offering, which assumes a conversion ratio based on an initial public offering price of
     $    per share; provided, however, the actual number of shares of common stock issued to Genentech will be the number obtained by dividing the aggregate purchase price, plus accrued dividends, by the initial public offering price of our common stock in this offering; and

  . no exercise of the underwriters' over-allotment option to purchase up to shares.

                             SUMMARY FINANCIAL DATA

   The following table presents summary financial and operating data for our company. The data presented in this table are derived from "Selected Financial Data," and the financial statements and notes thereto included elsewhere in this prospectus. You should read those sections for a further explanation of the financial data summarized here. You should also read "Management's Discussion and Analysis of Financial Condition and Results of Operations," on page 23 which describes a number of factors which have affected our financial results.

                                           Year Ended December 31,
                                   -------------------------------------------
                                    1995     1996     1997     1998     1999
                                   -------  -------  -------  -------  -------
                                       (in thousands, except per share
                                                  amounts)
Statement of Operations Data:
Revenue..........................  $   --   $   --   $   --   $ 3,600  $   600
                                   -------  -------  -------  -------  -------
Operating Expenses:
  Research and development.......    1,539    4,207    6,569    5,438    7,179
  General and administrative.....    1,050    1,531    1,494    1,921    1,887
  Stock based compensation.......      --       --       --        14       90
                                   -------  -------  -------  -------  -------
Total operating expenses.........    2,589    5,738    8,063    7,373    9,156
                                   -------  -------  -------  -------  -------
Operating loss...................   (2,589)  (5,738)  (8,063)  (3,773)  (8,556)
Other income (expense), net......     (115)     (44)     116       35      142
                                   -------  -------  -------  -------  -------
Loss before provision for income
 taxes...........................  $(2,704) $(5,782) $(7,947) $(3,738) $(8,414)
Provision for income taxes.......      --       --       --       360       60
                                   -------  -------  -------  -------  -------
Net loss.........................  $(2,704) $(5,782) $(7,947) $(4,098) $(8,474)
Preferred stock dividends........      --       --       --       --       (62)
                                   -------  -------  -------  -------  -------
Net loss available to common
 stockholders....................  $(2,704) $(5,782) $(7,947) $(4,098) $(8,536)
                                   =======  =======  =======  =======  =======
Net loss per common share--basic
 and diluted.....................  $ (0.99) $ (1.84) $ (2.29) $ (1.14) $ (2.02)
                                   =======  =======  =======  =======  =======
Weighted average common shares
 outstanding--basic and diluted..    2,742    3,146    3,466    3,607    4,202
Pro forma net loss per common
 share--basic and diluted........                                      $
                                                                       =======
Pro forma weighted average common
 shares outstanding
 --basic and diluted.............

                                                    As of December 31, 1999
                                                 -------------------------------
                                                                      Pro Forma
                                                  Actual   Pro Forma As Adjusted
                                                 --------  --------- -----------
                                                         (in thousands)
Balance Sheet Data:
Cash and cash equivalents....................... $ 22,728     $          $
Total assets....................................   23,930
Convertible preferred stock.....................   45,895
Common stock....................................        4
Additional paid-in capital......................      906
Accumulated deficit.............................  (29,396)
Total stockholders' equity......................   17,080

   See the financial statements and notes thereto included elsewhere in this prospectus for a description of the computation of the historical and pro forma net loss per share and the number of shares used in the historical and pro forma per share calculations in the statement of operations data above.

   The pro forma column of the balance sheet data gives effect to the issuance
of      shares of our common stock upon the automatic conversion, at the time of the closing of this offering, of all of our outstanding shares of preferred stock.

   The pro forma as adjusted column of the balance sheet data gives effect to
the issuance of      shares of our common stock upon the automatic conversion,
at the time of the closing of this offering, of all of our outstanding shares of preferred stock and our receipt of the net proceeds from the sale of the shares of our common stock offered hereby at an assumed initial public
offering price of $      per share. See "Use of Proceeds" and "Capitalization"
for a discussion about how we intend to use the net proceeds from this offering and about our capitalization.

                                  RISK FACTORS

   The shares of common stock offered by this prospectus involve a substantial risk of loss. Before making an investment in our common stock, you should carefully read this entire prospectus and should give particular attention to the following risk factors. You should recognize that other significant risks may arise in the future, which we cannot foresee at this time. Also, the risks that we now foresee might affect us to a greater or different degree than expected. There are a number of important factors that could cause our actual results to differ materially from those indicated by any forward-looking statements in this prospectus. These factors include, without limitation, the risk factors listed below and other factors presented throughout this prospectus.

If our products fail in clinical studies, we will be unable to obtain FDA approval and will not be able to sell those products.

   To achieve profitable operations, we must, alone or with others, successfully identify, develop, introduce and market proprietary products. Even if potential products are identified, they will require significant additional development, preclinical and clinical testing, regulatory approval and additional investment prior to their commercialization. Product candidates that may appear to be promising at early stages of development may not successfully reach the market for a number of reasons. Product candidates may be found to be ineffective or cause harmful side effects during clinical trials, may take longer to progress through clinical trials than had been anticipated or may fail to receive necessary regulatory approvals. None of our prospective products has been submitted for marketing approval by the United States Food and Drug Administration (FDA) nor any other regulatory body.

   Generally, all of our product candidates are in research or preclinical development, with only three, INS365 Respiratory, INS365 Ophthalmic and INS316 Diagnostic, currently in clinical trials. The results of initial preclinical and clinical testing of our products under development are not necessarily indicative of results that will be obtained from subsequent or more extensive preclinical studies and clinical testing. Our ongoing clinical studies might be delayed or halted for various reasons, including:

  . the drug is not effective, or physicians think that the drug is not effective;

  .  patients experience severe side effects during treatment;

  . patients die during the clinical study because their disease is too advanced or because they experience medical problems that may or may not relate to the drug being studied;

  .  patients do not enroll in the studies at the rate we expect;

  .  drug supplies are not sufficient to treat the patients in the studies;
     or

  .  we decide to modify the drug during testing.

   Substantial additional development and clinical testing and investment will be required prior to seeking any regulatory approval for commercialization of our potential products. There can be no assurance that our clinical trials will demonstrate the safety and efficacy of our product candidates to the extent necessary to obtain regulatory approvals for the indications being studied. Companies in the pharmaceutical and biotechnology industries have suffered significant setbacks in advanced clinical trials, even after obtaining promising results in earlier trials. The failure to demonstrate adequately the safety and efficacy of our product candidates under development could delay or prevent regulatory approval of the product and have a material adverse effect on our business, financial condition and results of operations.

   Furthermore, the timing and completion of clinical trials are dependent upon, among other factors, the rate at which patients are enrolled. Patient enrollment is a function of many factors, including the size of the patient population, the proximity of patients to the clinical sites, the eligibility criteria for the study and the existence of competing clinical trials. There can be no assurance that delays in patient enrollment in clinical trials will not occur, and any such delays may result in increased costs, program delays or both, which could have a material adverse effect on our business, financial condition and results of operations.

Our product candidates utilize a novel mechanism of action, which may affect our ability to obtain timely regulatory approval.

   We will not be able to market our product candidates until we receive regulatory approval. We cannot apply for regulatory approval to market a product candidate until we successfully complete pivotal clinical trials with respect to the product. The effectiveness of a product candidate is determined on the basis of a product candidate's ability to meet the endpoints we establish for the product in the clinical study. These endpoints are generally determined in consultation with the regulatory authorities, in accordance with design guidelines on the efficacy and safety endpoints required for approval of products.

   Because our existing product candidates utilize a novel, pharmacological approach to the treatment of respiratory and eye diseases it may prove difficult to establish endpoints that the regulatory authorities agree sufficiently evaluate the effectiveness of each product candidate. As a result, delays in our clinical trials could result if the regulatory authorities determine that the endpoints established for a clinical trial do not predict a clinical benefit, and the regulatory authorities will not approve a product for marketing without further clinical trials. If we need to conduct further clinical trials with respect to a product it would significantly increase our expenses and delay marketing of our product. Furthermore, the regulatory authorities could change their view on clinical trial design and the establishment of appropriate efficacy and safety endpoints and require a change in study design, additional data or even further clinical trials prior to approval of a product candidate.

If we cannot achieve and maintain regulatory approvals for our product candidates, we will not be able to sell those products and our revenues will suffer.

   Any new drug that we develop must be approved by government agencies in the countries in which we or our collaborators wish to market the drug. We cannot be certain that we will obtain regulatory approval for any drugs or diagnostic products we develop. The regulatory process can take many years and require the expenditure of substantial resources. Because certain of the products likely to result from our disease research programs involve the application of new technologies and may be based upon a new therapeutic approach, they may be subject to substantial additional review by various government regulatory authorities. This is because there may not be existing clinical endpoint precedents clearly established for regulatory approval. As a result, these authorities may grant regulatory approvals for our products more slowly than for products using more conventional technologies. Furthermore, regulatory approval may impose limitations on the use of a drug.

   After initial regulatory approval, a marketed product and its manufacturer are subject to continuing review. We may be required to conduct long-term safety studies after approval. Discovery of previously unknown problems through adverse event reporting may result in restrictions on the product, including withdrawal from the market, which may have adverse effects on our business, financial condition and results of operations. Additionally, we and our officers and directors could be subject to civil and criminal penalties.

Our product candidates may not be commercially successful because physicians and patients may not accept them.

   Even if regulatory authorities approve certain product candidates, those products may not be commercially successful. Acceptance of and demand for our products by physicians and patients will depend largely on the following factors:

  . acceptance by physicians and patients of our products as safe and effective therapies;

  .  reimbursement of drug and treatment costs by third-party payors;

  .  safety, effectiveness and pricing of alternative products;

  .  convenience and ease of administration of our products; and

  .  prevalence and severity of side effects associated with our products.

   In addition, to achieve broad market acceptance of our product candidates, in many cases we will need to develop, alone or with others, convenient methods for administering product candidates. Our current product candidates for the treatment or diagnosis of respiratory disorders, INS365 Respiratory and INS316 Diagnostic, have been administered using a jet nebulizer in their respective clinical studies. Although the use of a jet nebulizer is an effective and well accepted means for administering products for inhalation with respect to acute use and, to a lesser degree, chronic use, we believe more convenient methods of delivery and administration, such as a hand-held inhalation device, will be necessary, in the case of INS365 Respiratory, to more fully address chronic use. Although we have successfully completed a test of a prototype hand-held inhalation device in 12 healthy patients, our testing of such devices is at an early stage and there can be no assurance that we will be able to develop or find a convenient hand-held device that works in patients with chronic bronchitis. Our current product candidate for the treatment of dry eye disease, INS365 Ophthalmic, has been administered using a single dose administrator. Patients may prefer a multi-dose formulation. We have not yet established a plan to develop a multi-dose formulation. Similar challenges exist in identifying and perfecting convenient methods of administration for many of our other product candidates.

We intend to rely on third parties to develop, market, distribute and sell our product candidates and those third parties may not perform.

   We do not have the ability to independently conduct clinical studies, obtain regulatory approvals, market, distribute or sell our products and intend to rely on experienced third parties to perform, or assist us in the performance of, all of those functions. We may not identify acceptable partners or enter into favorable agreements with them. If third parties do not successfully carry out their contractual duties or meet expected deadlines, we will be unable to obtain required governmental marketing approvals and will be unable to sell our products.

Our dependence on collaborative relationships may lead to delays in product development and disputes over rights to technology.

   Our business strategy depends upon the formation of research collaborations, licensing and/or marketing arrangements. We currently have development collaborations with three collaborators, Genentech, Kissei and Santen. The termination of any collaboration could have a material adverse effect on our business, financial condition and results of operations. Genentech has the right, by giving us 150 days prior notice, to terminate our collaboration. There can be no assurance that we will be able to maintain the Genentech, Kissei or Santen collaborations or establish additional research and development collaborations or licensing arrangements necessary to develop and commercialize therapeutic or diagnostic products using our technology. It is also uncertain whether any future collaborations or licensing arrangements will be on terms favorable to us or that the current or any future collaborations or licensing arrangements ultimately will be successful. Under our current strategy, and for the foreseeable future, we do not expect to develop or market therapeutic or diagnostic products on our own. As a result, we will continue to depend on collaborators and contractors for the preclinical study and clinical development of therapeutic products and for regulatory approval, manufacturing and marketing of therapeutic and diagnostic products which result from our technology. The agreements with collaborators typically will allow them a certain level of discretion in electing whether to pursue such activities. If any collaborator were to breach or terminate its agreement with us or otherwise fail to conduct collaborative activities in a timely and successful manner, the preclinical or clinical development or commercialization of product candidates or research programs would be delayed or terminated. Any such delay or termination could have a material adverse effect on our business, financial condition and results of operations.

   We intend to rely on Genentech, Kissei, Santen and any future collaborators for significant funding in support of our development efforts. If Genentech, Kissei or Santen reduces or terminates its funding, we will need to devote additional internal resources to product development, scale back or terminate certain research and development programs or seek alternative collaborators. See "--We may not be able to obtain sufficient additional funding to meet our expanding capital requirements" and "Business--Corporate Collaborations." Disputes may arise in the future over the ownership of rights to any technology developed with collaborators.

These and other possible disagreements between us and our collaborators could lead to delays in the collaborative development or commercialization of certain therapeutic or diagnostic products. Such disagreement could also result in litigation or require arbitration to resolve. Any such event could have a material adverse effect on our business, financial condition and results of operations.

We depend on third parties to synthesize and manufacture our product candidates for preclinical testing and clinical trials and will rely on third parties for large scale manufacturing of any of our drug candidates.

   We have no experience or capabilities in large scale commercial manufacturing of any of our product candidates or any experience or capabilities in the manufacturing of pharmaceutical products generally. We do not generally expect to engage directly in the manufacturing of products, but instead intend to contract with others for these services. To date, we have relied upon supply agreements with third parties for the manufacture and supply of our product candidates for purposes of preclinical testing and clinical trials. Although we have previously received preclinical and clinical supplies of our product candidates from several suppliers, we are presently dependent upon a single supplier for our supply of product candidates. If we are unable to obtain or retain third party manufacturing on commercially acceptable terms, we may not be able to commercialize products as planned.

   We are currently a party to a development, license and supply agreement with each of Kissei and Santen pursuant to which we granted each a license to develop and market INS365 Respiratory and INS365 Ophthalmic, respectively. See "Business--Corporate Collaborations." Generally, the agreements with Kissei and Santen will require us to supply such partners with either sufficient quantities of materials or finished products, as applicable, for the purpose of commercial distribution. We will need to establish, alone or with third parties, a manufacturing process in relation to each product. Our dependence upon third parties for the manufacture of products may adversely affect our ability to develop and deliver products on a timely and competitive basis. Our manufacturing strategy presents the following risks:

  . the manufacturing processes for most of our product candidates have not been tested in quantities needed for commercial sales;

  . delays in scale-up to commercial quantities could delay clinical studies, regulatory submissions and commercialization of our products;

  . manufacturers of our products are subject to the FDA's good manufacturing practices regulations and similar foreign standards, and we do not have control over compliance with these regulations by the third-party manufacturers;

  . if we need to change to other manufacturers, FDA and comparable foreign regulators would require new testing and compliance inspections and the new manufacturers would have to be educated in the processes necessary for the production of our product candidates;

  . without satisfactory long-term agreements with manufacturers, we will not be able to develop or commercialize our product candidates as planned or at all;

  . we may not have intellectual property rights, or may have to share intellectual property rights, to any improvements in the manufacturing processes or new manufacturing processes for our product candidates; and

  . any inability to successfully manufacture commercial products could result in our breach of the terms of our agreements with Kissei and Santen. Any of these factors could delay our preclinical studies, clinical trials or commercialization of our product candidates, entail higher costs and result in our inability to effectively sell our product candidates.

If our patent and other intellectual property protection is inadequate, the development and any possible sales of our product candidates could suffer or competitors could force our products completely out of the market.

   Our business and competitive position depends upon our ability to protect our products and processes, proprietary methods and technology. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to obtain and use information that we regard as proprietary. Furthermore, there can be no assurance that others will not independently develop similar or alternative technologies, duplicate any of our technologies, or, if patents are issued to us, design around our patented technologies. In addition, if we are required to either initiate or defend a patent suit, we could incur substantial costs in litigation. We rely on a combination of patent applications, the laws of trade secrets and non-disclosure agreements and other contractual arrangements to protect our proprietary compounds, methods and devices. In addition, we will continue to file patent applications for our proprietary composition of matter, methods and devices as we believe appropriate.

   Our current technologies, discoveries and our original patents are based in part on two exclusive licenses and one non-exclusive license from The University of North Carolina at Chapel Hill. See "Business--Patents and Proprietary Rights." Changes in or termination of these third party agreements could materially adversely affect our research and development activities. Generally, if we fail to meet certain milestones under the respective UNC licenses, UNC may terminate the applicable license. We also hold several additional patents and patent applications with respect to technologies developed by our scientists. There can be no assurance that the patents licensed pursuant to any agreement or developed internally will enable us to prevent infringement or that competitors will not develop competitive products outside the protection that may be afforded by these patents. There can be no assurance that we will be able to acquire or develop new technologies, either alone or with others. Failure to license or otherwise acquire necessary technologies could have a material adverse effect on our business, financial condition and results of operations. If we breach any such license or otherwise fail to maintain rights to such technology, our business, financial condition and results of operations could be materially adversely affected. See "Business--Patents and Proprietary Rights."

   The patent positions of pharmaceutical, biopharmaceutical and biotechnology companies are generally uncertain and involve complex legal and factual questions. It is uncertain whether we will continue to develop proprietary technologies that are patentable and we cannot be certain that any future patent applications we may submit will result in issued patents. Any patents issued to us or our collaborative customers may not provide a basis for commercially viable products or may not provide us with any competitive advantages. Our future patents or patent applications could be challenged or circumvented or invalidated by third parties, and the patents of others may have an adverse effect on our ability to do business. In addition, patent law relating to the scope of claims in the technology fields in which we operate is still evolving. The degree of future protection for our proprietary rights is uncertain.

   There can be no assurance that our current patents or any future issued patents will provide substantial protection or be of commercial benefit to us. The mere issuance of a patent does not guaranty that it is valid or enforceable. Except with respect to a single composition of matter patent, our patents are use patents containing claims covering therapeutic methods of the use, processes and/or formulations for specific compounds. Some of the compounds in our formulations and methods are in the public domain. Competitors may be able to commercialize products, using the same compounds used by us, for indications outside of the protection provided by the claims of our use patents. In such an event, physicians, pharmacies and wholesalers could then substitute third party products for our products. Substitution of our products could have a material adverse effect on our business, financial condition and results of operations. Similarly, in the event that we, through research and development efforts, determine additional uses for such a compound, we will be required to file an additional patent for protection of such uses. Use patents may afford a lesser degree of protection in certain foreign countries due to their patent laws, for example, Europe.

   Further, a patent does not provide the patent holder with freedom to operate in a way that infringes the patent rights of others. A patent could also be challenged by litigation. To settle any such litigation, the patent holder may license the patent to the party challenging the patent. In the event of any adverse outcome of any such litigation, competitors could be free to use the technology covered by the patent. Our inability to gain patent protection for our products and methods could increase competition, and result in a material adverse effect on our business, financial condition and results of operations. In addition, it is uncertain whether the development or use of our technology will infringe patents or proprietary rights of others. If so, it is uncertain whether licenses we might be required to obtain as a result of such infringement would be available on fair business terms, if at all.

   We cannot predict whether our competitors' patent applications will result in the issuance of valid and enforceable patents that may cover our product, formulations or uses. We may need to initiate litigation to enforce our proprietary rights, or to determine the scope and validity of others' proprietary rights. Litigation of this kind could result in substantial costs. We may also incur substantial costs if we participate in interference proceedings that the United States Patent and Trademark Office (USPTO) may declare to determine priority of invention. There can be no assurance that the outcome of any such litigation or interference proceedings will be favorable to us, or that we will be able to obtain licenses to technology that we may require. If licenses to technology that we need are obtainable, there can be no assurance that we will obtain the licenses at a reasonable cost.

   There can be no assurance that our patent applications will have priority over others' patent applications. A lawsuit against us could cause us to pay monetary damages, require us to obtain licenses, or prevent us from manufacturing or marketing the affected products. There can be no assurance that we would prevail in a patent infringement action, or that any license we may need will be available on acceptable terms, if at all. We believe that there may be significant litigation in the industry regarding patent and other intellectual property rights. If we become involved in such litigation, it could consume a substantial portion of our managerial and financial resources.

   The amount of supportive data required for issuance of patents for human therapeutics is highly uncertain. If more data than we have available is required, our ability to obtain patent protection could be delayed or otherwise adversely affected. In July 1998, the USPTO issued its current utility guidelines addressing the requirements for demonstrating utility for biotechnology inventions, particularly for inventions relating to human therapeutics. In December 1999, the USPTO issued further revised guidelines regarding utility and the written description requirements for patent applications involving biotechnology and pharmaceutical inventions. However, there can be no assurance that the USPTO examiners will follow these guidelines or that the USPTO's position regarding utility and written description requirements will remain the same in the future.

   We rely upon trade secret protection for some of our confidential and proprietary information for which we are not seeking patent protection. We have taken security measures to protect our proprietary technologies, processes, information systems and data and we continue to explore ways to enhance security. There can be no assurance, however, that such measures will provide adequate protection for our trade secrets or other proprietary information. We require employees, academic collaborators and consultants to enter into confidentiality and/or non-disclosure agreements, where appropriate. However, there can be no assurance that proprietary information will not be disclosed, that others will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets or disclose such technology, or that we can meaningfully protect our trade secrets.

Because we are in an early state of development, there is a high risk of failure.

   We were founded in 1993 and, accordingly, have only a limited operating history upon which our business and prospects can be evaluated. All of our product candidates are in the early developmental stage and must satisfy rigorous standards of safety and efficacy before they can be approved by the FDA and international regulatory authorities for commercial use. We have not generated any revenues from product sales. To achieve profitable operations, we must, alone or with others, successfully develop, clinically test, receive regulatory approvals for, market and sell our products.

   We will need to conduct significant additional research, animal testing, referred to as preclinical testing, and human testing, referred to as clinical trials, before we can file applications with the FDA or international regulatory authorities for product approval. Clinical trials are expensive and have a high risk of failure. Typically, there is a high rate of attrition for products in preclinical testing and clinical trials. Only three of our product candidates are in clinical trials and we only expect to enter Phase III clinical trials in the United States with respect to our most advanced product candidate in late 2000.

   Any products resulting from our product development efforts are not expected to be available for sale for a number of years, if at all. Two of our product candidates, INS365 Respiratory and INS37217 Respiratory, operate in a similar manner. If the clinical results of one of the compounds is not favorable, the results of the other compound may not be favorable. Moreover, all of our product candidates are being designed to utilize related mechanisms of action. If these mechanisms of action are not effective, we may not be able to commercialize any of our product candidates. Even if all of our product candidates prove effective, we may choose not to commercialize all of them. There can be no assurance that we, alone or with our collaborators, will successfully develop, commercialize, manufacture or market any products.

We have a history of operating losses and expect to incur additional losses for at least several years.

   We have experienced significant losses since inception. We incurred net losses of $8.5 million for the year ended December 31, 1999, $4.1 million for the year ended December 31, 1998 and $7.9 million for the year ended December 31, 1997. As of December 31, 1999, our accumulated deficit was approximately $29.4 million. We expect to incur significant additional operating losses over the next several years and expect cumulative losses to increase substantially in the near term due to expanded research and development efforts, preclinical studies and clinical trials. We expect that losses will fluctuate from quarter to quarter and that such fluctuations may be substantial. Such fluctuations will be affected by the following:

  . timing of regulatory approvals and commercial sales of our product candidates;

  .  the level of patient demand for our products;

  .  timing of payments to and from licensors and corporate partners; and

  .  timing of investments in new technologies.

   None of our product candidates are currently approved for marketing, and therefore no revenues are being generated from product sales. To achieve and sustain profitable operations, we must, alone or with others, develop successfully, obtain regulatory approval for, manufacture, introduce, market and sell our products. The time frame necessary to achieve market success is long and uncertain. We do not expect to generate product revenues for at least the next few years. There can be no assurance that we will ever generate sufficient product revenues to become profitable or to sustain profitability.

We may not be able to obtain sufficient additional funding to meet our expanding capital requirements.

   We have used substantial amounts of cash to fund our research and development activities. We expect our capital and operating expenditures to increase over the next several years as we expand our research and development activities, address possible difficulties with clinical studies and prepare for commercial sales. Many factors will influence our future capital needs. These factors include:

  .  the progress of our research programs;

  .  the number and breadth of these programs;

  .  our ability to attract collaborators for our products;

  . achievement of milestones under our existing collaborations with Genentech, Kissei and Santen;

  .  our ability to establish and maintain additional collaborations;

  .  progress by our collaborators: Genentech, Kissei and Santen;

  . the level of our activities relating to commercialization rights we retain in our collaborations;

  .  competing technological and market developments;

  . the costs involved in enforcing patent claims and other intellectual property rights; and

  .  the costs and timing of regulatory approvals.

   We intend to rely on Genentech, Kissei, Santen and future collaborators for significant funding in support of our development efforts. In addition, we may seek additional funding through public or private equity offerings and debt financings. Additional financing may not be available when needed. If available, such financing may not be on terms favorable to us or our stockholders. Stockholders' ownership will be diluted if we raise additional capital by issuing equity securities. If we raise additional funds through collaborations and licensing arrangements, we may have to relinquish rights to certain of our technologies or product candidates or grant licenses on unfavorable terms. Either of these situations could have a material adverse effect on us. If adequate funds are not available, we would have to scale back or terminate research programs and product development.

We may not be able to successfully compete with biotechnology companies and established pharmaceutical companies.

   The biotechnology and pharmaceutical industries are intensely competitive and subject to rapid and significant technological change. Our competitors in the United States and elsewhere are numerous and include, among others, major multinational pharmaceutical and chemical companies, specialized biotechnology firms and universities and other research institutions. Many of these competitors employ greater financial and other resources, including larger research and development staffs and more effective marketing and manufacturing organizations, than we or our collaborative partners. Acquisitions of competing companies and potential competitors by large pharmaceutical companies or others could enhance financial, marketing and other resources available to such competitors. As a result of academic and government institutions becoming increasingly aware of the commercial value of their research findings, such institutions are more likely to enter into exclusive licensing agreements with commercial enterprises, including our competitors, to market commercial products. There can be no assurance that our competitors will not succeed in developing technologies and drugs that are safer, more effective or less costly than any which are being developed by us or which would render our technology and future drugs obsolete and non-competitive. In addition, alternative approaches to treating certain diseases, such as gene therapy, may make our product candidates obsolete. Such competitors may also be more successful in production and marketing.

   In addition, some of our competitors have greater experience than we do in conducting preclinical and clinical trials and obtaining FDA and other regulatory approvals. Accordingly, our competitors may succeed in obtaining FDA or other regulatory approvals for drug candidates more rapidly than we do. Companies that complete clinical trials, obtain required regulatory approvals and commence commercial sale of their drugs before we do may achieve a significant competitive advantage, including certain patent and FDA marketing exclusivity rights that would delay our ability to market certain products. There can be no assurance that drugs resulting from our research and development efforts, or from our joint efforts with our collaborative partners, will be able to compete successfully with competitors' existing products or products under development or that they will obtain regulatory approval in the United States or elsewhere.

We may be unable to hire and retain the key personnel upon whom our success depends.

   We depend on the principal members of our management and scientific staff, including Christy L. Shaffer, Ph.D., our President, Chief Executive Officer and director; and Gregory J. Mossinghoff, our Chief Business Officer. If any of these people leaves us, our ability to conduct our operations may be negatively affected. We have not entered into agreements with any of the above principal members of our management and scientific staff that bind any of them to a specific period of employment. We do not maintain key person life insurance.

Our future success also will depend in part on our ability to attract, hire and retain additional personnel skilled or experienced in the pharmaceutical industry. There is intense competition for such qualified personnel and we cannot be certain that we will be able to continue to attract and retain such personnel.

Our operations involve a risk of injury from hazardous materials.

   Our research and development activities involve the controlled use of hazardous materials and chemicals. We cannot completely eliminate the risk of accidental contamination or injury from these materials. If such an accident were to occur, we could be held liable for any damages that result and any such liability could exceed our resources. In addition, we are subject to laws and regulations governing the use, storage, handling and disposal of these materials and certain waste products. The costs of compliance with these laws and regulations could be substantial.

Use of our products may result in product liability claims for which we may not have adequate insurance coverage.

   Clinical trials or manufacturing, marketing and sale of our potential products by our collaborative partners may expose us to liability claims from the use of such pharmaceutical products. Although we carry clinical trial liability insurance, we currently do not carry product liability insurance. There can be no assurance that we or our collaborators will be able to obtain or maintain such insurance, as appropriate, or, if we can, that we can obtain sufficient coverage at a reasonable cost. If we cannot or are unable otherwise to protect against potential product liability claims, we may find it difficult or impossible to commercialize pharmaceutical products we or our collaborators develop. If claims or losses exceed our liability insurance coverage, we may go out of business.

Efforts to reduce health care costs may affect our operations.

   Our success will depend in part on the extent to which government and health administration authorities, private health insurers and other third party payors will pay for our products. Reimbursement for newly approved health care products is uncertain. In the United States and elsewhere, third party payors, such as Medicare, are increasingly challenging the prices charged for medical products and services. Government and other third party payors are increasingly attempting to contain health care costs by limiting both coverage and the level of reimbursement for new therapeutic products. In the United States, a number of legislative and regulatory proposals aimed at changing the health care system have been proposed in recent years. In addition, an increasing emphasis on managed care in the United States has and will continue to increase pressure on pharmaceutical pricing. While we cannot predict whether legislative or regulatory proposals will be adopted or what effect those proposals or managed care efforts, including those relating to Medicare payments, may have on our business, the announcement and/or adoption of such proposals or efforts could have a material adverse effect on us. We cannot be certain that any third party insurance coverage will be available to patients for any products we discover or develop. If government and other third party payors do not provide adequate coverage and reimbursement levels for our products, the market acceptance of these products may be reduced. In various foreign markets, pricing or profitability of medical products is subject to government control.

Because our management will have broad discretion over the use of the proceeds from this offering, the offering proceeds may be used in ways stockholders do not deem to be advisable.

   The net proceeds of this offering are estimated to be approximately $
million, or about $      million if the underwriters exercise their over-
allotment option in full. This calculation assumes that the initial public
offering price is $       per share and the underwriting discounts and
commissions and our estimated offering expenses are $      million. Our
management will retain broad discretion as to the allocation of the proceeds of this offering, including the timing and conditions of the use of the proceeds. Consequently, our management may allocate the proceeds to uses that stockholders do not deem advisable. If management spends the funds unwisely, we may not have sufficient working capital to become profitable.

Our existing directors, executive officers and principal stockholders will retain a substantial amount of our common stock even after this offering and may be able to direct the outcome of matters requiring stockholder approval.

   After this offering, our directors, executive officers and current 5% stockholders and certain of their affiliates will beneficially own
approximately    % of the common stock. These stockholders, if they all act together, may be able to direct the outcome of matters requiring approval of the stockholders, including the election of our directors and other corporate actions such as our merger with or into another company, a sale of substantially all of our assets and amendments to our amended and restated certificate of incorporation. The decisions of these stockholders may conflict with our interests or those of our other stockholders.

Anti-takeover provisions in our amended and restated certificate of incorporation and bylaws, and our right to issue preferred stock, may discourage a third party from making a take-over offer that could be beneficial to us and our stockholders.

   Certain provisions of our amended and restated certificate of incorporation and bylaws could delay or prevent a third party from acquiring shares of our common stock or replacing members of our board of directors. In addition, our board of directors is authorized to issue shares of preferred stock. The Board can determine the price, rights, preferences and privileges of those shares without any further vote or action by the stockholders. As a result, it could make it more difficult for a third party to acquire a majority of our outstanding voting stock.

   Further, we are subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law. Under this law, if anyone becomes an "interested stockholder" in the company, we may not enter a "business combination" with that person for three years without special approval. These provisions could delay or prevent a change of control. Certain other provisions of the amended and restated certificate of incorporation and our bylaws could also delay or prevent changes of control or management. These provisions could adversely affect the market price of the common stock.

Our common stock has never been publicly traded and we cannot predict the extent to which a trading market will develop.

   Before this offering, there has been no public market for the common stock. We cannot predict the extent to which an active public market for the common stock will develop or be sustained after this offering. We will negotiate the initial public offering price with the representatives of the underwriters. The price we determine may not be indicative of future market prices.

Our common stock price is likely to be highly volatile and may decline.

   The market price of our common stock is likely to be highly volatile. In addition to various risks described elsewhere in this prospectus, the following factors could also cause volatility and could result in declines in the market price of our common stock:

  . announcements made by us or our competitors concerning the results of research activities, technological innovations or new commercial products;

  .  changes in government regulations;

  .  regulatory actions;

  .  changes in patent laws;

  .  developments concerning proprietary rights;

  .  variations in our operating results; and

  .  litigation.

   Extreme price and volume fluctuations occur in the stock market from time to time and that can particularly affect the prices of biotechnology companies. These extreme fluctuations are often unrelated to the actual performance of the affected companies. These broad market fluctuations may adversely affect the market price of the common stock.

Future sale by our current stockholders may adversely affect our stock price and our ability to raise funds in new stock offerings.

   Sales of our common stock by our current stockholders in the public market after this offering could cause the market price of our stock to fall. Sales may also make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that our management deems acceptable, or at all. Upon the completion of this offering, we will have shares of common stock outstanding, assuming no exercise of options or warrants and assuming no exercise of the underwriters' over-allotment option. Of these
outstanding shares of common stock, the      shares sold in this offering will
be freely tradable, without restriction under the Securities Act of 1933, as
amended, unless purchased by our "affiliates." The remaining       shares of
common stock held by existing stockholders are "restricted securities" and may be resold in the public market only if registered or pursuant to an exemption from registration, such as Rule 144 under the Securities Act.

   Immediately following the completion of this offering, holders of
shares of common stock and options and warrants to purchase            shares
of common stock will be entitled to certain registration rights. Upon registration, these shares may be freely sold in the public market.

   All of our officers, directors and holders of preferred stock have agreed, pursuant to certain lock-up agreements, that they will not, directly or indirectly, offer, sell or agree to sell, or otherwise dispose of any shares of our common stock or convertible securities in the public market without the prior written consent of Bear, Stearns & Co. Inc. for a period of 180 days after the effective date of the registration statement of which this prospectus
is a part. Upon expiration of the lock-up agreements         shares of common
stock currently outstanding will be immediately eligible for resale, subject to the requirements of Rule 144.

   We may issue additional shares:

  .  to employees, directors and consultants;

  .  in connection with corporate alliances;

  .  in connection with acquisitions; and

  .  to raise capital.

   As a result of these factors, a substantial number of shares of our common stock could be sold in the public market at any time.

Purchasers in this offering will suffer immediate dilution in the net tangible book value of the common stock that is purchased.

   If you purchase common stock in this offering, the value of your shares based upon the actual book value of the company will immediately be less than the offering price you paid. This is known as "dilution." Based upon the net tangible book value of the common stock at December 31, 1999, your shares will
be worth $    less per share than the price you paid in the offering. If options and warrants we previously granted are exercised, additional dilution is likely to occur.

We do not expect to pay dividends in the foreseeable future and stockholders must rely on stock appreciation for any return on their investment.

   We have never paid dividends on our common stock and we do not intend to pay any cash dividends on our common stock for the foreseeable future. As a result, only the appreciation, if any, of the price of the common stock will provide investors a return in this offering.

Year 2000 issues could result in the interruption of our business and negatively impact our operating results.

   We have completed our assessment of the year 2000 readiness of our core information technology systems. Through this process, we contacted key external suppliers of software applications and computer systems to coordinate the evaluation of potential year 2000 issues. To date, we have not encountered any material year 2000 problems with software and information systems provided to us by third parties. We completed minor remediation with regard to software programs, hardware and microprocessor-controlled equipment. We did not experience any year 2000 problems. However, we believe that it is not possible to determine with complete certainty that all year 2000 problems affecting us have been identified or will be corrected. The number of devices and systems that could be affected and the interactions among these devices and systems are too numerous to address.

   No one can accurately predict which year 2000 problem-related failures will still occur, or the severity, timing, duration or financial consequences of these potential failures. If year 2000 problems significantly impact our strategic partners, it could delay our research programs and the commercialization of products, if any. Business disputes alleging that we failed to comply with the terms of contracts or industry standards of performance could result in litigation or contract termination. We could also lose future revenue as a result of network, software or hardware failures. We also could be materially adversely affected if third parties, upon whom we depend in order to run our day-to-day business, experience year 2000 problems. For example, if our supplier of electricity has not made appropriate year 2000 corrections, we could experience a power outage and, consequently an interruption of our research and development.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

   This prospectus contains forward-looking statements. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may," "could," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "intend," "potential," or "continue," the negative of such terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the risks outlined under "Risk Factors." These factors may cause our actual results to differ materially from any forward-looking statement.

   Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements. We are under no duty to update any of the forward-looking statements after the date of this prospectus, to conform such statements to actual results or to note any changes or exceptions.

   Statistical market data contained in "Prospectus Summary" and in "Business" come from or are based on estimates prepared by us using data from various sources. In certain cases we have made assumptions based on such data and our knowledge of the specific diseases, which assumptions we believe to be reasonable. References to prevalence and market size in the major international pharmaceutical markets refer to the U.S., Canada, Japan, Germany, France, Italy, Spain and the U.K., except that figures for chronic bronchitis exclude Canada. With respect to chronic bronchitis, we have relied on data from a Decision Resources report published in 1998, reporting 1996 prevalence and market size and estimated 2001 market size. With respect to cystic fibrosis, prevalence data is based, in the case of the U.S., on a Cystic Fibrosis Foundation report published in 1999 and, in the case of the major international pharmaceutical markets, on a 1994 Decision Resources report; market size solely for the U.S. was estimated from patient usage data from a Cystic Fibrosis Foundation report published in 1998. With respect to sinusitis, we estimated prevalence solely in the U.S., based on data contained in a 1998 report from the Centers for Disease Control and Prevention projected for the U.S. population as a whole. With respect to dry eye disease, we have estimated market size based on 1996 data published in a 1997 IMS report and we estimated prevalence in the major international pharmaceutical markets by extrapolating, based on population, from U.S. figures set forth in Lacrimal Gland, Tear Film, and Dry Eye Syndrome (New York, 1998). With respect to retinal detachment, we have estimated prevalence in the major international pharmaceutical markets by extrapolating, based on population, from a twenty year study ending in 1995 conducted by the Department of Ophthalmology, Mayo Clinic in a metropolitan area in the U.S.

                                USE OF PROCEEDS

   We estimate that we will receive net proceeds from this offering of
approximately $   million, or approximately $   million if the underwriters
exercise their over-allotment option in full. For purposes of this calculation,
we have assumed an initial public offering price of $   per share. We have
estimated that the underwriting discounts and commissions and our offering
expenses will be approximately $    million.

   We expect to use the net proceeds of this offering for the clinical development of our product candidates, product commercialization, discovery research, preclinical activities and working capital and general corporate purposes. We may also use a portion of the net proceeds to acquire businesses, technologies, or products complementary to our business even though we do not currently have any specific plans.

   The information above represents our best estimate of our use of the net proceeds of this offering based upon the current state of our business operations, our current business plan and strategy, and current economic and industry conditions. The amount and timing of our expenditures will vary depending on the following:

  .  the progress of our clinical and preclinical development projects;

  . signing of new corporate partners and the attainment of milestones with our existing corporate partners;

  .  the progress of our research and development activities;

  .  technological changes;

  .  competitive conditions; and

  .  general industry and economic conditions.

   The actual allocation of the net proceeds from this offering to any particular use cannot be predicted with any degree of certainty. Pending use of the net proceeds for the purposes described above, we intend to invest the net proceeds in short-term, interest-bearing, investment-grade securities.

                                DIVIDEND POLICY

   We have never declared or paid any dividends on our common stock. Following this offering, our dividend practices with respect to our common stock will be determined and may be changed from time to time by our board of directors. Any payment of dividends will be based upon our earnings, financial condition, capital requirements and other factors considered important by our board of directors. Under Delaware law and our amended and restated certificate of incorporation, our board of directors is not required to declare dividends on our common stock. We expect to retain all earnings, if any, generated by our operations for the development and growth of our business and do not anticipate paying any dividends to our stockholders in the foreseeable future.

   Since December 17, 1999, dividends have been accruing on our Series G preferred stock at prime rate plus 1%. Such accrued dividends will be paid to the holders of Series G preferred stock in shares of common stock upon the automatic conversion of the Series G preferred stock into common stock upon the closing of this offering.

                                 CAPITALIZATION

   You should read the following table in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and the notes thereto included elsewhere in this prospectus. The table shows as of December 31, 1999:

  .  our actual capitalization;

  . our pro forma capitalization after giving effect to the automatic conversion, at the time of the closing of this offering, of our
     outstanding shares of preferred stock and a   -for-   reverse-split of
     our common stock that will take effect prior to the closing date of this offering; and

  .  our pro forma as adjusted capitalization, adjusted to give effect to the
     sale of        shares of common stock pursuant to this offering at an
     assumed initial public offering price of $    per share after deducting
     underwriting discounts and commissions and our estimated offering expenses.

                                                   As of December 31, 1999
                                                -------------------------------
                                                                     Pro forma
                                                 Actual   Pro forma As Adjusted
                                                --------  --------- -----------
                                                 (in thousands, except share
                                                            data)
Cash and cash equivalents...................... $ 22,728    $          $
                                                ========    ====       ====
Notes payable and capital leases, excluding
 current portion............................... $    357    $          $
Stockholders' equity:
  Convertible preferred stock, $0.001 par
   value; 52,000,000 shares authorized;
   28,059,666 shares issued and outstanding
   (actual); no shares issued or outstanding
   (pro forma and pro forma as adjusted).......   45,895
  Common stock, $0.001 par value; 56,000,000
   shares authorized;
   4,315,250 shares issued and outstanding
   (actual); [   ] shares issued and
   outstanding (pro forma); [   ] shares issued
   and outstanding (pro forma as adjusted).....        4
  Additional paid in capital...................      906
  Accumulated deficit..........................  (29,396)
  Deferred compensation........................     (329)
                                                --------    ----       ----
    Total stockholders' equity.................   17,080
                                                --------    ----       ----
Total capitalization........................... $ 17,437    $          $
                                                ========    ====       ====

   This table assumes no exercise of stock options or warrants outstanding as of December 31, 1999. As of December 31, 1999, there were options outstanding under our stock plan to purchase a total of 2,580,406 shares of common stock, with a weighted average exercise price of $0.20 per share, 464,444 shares of common stock issuable upon the exercise of outstanding warrants, with a weighted average exercise price of $4.41 per share, and 208,170 shares of preferred stock issuable upon the exercise of outstanding warrants, with a weighted average exercise price of $1.20 per share.

                                    DILUTION

   Our historical net tangible book value as of December 31, 1999 was approximately $16.9 million, or $3.92 per share, based on the number of common shares outstanding as of December 31, 1999. Historical net tangible book value per share is equal to the amount of our total tangible assets less total liabilities, divided by the number of shares of common stock outstanding as of December 31, 1999.

   As of December 31, 1999, our pro forma net tangible book value was
approximately $            or $      per share after taking into account the
issuance of              shares of common stock upon the automatic conversion,
at the time of the closing of this offering, of our outstanding shares of preferred stock. Without taking into account any other changes in our net tangible book value after December 31, 1999, other than to give effect to this
offering at an assumed initial offering price of $          per share and our
receipt of the estimated net proceeds from the offering, our net tangible book value, as adjusted at December 31, 1999, would have been approximately
$            or $       per share. This represents an immediate increase in the
net tangible book value of $        per share of our common stock to present
stockholders and an immediate dilution of $         or        % per share to
new investors. The following table shows this dilution:

Assumed initial public offering price per share......................      $
  Historical net tangible book value per share at December 31, 1999.. $
  Decrease per share attributed to the conversion of preferred stock.............................................................
                                                                      ----
  Pro Forma net tangible book value per share before this offering...
                                                                      ----
  Increase per share attributable to new investors...................
Pro forma net tangible book value per share after this offering......
                                                                           ----
Dilution per share to new investors..................................      $
                                                                           ====

   If the underwriters exercise their over-allotment in full, there will be an
increase in pro forma net tangible book value to $     per share to existing
stockholders and an immediate dilution in pro forma net tangible book value of
$      to new stockholders. Our existing stockholders would own     % and our
new public investors would own     % of the total number of shares of our
common stock outstanding after this offering.

   The following table summarizes, on a pro forma basis as of December 31, 1999, the differences between existing stockholders and investors in this offering with respect to the number and percentage of shares of our common stock purchased from us, the amount and percentage of consideration paid, and the average price paid per share of our common stock, before deduction of underwriting discounts and commissions and our estimated offering expenses:

                                 Shares Owned      Consideration
                               ----------------- ----------------- Average Price
                               Number Percentage Amount Percentage   Per Share
                               ------ ---------- ------ ---------- -------------
Existing stockholders.........              %     $           %        $
New investors.................
                                ---      ---      ----     ---
  Total.......................              %     $           %
                                ===      ===      ====     ===

   The discussion and tables above assume no exercise of stock options or warrants outstanding as of December 31, 1999. As of December 31, 1999, there were options outstanding under our stock plan to purchase a total of 2,580,406 shares of common stock, with a weighted average exercise price of $0.20 per share, 464,444 shares of common stock issuable upon the exercise of outstanding warrants, with a weighted average exercise price of $4.41 per share and 208,170 shares of preferred stock issuable upon the exercise of outstanding warrants, with a weighted average exercise price of $1.20 per share. To the extent that any of these options or warrants are exercised, there will be further dilution to new investors.

                            SELECTED FINANCIAL DATA

   The following selected financial data should be read in conjunction with our financial statements and related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The statement of operations data for the years ended December 31, 1997, 1998 and 1999, and the balance sheet data at December 31, 1998 and 1999 are derived from financial statements included elsewhere in this prospectus that have been audited by PricewaterhouseCoopers LLP, independent auditors. The statement of operations data for the fiscal years ended December 31, 1995 and 1996 and the balance sheet data at December 31, 1995, 1996 and 1997 are derived from our audited financial statements that are not included in this prospectus. Historical results are not necessarily indicative of future results.

                                         Year Ended December 31,
                                ---------------------------------------------
                                 1995     1996     1997      1998      1999
                                -------  -------  -------  --------  --------
                                (in thousands, except per share amounts)
Statement of Operations Data:
Revenue........................ $   --   $   --   $   --   $  3,600  $    600
                                -------  -------  -------  --------  --------
Operating Expenses:
  Research and development.....   1,539    4,207    6,569     5,438     7,179
  General and administrative...   1,050    1,531    1,494     1,921     1,887
  Stock based compensation.....     --       --       --         14        90
                                -------  -------  -------  --------  --------
Total operating expenses.......   2,589    5,738    8,063     7,373     9,156
                                -------  -------  -------  --------  --------
Operating loss.................  (2,589)  (5,738)  (8,063)   (3,773)   (8,556)
Other income (expense), net....    (115)     (44)     116        35       142
                                -------  -------  -------  --------  --------
Loss before provision for
 income taxes..................  (2,704)  (5,782)  (7,947)   (3,738)   (8,414)
Provision for income taxes.....     --       --       --        360        60
                                -------  -------  -------  --------  --------
Net loss.......................  (2,704)  (5,782)  (7,947)   (4,098)   (8,474)
Preferred stock dividends......     --       --       --        --        (62)
                                -------  -------  -------  --------  --------
Net loss available to common
 stockholders.................. $(2,704) $(5,782) $(7,947) $ (4,098) $ (8,536)
                                =======  =======  =======  ========  ========
Net loss per common share--
 basic and diluted............. $ (0.99) $ (1.84) $ (2.29) $  (1.14) $  (2.02)
                                =======  =======  =======  ========  ========
Weighted average common shares
 outstanding--basic and
 diluted.......................   2,742    3,146    3,466     3,607     4,202
Pro forma net loss per common
 share--basic and
 diluted.......................                                      $
                                                                     ========
Pro forma weighted average
 common shares outstanding--
 basic and diluted.............
                                           As of December 31,
                                ---------------------------------------------
                                 1995     1996     1997      1998      1999
                                -------  -------  -------  --------  --------
                                             (in thousands)
Balance Sheet Data:
Cash and cash equivalents...... $ 6,537  $   843  $ 5,826  $  4,138  $ 22,728
Total assets...................   7,953    2,568    7,229     5,446    23,930
Convertible preferred stock....   9,100    9,100   22,067    24,467    45,895
Common stock...................       3        3        3         4         4
Additional paid-in capital.....     207      220      238       569       906
Accumulated deficit............  (3,033)  (8,815) (16,762)  (20,860)  (29,396)
Total stockholders' equity
 (deficit).....................   6,277      508    5,546     3,904    17,080

   See the financial statements and notes thereto included elsewhere in this prospectus for a description of the computation of the historical and pro forma net loss per share and the number of shares used in the historical and pro forma per share calculations in the statement of operations data above.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   You should read this section in conjunction with the financial statements and notes thereto included elsewhere in this prospectus.

Overview

   We discover and develop novel pharmaceutical products to treat diseases characterized by deficiencies in the body's innate defense mechanisms of mucosal hydration and mucociliary clearance. Our products are based on our proprietary technology platform relating to P2Y receptors. Studies indicate that a subtype of this family, the P2Y\\2\\ receptor, coordinates the mechanisms of mucosal hydration and mucociliary clearance and that these processes can be regulated therapeutically through the binding and activation of this receptor. Our lead products target respiratory and ophthalmic diseases with inadequate current treatments. We currently have three product candidates in advanced clinical development:

  .  INS365 Respiratory for the treatment of chronic bronchitis;

  .  INS365 Ophthalmic for the treatment of dry eye disease; and

  . INS316 Diagnostic to aid in the diagnosis of lung cancer and lung infection.

   To date, we have devoted substantially all of our efforts to research, clinical development and establishing strategic partnerships for the development and potential marketing of our product candidates when they are approved. We have not derived any commercial revenues from product sales and we do not expect to receive sales revenues for at least the next several years. We recognized revenues from a collaborative research and development agreement with Kissei in 1998 and 1999 and expect to recognize revenues in 2000 from our collaborative research and development agreements with Kissei and Genentech. We have incurred significant operating losses since our inception in 1993 and, as of December 31, 1999, we had an accumulated deficit of $29.4 million. We have primarily funded our losses by raising $45.9 million in private sales of equity securities. There can be no assurance if or when we will become profitable. We expect that our losses will fluctuate from quarter to quarter and that such fluctuations may be substantial. Our achieving profitability depends upon our ability, alone and with others, to successfully complete the development of our product candidates, obtain required regulatory clearances and successfully manufacture and market our products.

   We recognize revenue under our collaborative research and development agreements when we have performed services under such agreements, or when we or our collaborative partner has met a contractual milestone triggering a payment to us. Non-refundable fees received at the initiation of collaborative agreements for which we have an ongoing research and development commitment are deferred and recognized ratably over the period of the ongoing research and clinical development commitment. License fees received under collaborative research and development agreements for which we have no future research or clinical development commitment are recognized when received. We are also entitled to receive milestone payments under our collaborative research and development agreements based upon achievement of development milestones by us or our collaborative partners. We recognize milestone payments at the date the milestone is achieved and acknowledged by the collaborative partner, which is generally at the date payment is received from the collaborative partner.

Results of Operations

Year Ended December 31, 1999 and 1998

 Revenues

   Revenues are primarily derived from collaborative research and development agreements with strategic partners. We receive milestone payments under these collaborative research and development agreements based both on achievement by us and our partners of defined development milestones.

   Our revenues decreased $3.0 million to $600,000 in 1999 from $3.6 million in 1998. Revenue for 1998 included the receipt of a non-refundable license fee from Kissei for which we have no ongoing research and development commitment. In December 1999, we received a $5.0 million payment from Genentech in connection with the signing of our collaborative research agreement. This amount was deferred and will be recognized ratably as revenue over the period of our research commitment for our development of INS365 Respiratory, which is expected to occur in 2000 and 2001. Revenue for 1999 is comprised of a $600,000 milestone payment received under our collaborative research and development agreement with Kissei which is related to a development milestone reached by us on behalf of Kissei.

 Research and Development

   Research and development expenses are primarily comprised of personnel and related costs and costs of contract research organizations that are performing research and development activities, including clinical studies, for us, and costs of filing and maintaining our patent portfolio.

   Research and development expense increased by approximately $1.8 million to $7.2 million in 1999 from $5.4 million in 1998. This increase was due to an increase of approximately $500,000 in contract research costs related to clinical studies, an increase of $245,000 in patent related costs, $275,000 in increased personnel and related costs as we added personnel to support the expansion of our clinical study activities and an increase of $810,000 in costs related to preclinical activities as we added research personnel to support our increased discovery activity related to new compounds and potential new indications for existing compounds.

 General and Administrative

   General and administrative expenses consist primarily of personnel and related costs for general corporate functions, including finance, accounting, legal, human resources, facilities and information systems expenses.

   General and administrative expenses increased by approximately $34,000 to $1.9 million in 1999. The increase in general and administrative expense is primarily due to increased facilities and equipment costs in 1999 as a result of the increase in our business activities.

 Stock Based Compensation

   Stock based compensation expense consists of the amortization of deferred compensation, related to stock options granted to employees with an exercise price below the estimated fair market value of our common stock at the date of the grant. We recorded deferred compensation of approximately $290,000 in 1998 and $144,000 in 1999. Deferred compensation is amortized to operating expense over the vesting period of the related stock options which is generally four years. Stock based compensation expense increased to $90,000 in 1999 as compared to $14,000 in 1998.

 Other Income (Expense), Net

   Other income (expense), net consists of interest income earned on cash deposits and short-term investments, reduced by interest expense on notes payable and capital lease obligations and gains and losses on sales of property and equipment. Other income (expense), net increased by approximately $107,000 to income of $142,000 in 1999 as compared to income of $35,000 in 1998. The increase is primarily due to an increase in interest income of $70,000 due to higher average cash and investment balances in 1999 as compared to 1998 and a decrease in interest expense of approximately $25,000 resulting from the lower average notes payable balance in 1999 as compared to 1998.

 Income Tax Expense

   Provision for income taxes decreased by approximately $300,000 to $60,000 in 1999 from $360,000 in 1998. Income taxes in 1999 and 1998 are comprised of Japanese withholding taxes on license payments received from Kissei. The decrease in income tax expense is due to the reduction in license payments received from Kissei in 1999 as compared to 1998.

Year Ended December 31, 1998 and 1997

 Revenues

   Our revenues increased to $3.6 million in 1998 from zero in 1997. This increase was the result of the receipt of a non-refundable license fee from Kissei in 1998 for which we have no ongoing research and development commitment.

 Research and Development

   Research and development expense decreased by approximately $1.2 million to $5.4 million in 1998 from $6.6 million in 1997. This decrease was due primarily to the fact that in 1997, we were required to make milestone payments of $500,000 to the entities from which we licensed certain of our drug compounds while we made only $30,000 of such license payments in 1998. In addition, in 1998 we had a decline of approximately $600,000 in costs related to clinical and preclinical studies as compared to 1997.

 General and Administrative

   General and administrative expenses increased by approximately $400,000 to $1.9 million in 1998 from $1.5 million in 1997. The increase in general and administrative expense is primarily due to an increase in personnel costs as we added administrative and finance staff in 1998 to support the growth in our business.

 Stock Based Compensation

   Stock based compensation expense increased to $14,000 in 1998 as compared to zero in 1997 as prior to 1998 all stock option grants had been made with an exercise price equal to the fair value of our common stock at the date of the grant.

 Other Income (Expense), Net

   Other income (expense), net decreased by $81,000 to income of $35,000 in 1998 as compared to income of $116,000 in 1997. The decrease is primarily due to a decrease in interest income of $112,000 due to lower average cash and investment balances in 1998 as compared to 1997 partially offset by a decrease in interest expense on capital leases of $49,000.

 Income Tax Expense

   Provision for income taxes increased to $360,000 in 1998 from zero in 1997. Income taxes in 1998 are comprised of Japanese withholding taxes on a license payment received from Kissei. No such license payments were received in 1997.

Liquidity and Capital Resources

   We have historically derived a significant portion of our liquidity and operating capital from the private placements of preferred stock and from payments received under collaboration or license agreements related to our technologies. At December 31, 1999, cash and cash equivalents totaled $22.7 million, an increase of $18.6 million as compared to December 31, 1998. The increase in cash and cash equivalents resulted from our receipt of $21.4 million in net proceeds from the private placement of our Series E and Series G preferred stock in July, October and December 1999. In addition, we received a non-refundable license fee of $5.0 million upon the signing of a collaboration agreement with Genentech on December 17, 1999, which was recorded as deferred revenue, and a milestone payment of $600,000 from Kissei in 1999. Cash used for operating expenses was $7.9 million, excluding the license fees received from Genentech and Kissei for our operating expenses, cash used by investing activities of $151,000 and payments on capital lease obligations of $457,000.

   Cash used by operations of $2.3 million during 1999 represented our net loss of $8.5 million partially offset by the $5.0 million license fee received upon the signing of the Genentech agreement in December 1999, non-cash charges to our net loss of $741,000 and an increase in accounts payable and accrued liabilities of $472,000. The increase in accounts payable and accrued liabilities is primarily due to the increase in spending in our clinical and preclinical activities in 1999 as compared to 1998.

   Cash used in investing activities of $151,000 was comprised of purchases of property and equipment. Cash provided by financing activities of $21.0 million resulted from the receipt of $11.4 million in net proceeds from the sale of our Series E preferred stock in July and October 1999 and net proceeds of $10.0 million from the sale of our Series G preferred stock in December 1999 partially offset by payments of $457,000 on our capital lease obligations.

   At December 31, 1998, cash and cash equivalents totaled $4.1 million, a decrease of $1.7 million as compared to December 31, 1997. The decrease in cash and cash equivalents resulted from cash used in operations of $3.6 million, which was primarily due to our net loss, and $462,000 in payments on our notes payable and capital lease obligations partially offset by $2.4 million in proceeds received from the sale of our Series C and Series D preferred stock in September and December 1998.

   Cash used by operations in 1998 of $3.6 million reflects our net loss of $4.1 million partially offset by non-cash charges of $607,000 and a decrease in accounts payable and accrued liabilities of $107,000. The decrease in accounts payable and accrued liabilities resulted primarily from timing of the receipt of invoices related to our clinical and preclinical activities.

   Cash used by investing activities in 1998 of $43,000 represented the purchase of property and equipment partially offset by the proceeds from disposal of property and equipment.

   Cash provided by financing activities of $2.0 million resulted from the receipt of $900,000 in proceeds from the sale of our Series C preferred stock in September 1998 and the receipt of $1.5 million in proceeds from the sale of our Series D preferred stock in December 1998 partially offset by $462,000 in payments on our notes payable and capital lease obligations.

   We have experienced a substantial increase in our operating expenses since our inception in connection with the increase in the number of compounds in both preclinical and clinical development. Our capital requirements are expected to continue to increase as we expect to move more compounds into clinical trials during 2000. The timing and amount of these expenditures will depend upon numerous factors, including:

  .  timing of initiation of clinical trials;

  .  design and duration of clinical trials;

  . our ability to negotiate favorable terms with contract research organizations to perform these clinical trials;

  .  number of compounds and level of our preclinical activities; and

  . timing of achievement by us or our partners of development milestones and resulting receipt by us of milestone payments under our collaborative research agreements.

   We expect that the proceeds from this offering, combined with our current cash and cash equivalents, short-term investments and funding from existing collaborative arrangements will be sufficient to fund our operations for at least the next two years. This estimate is a forward-looking statement that involves risks and uncertainties as set forth under the caption "Risk Factors" in this prospectus.

Recently Enacted Accounting Pronouncements

   In June 1998, the Financial Accounting Standards Board issued the Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities. This Standard establishes accounting and reporting standards for derivatives and hedging activities and supersedes and amends a number of existing standards. The Standard, as amended by Statement of Financial Accounting Standard No. 137, is effective for all fiscal quarters in all fiscal years beginning after June 15, 2000, but earlier application is encouraged. Upon the Standard's application, all derivatives are required to be recognized in the statement of financial position as either assets or liabilities and to be measured at fair value. In addition, all hedging relationships must be designated, reassessed and documented. The Company does not currently, nor does it intend in the future, to use derivative instruments and therefore does not expect that the adoption of SFAS 133 will have any impact on its financial position or results of operations.

Impact Of Year 2000

   Many currently installed computer systems and software products were unable to distinguish between twentieth century dates and twenty-first century dates. As a result, many companies had to upgrade or replace their software and computer systems to comply with year 2000 requirements or risk system failure or miscalculations causing disruptions of normal business activities.

 State of Readiness

   The majority of the computer programs and hardware we currently use in our own internal operations did not require replacement or modification as a result of the year 2000 issue. We have not, to date, experienced any material year 2000 problem. We believe that our significant vendors and service providers are year 2000 compliant and we have not, to date, been made aware that any of our significant vendors or service providers have suffered disruptions in their systems.

 Costs

   To date, we have incurred some expenses, which have not been material, related to the operating costs associated with time spent by employees in the evaluation process and year 2000 compliance testing generally. We presently do not anticipate that future expenditures will be material.

 Risks

   We completed internal assessments of our year 2000 readiness prior to December 31, 1999, with emphasis on our operating and administrative systems and are not aware of any year 2000 problems that could reasonably be expected to have a material adverse effect on our business. Our assessment plans consisted of internal testing of our systems, contacting third party vendors of hardware, software and services, assessing and implementing repairs or replacements as required and developing contingency plans if year 2000 problems still arise. We contacted our major vendors for software, hardware and related services. These vendors indicated that they are year 2000 compliant. To date, we have not experienced any material year 2000 problems. However, we can not guarantee that we have identified all year 2000 compliance problems in our infrastructure that may require substantial revisions and repairs. Also, despite our testing and reviews, we may experience year 2000 problems related to the third party software, hardware or other systems on which we are reliant, and any of these problems may be time consuming or expensive to fix.

 Contingency Plan

   We have been engaged in an ongoing assessment of our readiness and have developed contingency plans to address year 2000 problems that may arise. The results of our analyses and the responses received from third party vendors and service providers were taken into account in developing these plans.

Quantitative and Qualitative Disclosures about Market Risk

   Our exposure to market risk for changes in interest rates relates primarily to the increase or decrease in the amount of interest income we can earn on our investment portfolio and on the increase or decrease in the amount of interest expense we must pay with respect to our various outstanding debt instruments. Our risk associated with fluctuating interest expense is limited, however, to our capital lease obligations, the interest rates are closely tied to market rates, and our investments in interest rate sensitive financial instruments. Under our current policies, we do not use interest rate derivative instruments to manage exposure to interest rate changes. We ensure the safety and preservation of our invested principal funds by limiting default risks, market risk and reinvestment risk. We mitigate default risk by investing in investment grade securities. A hypothetical 100 basis point adverse move in interest rates along the entire interest rate yield curve would not materially affect the fair value of our interest sensitive financial instruments at December 31, 1998 or December 31, 1999. Declines in interest rates over time will, however, reduce our interest income while increases in interest rates over time will increase our interest expense.

                                    BUSINESS

Overview

   We discover and develop novel pharmaceutical products to treat diseases characterized by deficiencies in the body's innate defense mechanisms of mucosal hydration and mucociliary clearance. Our products are based on our proprietary technology platform relating to P2Y receptors. Studies indicate that a subtype of this family, the P2Y\\2\\ receptor, coordinates the mechanisms of mucosal hydration and mucociliary clearance. These complex mechanisms, which involve fluid transport, mucin and ciliary action can be regulated therapeutically through the binding and activation of this receptor. Our lead products target respiratory and ophthalmic diseases with inadequate current treatments. We currently have three product candidates in advanced clinical development:

  .  INS365 Respiratory for the treatment of chronic bronchitis;

   .  INS365 Ophthalmic for the treatment of dry eye disease; and

   . INS316 Diagnostic to aid in the diagnosis of lung cancer and lung infection.

   In addition, we have two products that are scheduled to enter clinical trials later this year: INS37217 Respiratory for the treatment of cystic fibrosis and INS37217 Ophthalmic for the treatment of retinal detachment. We have entered into development and commercialization alliances with Genentech, Kissei and Santen. We are also exploring other target diseases where we believe P2Y receptors play important biological roles.

Background

   Mucosal hydration and mucociliary clearance processes are observed at a number of human mucosal surfaces including those in the respiratory tract, eyes and sinuses. Mucosal hydration and mucociliary clearance are natural mechanisms for cleansing and protecting mucosal surfaces and require a coordinated balance of salt, water and mucus. Studies indicate that P2Y\\2\\ receptors regulate these mechanisms on epithelial cells that line mucosal surfaces. Diseases that are characterized by impairment of mucosal hydration and mucociliary clearance include chronic bronchitis, sinusitis, cystic fibrosis and dry eye disease.

Respiratory

   For lungs to function normally, airway surfaces must be kept properly hydrated and clear of particles. Airway liquid, including salt and water, is secreted through channels in the membranes of respiratory epithelial cells. Mucus, secreted by goblet cells, traps microorganisms and particulates. Specialized epithelial cells containing hair-like projections known as cilia beat synchronously to propel the overlying "mucociliary blanket" of salt, water and mucus to the mouth and throat where secretions are swallowed or expelled. This process is the principal mechanism by which the body keeps airway surfaces free of dust, pollutants, bacteria and viruses. Genetic and environmental factors can lead to a breakdown in the normal process of mucosal hydration and mucociliary clearance that is observed in many debilitating respiratory diseases, including chronic bronchitis and cystic fibrosis. Studies indicate that activating P2Y\\2\\ receptors with effective agonists can help restore the respiratory system's innate defense mechanisms.

  Chronic Bronchitis

   Chronic bronchitis is a serious and potentially life-threatening lung condition characterized by acute and chronic airway inflammation, chronic obstruction of airflow and a mucus-producing cough. Patients with chronic bronchitis experience shortness of breath, labored breathing, excessive and chronic coughing and production and retention of excessive mucus. Chronic bronchitis can be caused by smoking, environmental toxins, and viral or bacterial infections. Chronic bronchitis is defined by the American Thoracic Society as the presence of a mucus-producing cough most days of the month, three months of the year, for at least two successive years without obvious alternative explanation. Patients with chronic bronchitis experience acute exacerbations during which their respiratory symptoms worsen, their medication usage increases and they may require hospitalization. If left untreated, these patients experience progressive deterioration in lung function, which can eventually result in respiratory failure and death.

   The American Thoracic Society guidelines for the treatment of chronic bronchitis recommend three main objectives to pharmaceutical intervention: dilation of the airways, reduction of airway inflammation, and clearance of retained respiratory secretions. Current management of chronic bronchitis is palliative in nature and is based on the degree of airflow obstruction and the extent of the patient's disability. Physicians generally prescribe bronchodilators, which act to open airways in the lungs. These are usually inhaled medications such as Serevent(R), Ventolin(R), Atrovent(R), or Combivent(R). Physicians may also prescribe inhaled steroids such as Beclovent(R) and Azmacort(R) to reduce the inflammation in the airways. Additionally, physicians often use antibiotics during acute exacerbations if they diagnose or suspect bacterial infections. There is currently no FDA approved pharmaceutical agent that effectively clears retained mucous secretions in this disease.

   Approximately 31 million patients have been diagnosed with chronic bronchitis in the eight major international prescription pharmaceutical markets, including 14 million in the United States, making it more prevalent than asthma. Chronic bronchitis is estimated to account for approximately $14 billion in direct costs annually. In the United States, there are estimated to be 500,000 hospitalizations per year due to acute exacerbations of chronic bronchitis and it is the fourth leading cause of death. In the eight major international prescription pharmaceutical markets, sales of ethical/proprietary pharmaceutical products to treat chronic bronchitis were approximately $1.3 billion in 1996 and have been estimated to reach approximately $2 billion in 2001.

  Cystic Fibrosis

   Cystic fibrosis is a life-threatening disease involving a genetic mutation that disrupts the cystic fibrosis transmembrane regulator protein. In healthy individuals, this protein acts as an ion-specific channel that modulates salt and water transport. In cystic fibrosis patients, a defect in this channel leads to poorly hydrated, thickened mucous secretions in the airways and severely impaired mucociliary clearance. Impairments in these vital lung defense mechanisms typically begin in early childhood. Chronic secondary infections invariably occur, resulting in progressive lung dysfunction and deterioration. Cystic fibrosis-induced damage to the respiratory tract accounts for more than 95% of the morbidity and mortality associated with this disease. According to the U.S. Cystic Fibrosis Foundation, the average life expectancy for patients is 32 years.

   The current therapeutic approaches to address cystic fibrosis are mainly palliative and are aimed primarily at reducing respiratory infections and breaking up thickened mucous secretions that cause airflow obstruction and harbor bacteria. For example, TOBI(R) is an inhaled antibiotic that treats the infection, and Pulmozyme(R) is an inhaled protein that breaks up excessive DNA in cystic fibrosis mucus thereby reducing the viscoelasticity of the respiratory secretions. While both products are approved for the treatment of cystic fibrosis, neither product is designed to address the underlying ion-transport defect, which results in dehydrated mucus and severely impaired mucociliary clearance.

   There are approximately 30,000 diagnosed cystic fibrosis patients in the United States and approximately 75,000 in the eight major international prescription pharmaceutical markets. The average annual cost of treating a cystic fibrosis patient in the United States exceeds $45,000, and the annual cost for patients in the United States is over $1 billion. We estimate that in the United States sales of ethical/proprietary pharmaceutical products to treat cystic fibrosis currently are in excess of $200 million annually.

   Respiratory Diagnostics

   Physicians use microscopic examination of lung cells to diagnose lung cancer and lung infections, including pneumonia and tuberculosis. Effective diagnosis requires the collection of an adequate specimen, one which is enriched with deep-lung material. Bronchoscopy, an invasive medical procedure, is sometimes performed to obtain a specimen; however it is a procedure that costs over $1,000 and poses some risk to patients with impaired lung function. The induction of sputum, either spontaneously or with inhaled solutions, is a less invasive and less costly alternative for obtaining a deep-lung specimen. Once the specimens are collected, they are tested for the presence of malignant cells or pathogens associated with lung infections. However, many patients have difficulty producing adequate sputum samples spontaneously, which is a key barrier to early and effective diagnosis and treatment.

   There are no FDA approved agents currently available to enhance the production of an adequate sputum sample. In an effort to produce a quality sputum sample, non-approved agents are frequently used, including inhaled solutions such as hypertonic saline and propylene glycol, which cause irritation and excessive coughing. Because these agents have limited utility and are often poorly tolerated, pulmonologists and respiratory therapists have expressed a strong interest in a better tolerated and more efficacious adjunctive therapy, which if effective could reduce the need for bronchoscopies.

   Market research conducted by us, including interviews with pulmonologists and oncologists, indicates that sputum samples are frequently collected for the diagnosis of lung cancer and lung infections. The testing of sputum samples is a recommended component of annual physical examinations in Japan.

Ophthalmic

   The eyes and inner eyelids are surrounded by a mucosal surface which serves as an important innate defense mechanism, keeping the eye surface moist, clear and free from infection. Tears produced by the mucosal hydration process and the lacrimal glands help maintain eye moisture and in response to physical stimuli can be greatly increased to flush out irritants. This tear film is a complex mixture of fluid, ions, mucin and proteins that, when mixed in the proper proportions, coats the cornea with a protective film. The mucosal hydration process and the lacrimal glands maintain an optimal balance of salt, water, mucin and proteins in people with a healthy ocular surface. Studies indicate that activating P2Y\\2\\ receptors with effective agonists can help restore the eye's innate mucosal defense mechanism on the ocular surface.

   Dry Eye Disease

   Dry eye, an ocular surface disease, is the general term for a condition in which abnormalities in the eye's tear film lead to red, irritated and dry eyes. These abnormalities are typically characterized by a decrease in tear production, an increase in tear evaporation or the improper mixture of the eye's tear film components. If left untreated, dry eye disease can result in permanent corneal damage and visual impairment.

   The current treatments for dry eye disorders in the major markets consist primarily of artificial tear solutions and lubricant drops. In some cases, small plugs are inserted by physicians in the corner of the eyes to slow tear drainage. Artificial tears, which are available as over-the-counter and, in some countries, as prescription products, provide temporary relief of symptoms, but also wash out the natural proteins and other components that keep an eye healthy. There are currently no approved pharmacologically active treatments for dry eye disease.

   We estimate, based on an extrapolation from United States data, that moderate to severe dry eye affects approximately nine million people in the eight major international prescription pharmaceutical markets and can be caused by eye stress, aging, environmental factors, autoimmune disorders and various medications. The market for dry eye treatments consists of both prescription and over-the-counter products. Because dry eye disease is more prevalent among the elderly and post-menopausal women, this market is expected to grow as populations age. We estimate that, in the eight major international prescription pharmaceutical markets, sales of ethical/proprietary pharmaceutical products for dry eye treatments exceed $230 million annually.

Inspire's Solution

   Mucosal hydration and mucociliary clearance are natural mechanisms for cleansing and protecting epithelial surfaces and require a coordinated balance of salt, water and mucus. Studies indicate that P2Y\\2\\ receptors coordinate these processes that can be regulated therapeutically by the local delivery of molecules that bind to and activate these receptors. We have focused our technology platform on developing P2Y\\2\\ receptor agonists to treat diseases by activating natural processes of mucosal hydration and mucociliary clearance.

   We believe that P2Y\\2\\ agonists represent a novel, pharmacological approach to the treatment of respiratory and eye diseases. We also believe that a P2Y\\2\\ agonist may be effective as a diagnostic adjunct to enhance the production of deep-lung sputum samples. Importantly, our product candidates can be applied directly to these mucosal surfaces in a topical formulation such as inhaled aerosols and eye drops. These products act and are metabolized locally, thereby minimizing the potential for systemic side effects. Our current products are designed to address the medical need for effective new products for chronic bronchitis, cystic fibrosis, respiratory diagnostics, dry eye disease and other diseases that involve impairment of mucosal hydration and mucociliary clearance on epithelial surfaces. Our principal products are:

   INS365 Respiratory: We are developing INS365 Respiratory as an inhaled product for the treatment of chronic bronchitis. We believe our product will be the first FDA approved product that addresses the need for an effective agent to clear the build-up of mucus in the airways of bronchitis sufferers. Thus, we believe our product will reduce the need for antibiotics, steroids and bronchodilators, and may reduce the frequency and length of exacerbations and hospitalizations. In many cases, we believe that our product will be complementary to existing treatments.

   INS37217 Respiratory: We are developing INS37217 Respiratory as an inhaled product for the treatment of cystic fibrosis. We believe our product will be the first FDA approved product that mitigates the underlying ion-transport defect in the airways of patients with cystic fibrosis. We believe our product will improve respiratory symptoms, reduce infections and enhance the health status of patients with this disease and will be complementary to other currently approved products.

   INS316 Diagnostic: We are developing INS316 Diagnostic as an inhaled diagnostic adjunct to aid in the detection of lung cancer and lung infection. We believe that INS316 Diagnostic will be an effective acute-use product to enhance the production of adequate deep-lung sputum samples for diagnostic purposes. As such, we believe our product will facilitate the diagnosis of lung cancer and lung infection and potentially reduce the need for costly and invasive bronchoscopies.

   INS365 Ophthalmic: We are developing INS365 Ophthalmic in an eye drop formulation for dry eye disease. We believe that, by promoting the eyes' natural defense mechanism, INS365 Ophthalmic will be one of the first FDA approved pharmacologically effective agents to treat the symptoms of dry eye, and the first one with this mechanism of action. We believe our product will help restore a natural corneal tear film, reduce dry eye symptoms and help prevent long-term corneal damage in dry eye sufferers.

Business Strategy

   Our objective is to become a leading biopharmaceutical company focused on developing novel treatments primarily for diseases involving impaired mucosal hydration or inadequate mucociliary clearance. The principal elements of our strategy include:

   Aggressively Advance Our Lead Products. Our focus is on discovering and developing therapies where current treatments are ineffective and where large therapeutic market opportunities exist. By the end of 2000, we expect to have five products in clinical development that target chronic bronchitis, cystic fibrosis, respiratory diagnostics, dry eye disease and retinal detachment. We intend to continue to develop and commercialize rapidly these products and to advance other preclinical product candidates toward clinical development.

   Establish Collaborative Relationships with Market Leaders while Selectively Retaining Marketing Rights. In order to minimize the costs to us of certain late-stage clinical trials and in order to more effectively market our products, we will continue to establish and expand strategic alliances with leading corporations in our target markets. In general, we seek to advance our compounds into later-stage clinical trials prior to partnering such compounds so as to retain maximum economic benefit to us. Additionally, we may selectively retain partial or full commercialization rights to our products in some limited indications. An example is our co-development and co-promotion options under the Genentech agreement for cystic fibrosis that enable us to retain additional economic benefit in this opportunity.

   Use Our Proprietary Technology Platform Relating to P2Y Receptors to Develop Novel Products. Our research focus is to discover novel pharmaceutical products based on our P2Y receptor technology platform. Studies indicate that a subtype of this family, the P2Y\\2\\ receptor, has broad applicability as regulators of the body's innate defense mechanisms of mucosal hydration and mucociliary clearance. One of our key strengths is our ability to understand the role and importance of P2Y\\2\\ receptors and, through research, high-throughput screening techniques and pharmacology models, develop compounds that target a patient's impaired mucosal hydration and clearance mechanisms. Our discovery group is pursuing opportunities to expand our base of compounds and therapeutic targets for P2Y\\2\\ agonists and the biological role of other P2Y receptor subtypes. This group generates opportunities internally and through collaborative relationships with academic and governmental organizations and private enterprises.

   Protect and Enhance Our Technology Leadership Position. We have a substantial intellectual property position related to our technology platform. We intend to continue to pursue an aggressive patent strategy to protect our expanding proprietary discoveries.

Product Development Programs

   The following table provides a summary of our development programs by indication, development status and corporate partners.


       Indication       Product Candidate    Development Status     Corporate Partners
---------------------------------------------------------------------------------------
  Respiratory:

    Chronic bronchitis INS365 Respiratory  Phase IIa planned in    Genentech (ex-Japan)
                                           2000                    Kissei (Japan)
    Cystic fibrosis    INS37217            Phase I planned in      Genentech (ex-Japan)
                       Respiratory         2000                    Kissei (Japan)
    Sinusitis          Unnamed P2Y\\2\\    Preclinical             Genentech
                       agonist                                     (worldwide)
    Diagnostic Adjunct INS316 Diagnostic   Phase III planned in    Uncommitted
    for Lung Disease                       2000
---------------------------------------------------------------------------------------

  Ophthalmic:

    Dry eye            INS365 Ophthalmic   Phase IIb ongoing       Santen (Asia)
                                                                   Uncommitted
                                                                   outside Asia
    Retinal detachment INS37217 Ophthalmic Phase I planned in      Uncommitted
                                           2000

INS365 Respiratory for Chronic Bronchitis

   INS365 Respiratory is being developed in an inhaled formulation for the treatment of chronic bronchitis. We have conducted three Phase I clinical trials of INS365 Respiratory, and one is ongoing. These double-blind, placebo-controlled trials have evaluated the safety and preliminary efficacy of INS365 Respiratory in healthy volunteers, chronic smokers who are at a high risk for developing chronic bronchitis and cystic fibrosis patients with airflow obstruction. In total, these studies enrolled approximately 200 subjects. These studies have indicated that INS365 Respiratory was well tolerated and significantly enhanced mucus clearance when compared to placebo. One of these studies, conducted in 35 chronic smokers, indicated that INS365 Respiratory in single inhaled doses significantly enhanced sputum expectoration, which occurred rapidly following dosing. This effect was dose-related and was significantly greater than sputum expectorated following inhalation of a saline placebo; the results were statistically significant. We have conducted a series of good laboratory practice toxicology studies, including 28-day inhalation studies, which, together with the Phase I data, will allow us to progress INS365 Respiratory into a Phase II program.

   We are planning, in consultation with our strategic partner, Genentech, to initiate a Phase IIa clinical study in patients with chronic bronchitis in the second half of 2000. This trial is being designed to be a multi-center, double-blind, placebo-controlled study and would enroll patients with mild to moderate chronic bronchitis. We intend to dose patients for up to one month using standard air-jet nebulizers. The clinical endpoints in this study are intended to include respiratory symptoms, health status, quality of life using a validated respiratory questionnaire, lung function and adverse events. Kissei, our partner in Japan, filed a Japanese investigational new drug application
(IND) for INS365 Respiratory in December 1999 and initiated a Phase I clinical trial in smokers and non-smokers.

   We have developed a drug delivery strategy for INS365 Respiratory based on segmenting the chronic bronchitis patient population by severity of disease-- mild, moderate and severe. We anticipate that each segment may have different drug delivery needs based on convenience, ease of use, and degree of patient mobility, such as whether the patient is working, homebound or hospitalized. In recognizing this variety of needs, we are exploring various delivery options which will allow for flexibility in dosing across the various segments of the chronic bronchitis market. One option will be plastic unit-dose vials that are used with a standard air-jet nebulizer system. Another approach, a novel, hand-held, portable delivery system, has been evaluated in a radio-labeled lung deposition study in 12 healthy volunteers. Results from this study suggest that this novel system can be used to deliver a small volume of concentrated INS365 Respiratory in one to two breaths providing rapid delivery in a convenient manner to patients. We have recently initiated an additional study of this hand-held delivery system in 12 chronic smokers to evaluate the lung deposition profile of INS365 Respiratory and its effect on mucociliary clearance. This study is expected to be completed in the first half of 2000. These studies are being conducted to assist our strategic partners to demonstrate that this product can be delivered in a more convenient device.

   In September 1998, we entered into a joint development, license and supply agreement with Kissei pursuant to which Kissei received exclusive rights to develop and market INS365 Respiratory for respiratory therapeutic indications in Japan. In December 1999, we entered into a development, supply and license agreement with Genentech to develop P2Y\\2\\ agonists, including INS365 Respiratory, for respiratory diseases, including chronic bronchitis, throughout the world outside Japan. See "--Corporate Collaborations."

INS37217 Respiratory for Cystic Fibrosis

   INS37217 Respiratory is a second-generation P2Y\\2\\ agonist with an extended duration of action. This product is highly stable in the sputum of cystic fibrosis patients making it an attractive product candidate for this disease. The previous studies we have conducted with INS365 Respiratory provide the scientific rationale for the use of INS37217 Respiratory for cystic fibrosis. We have completed a number of key preclinical studies and we intend to initiate an inhalation toxicology program in March 2000. Pending the toxicology study results, all of these preclinical studies will provide support for the filing of an IND and the initiation of clinical studies. We intend to initiate a Phase I clinical trial for the development of INS37217 Respiratory for cystic fibrosis in the second half of 2000. We intend to develop INS37217 Respiratory for cystic fibrosis as a chronic use agent in an inhaled formulation using both a standard air-jet nebulizer and a novel, portable inhaler.

   INS37217 Respiratory is designed to enhance the lung's innate mucosal hydration and mucociliary clearance mechanisms, which in cystic fibrosis patients are impaired by a genetic defect. By hydrating airways and stimulating mucociliary clearance through P2Y\\2\\ receptor activation, we expect that INS37217 Respiratory will help keep the lungs of cystic fibrosis patients clear of thickened mucus, thereby reducing infections and the damage that occurs as a consequence of the retention of viscous infected secretions. We further believe that these effects may result in reduced frequency and length of hospitalizations, reduced need for antibiotics and other medications, reduced deterioration of pulmonary function, and improved respiratory symptoms and quality of life. In addition, this product is expected to be complementary with the two approved products, Pulmozyme(R) and TOBI(R), neither of which affects the underlying ion-transport defects in cystic fibrosis airways.

   We expect to receive orphan drug status and an accelerated regulatory approval process for INS37217 Respiratory for the treatment of cystic fibrosis. In December 1999, we entered into a co-development partnership with Genentech to develop P2Y\\2\\ agonists for respiratory diseases, including cystic fibrosis, throughout the world outside Japan. See "--Corporate Collaborations."

P2Y\\2\\ Agonist for Sinusitis

   We plan to select, in collaboration with Genentech, an existing P2Y\\2\\ agonist for development to treat sinusitis, an infectious and inflammatory condition of the nose and sinuses that often results in painful exacerbations. We believe that increasing mucociliary clearance in the nose and sinuses with a P2Y\\2\\ receptor agonist may be beneficial for treating this condition. Clinical studies with other P2Y\\2\\ agonists such as INS316 have already shown that these agents open ion channels in the nasal mucosa thus hydrating this surface. It is expected that P2Y\\2\\ agonists will also stimulate mucociliary clearance in the sinuses. We estimate that sinusitis affects approximately 12% of the U.S. adult population, or approximately 25 million adults. The current market consists of both over-the-counter and prescription treatments. Our research and development of drug candidates in this area is subject to our collaboration with Genentech. See "--Corporate Collaborations."

INS316 for Respiratory Diagnostics

   INS316 Diagnostic, a P2Y\\2\\ agonist with a short duration of action, is being developed as an acute-use inhaled solution to stimulate sputum expectoration and serve as an adjunct for diagnosing lung diseases and lung infections. We have conducted four double-blind, placebo-controlled clinical trials to evaluate INS316 Diagnostic's utility as an acute use agent. These clinical studies have demonstrated that INS316 Diagnostic is well tolerated and appears to enhance the ability of patients to produce rapidly an adequate sputum specimen. These studies were conducted in healthy volunteers, as well as chronic smokers and patients with chronic bronchitis who are at a high risk for developing lung cancer and lung infections.

   INS316 Diagnostic has been administered by inhalation to more than 300 patients during such clinical trials, and has been well tolerated in these trials. INS316 Diagnostic's safety profile is based on studies including non-smokers, smokers and patients with obstructive lung diseases, and on the results of good laboratory practice, genotoxicity and 28-day inhalation toxicology studies. We believe that INS316 Diagnostic is rapidly degraded in blood and plasma and, thus has minimal systemic absorption. Therefore, the potential for unwanted side effects is minimized.

   These studies have also demonstrated that single inhaled doses of INS316 Diagnostic significantly enhance sputum expectoration relative to that following administration of normal saline solution. These effects occurred within a few minutes following dosing and were dose-related. Sputum samples obtained from individuals exposed to INS316 Diagnostic were found to be highly enriched with cell types characteristic of deep lung secretions, including alveolar macrophages and ciliated epithelial cells, when compared to samples from individuals exposed to a placebo. These findings were statistically significant. In a double-blind, placebo-controlled, cross-over trial in 25 patients with chronic bronchitis who are at high risk for lung cancer, 90% of the patients produced an adequate sputum sample following INS316 Diagnostic inhalation versus only 25% following inhalation of a placebo. These study results were statistically significant. Based on these encouraging results, we have discussed our Phase III plans with the pulmonary division of the FDA. We plan to initiate a Phase III clinical trial program to evaluate the efficacy of INS316 Diagnostic to improve the diagnostic outcome in lung cancer in the second half of 2000.

INS365 Ophthalmic for Dry Eye Disease

   INS365 Ophthalmic is being developed in a topical eye drop formulation for the treatment of dry eye disease. A series of good laboratory practice ocular toxicology studies have been completed to support the ongoing clinical program. In preclinical testing, topically applied INS365 Ophthalmic produced a consistent, statistically significant increase in tear secretion, relative to that produced by normal saline controls. INS365 Ophthalmic has also enhanced mucin secretion on the ocular surface in several preclinical models. Many of these studies were conducted by our Asian partner, Santen. The preclinical study results were statistically significant in multiple relevant dry eye models.

   We have completed one Phase I clinical trial in 50 healthy subjects and demonstrated good ocular safety and tolerability. We have completed the safety portion of a Phase IIa study in 35 patients with mild to moderate dry eye. This study also showed the product to be well tolerated. A double-masked, placebo-controlled, multi-center Phase IIb clinical trial was initiated in the United States in January 2000 and will enroll up to 150 patients with dry eye disease. Patients will be treated with multiple-daily doses of placebo (saline drops) or INS365 Ophthalmic for up to four weeks. Clinical endpoints include ocular comfort, patient diary cards, rescue with artificial tears, corneal staining and tear-secretion. We anticipate that this study will be completed in the second half of 2000.

   In December 1998, we entered into a joint development, license and supply agreement with Santen in Asia. Santen is a premier ophthalmic company and markets the only approved prescription product for dry eye disease in Japan. Santen intends to file an IND with Japanese regulatory authorities and begin clinical trials in late 2000. See "--Corporate Collaborations."

INS37217 Ophthalmic for Retinal Detachment

   INS37217 Ophthalmic, a second-generation proprietary P2Y\\2\\ receptor agonist, is being developed as a sterile intravitreal injection for the treatment of retinal detachment. Retinal detachment occurs when fluid accumulates between the retina and the underlying retinal epithelium. We estimate, based on an extrapolation from United States data, that retinal detachment affects approximately 200,000 people in the eight major international prescription pharmaceutical markets. This condition leads to loss of vision, and when left untreated, often results in permanent damage to the retina and irreversible blindness. Previous work conducted in vitro has shown that the retinal pigment epithelium contains P2Y\\2\\ receptors at the retinal-facing membrane, which can be activated by appropriate agonists to stimulate fluid absorption across the retinal pigment epithelium. Subsequent work conducted in vivo has demonstrated the ability of INS37217 Ophthalmic to facilitate the reattachment of the retina to the retinal pigment epithelium in various animal models of retinal detachment. Retinal detachment in humans may result from several ophthalmic diseases, ocular trauma, or side-effects from invasive intraocular surgery. There is currently no pharmaceutical treatment for retinal detachment.

   We have completed a series of preclinical studies with INS37217 Ophthalmic and have initiated intravitreal toxicology to support initiation of clinical studies in 2000. We intend to file an IND with the FDA and initiate clinical testing in patients in the second half of 2000.

Corporate Collaborations

Genentech, Inc.

   In December 1999, we entered into a collaboration with Genentech to develop treatments for respiratory disorders, including chronic bronchitis, cystic fibrosis and sinusitis. Under the terms of the agreement, we granted an exclusive license to Genentech for the use of INS365 Respiratory and our other related P2Y\\2\\ agonists existing on the date of the agreement for all human therapeutic uses for the treatment of respiratory tract disorders throughout the world, excluding Japan. In addition, Genentech has an exclusive license for the use of INS365 Respiratory and such existing P2Y\\2\\ agonists for all human therapeutic uses for the treatment of sinusitis and middle ear infection worldwide. Finally, Genentech has the right to use related P2Y\\2\\ agonists we discover and develop during the term of the agreement upon reimbursing us for discovery costs or funding our discovery efforts leading to such compounds. However, even if Genentech does not reimburse or fund our discovery efforts, we have agreed not to develop any such P2Y\\2\\ agonist for use in the therapeutic respiratory field during the term of our agreement.

   We have established joint project teams to oversee and coordinate the joint development programs and a joint steering committee to establish the strategy and manage the relationship. Under the terms of the agreement, we provide bulk active drug substance to Genentech for its requirements, at an agreed-upon price, through the end of Phase II. Thereafter, Genentech is responsible for obtaining or manufacturing all of its bulk active drug substance requirements.

   We received an up-front payment of $15 million, comprising a non-refundable cash license fee, funding for the Phase IIa clinical trials for chronic bronchitis and the purchase of our Series G preferred stock. In addition, depending on whether all milestones in each of the chronic bronchitis, cystic fibrosis and sinusitis development programs are met, we could receive additional payments of up to $63 million. Genentech is required to pay us royalties on net sales of products licensed under the agreement.

   In the United States, we will lead the early clinical development of INS37217 Respiratory for the treatment of cystic fibrosis through the end of Phase II clinical trials. We then have the option to continue to co-fund the development of the product in the United States in exchange for a share of United States operating profits in lieu of royalties. In addition, we have the option, any time before Genentech initiates pre-launch activities, to elect to co-promote the product in the United States at our own expense.

   We are responsible for conducting, in collaboration with Genentech, the Phase IIa clinical trials for INS365 Respiratory for chronic bronchitis. We will also lead the preclinical program for a P2Y\\2\\ agonist selected by the joint steering committee for the treatment of sinusitis, and will be responsible for filing the IND for such compound.

   Genentech is responsible for all other development conducted under the agreement, including all development outside the United States, and for all other regulatory submissions, filings and approvals relating to products. Genentech is required to use commercially reasonable efforts to conduct development, seek regulatory approvals and market and sell the products.

   Either Genentech or we may terminate the agreement if the other materially breaches the agreement. In addition, Genentech has the right, by giving us 150 days prior notice, to terminate the agreement at any time. If Genentech breaches the agreement or terminates the agreement early other than for our breach, Genentech's license will terminate, Genentech must provide us with all data and information relating to our products, and Genentech must assign or permit us to cross-reference all regulatory filings and approvals.

Kissei Pharmaceutical Co., Ltd.

   In September 1998, we entered into a Joint Development, License and Supply Agreement with Kissei for the development of INS365 Respiratory for all therapeutic respiratory applications, excluding sinusitis and middle ear infection, in Japan. We granted Kissei an exclusive license to INS365 Respiratory in the field in

Japan and a first right to negotiate a license to certain P2Y\\2\\ agonists that show utility as inhalation products for respiratory uses in Japan.

   We established a joint development committee with Kissei to oversee the development program, approve development plans, protocols and studies, and review and approve all regulatory submissions and filings. In consultation with Kissei, we are responsible for formulation of the compound and the design of the delivery system to be used. We are also responsible, through the use of development and manufacturing liaisons, for coordinating and facilitating communications among our corporate partners for the worldwide development and manufacture of INS365 Respiratory. Kissei is responsible for all development of the compound and all regulatory filings.

   We received an up-front payment of $4.5 million, which included the purchase of our Series C preferred stock. In addition, depending on whether all milestones are met, we could receive additional payments of up to $13 million, as well as royalties on net sales of licensed products. To date, we have received $2.1 million in milestone payments. We also are receiving funding for development and manufacturing liaison staff positions.

   We are obligated to supply Kissei with its requirements of INS365 Respiratory in bulk drug substance and in an inhalation formulation for all preclinical trials conducted by Kissei. In addition, we are obligated to supply Kissei with its requirements of finished product contained in a vial or nebule and in a delivery system approved by the joint development committee for all clinical trials to be conducted by Kissei. Kissei will pay us an agreed-upon transfer price for all such supplies. We have also agreed to negotiate a commercial supply arrangement with Kissei at the appropriate time to supply Kissei's requirements of finished product and the delivery system.

   Either Kissei or we may terminate the agreement if the other materially breaches the agreement. In addition, Kissei has the right, by giving us three months' prior notice, to terminate the agreement at any time if Kissei determines that continued development or marketing of the product is scientifically or economically infeasible. If Kissei breaches the agreement or terminates the agreement early other than for our breach, Kissei's license will terminate, Kissei will provide us with all data and information relating to our products, and Kissei will assign or permit us to cross-reference all regulatory filings and approvals.

Santen Pharmaceutical Co., Ltd.

   In December 1998, we entered into a Development, License and Supply Agreement with Santen for the development of INS365 Ophthalmic for the therapeutic treatment of ocular surface diseases, such as dry eye disease, in Asia. Under the agreement, we granted Santen an exclusive license to market INS365 Ophthalmic for ocular surface diseases in Japan, China, South Korea, the Philippines, Thailand, Vietnam, Taiwan, Singapore, Malaysia and Indonesia.

   We established a coordinating committee to review and evaluate Santen's progress in the development and commercialization of products and to provide input and recommendations regarding the development of the products. Santen is responsible for all development, regulatory submissions, filings and approvals, and all marketing of products. We are obligated to supply Santen with its requirements of INS365 Ophthalmic in bulk drug substance form for all preclinical studies, clinical trials and commercial requirements at agreed-upon prices.

   Under the terms of the agreement, we received an up-front equity investment of $1.5 million in our Series D preferred stock. In addition, depending on whether all milestones are met, we could receive additional payments of up to $4.75 million, as well as royalties on net sales of licensed products.

   Either Santen or we may terminate the agreement if the other materially breaches the agreement. In addition, we have the right to terminate the agreement at any time if we determine, subject to the coordinating committee's review and arbitration, that Santen has not made reasonably sufficient progress in the development or commercialization of products. If Santen breaches the agreement, or if we terminate the agreement because Santen has not made sufficient progress, Santen's license will terminate, and Santen will provide us with all data and information relating to our products, and will assign or permit us to cross-reference all regulatory filings and approvals.

Discovery

   Our scientists have specific expertise and proprietary knowledge relating to the design and synthesis of P2Y receptor agonists, and we have invested heavily in state-of-the-art equipment and laboratory space for performing synthetic chemistry, determination of compound structure and molecular modeling. We have acquired, by licenses and/or material transfer agreements, rights to three of the five unique human P2Y receptors that have been functionally expressed. We have cloned and expressed the other two receptors in-house.

   Our discovery effort is primarily focused on conducting studies using our proprietary cell-based MUCOSA(TM) assay system to identify novel compounds that specifically and selectively bind to members of the P2Y receptor family. The MUCOSA high-throughput assay enables us to identify agonists and antagonists that act at specific receptor subtypes and have demonstrated a level of specificity and activity that merits further investigation. We use data from the assays to design and synthesize compounds specific to each P2Y receptor subtype which can be advanced to clinical trials.

   By screening against several P2Y receptor subtypes, we have been able to identify agonists and/or antagonists that interact preferentially with a specific receptor subtype. Several proprietary discovery compounds, including new chemical entities, with promising stability and metabolic profiles, are being actively explored. We intend to conduct further preclinical development studies to advance such proprietary compounds to project status, if appropriate. These compounds will then be targeted to the treatment of new disease areas, as identified through our strategic planning process.

   We obtain access to chemical libraries through our own proprietary combinatorial chemistry, commercial sources, and corporate agreements. The chemicals are screened for both agonist and antagonist activity. Our chemistry department also assists in the development of analytical protocols used by contract service organizations for analysis of a drug substance, clinical trials material, and drug stability studies which will be incorporated into IND and new drug application (NDA) filings.

   We use sponsored research agreements to investigate specific biological processes to augment our technology platform. We are currently sponsoring research at major universities, including The University of North Carolina at Chapel Hill, the University of California at Berkeley, Columbia University, the University of Southern California, Duke University, Schepens Eye Research Institute and Brigham and Women's Hospital.

Patents and Proprietary Rights

   We believe that the proprietary protection of our product candidates, processes and know-how is important to the success of our business. We aggressively file and prosecute patents covering our proprietary technology, and, if warranted, will defend our patents and proprietary technology. As of December 31, 1999, our patent estate of owned or licensed patent rights consisted of 17 issued United States patents, none of which expire prior to 2011, and thirteen pending applications in the United States and numerous corresponding patents and patent applications in foreign jurisdictions. We seek patent protection for our proprietary technology and products in the United States and Canada and in key commercial European and Asia/Pacific countries and other major commercial sectors of the world, as appropriate. We intend to seek protection in the United States and foreign countries with respect to certain trademarks from time to time. We also rely upon trade secrets, know-how, continuing technological innovation and licensing opportunities to develop and maintain our competitive position.

   In March 1995 and September 1998, we entered into two agreements with The University of North Carolina at Chapel Hill granting us exclusive worldwide licenses to develop, make, use and sell products based on certain UNC patented technology relating to the use of P2Y\\2\\ receptor agonists for respiratory therapeutics, such as INS365 Respiratory, and respiratory diagnostics, such as INS316 Diagnostic. The United States government may have limited rights in some of this UNC patented technology. We also entered into a third agreement that granted us a non-exclusive worldwide license to use certain other UNC patented technology as a research tool to identify agonists and antagonists for P2Y receptors. The agreements require us to pay certain licensing fees upon the attainment of development milestones and royalties on net sales or a share of sublicensing income on products covered by the patents. We are also required to meet due diligence milestones and UNC may terminate the licenses if we fail to do so. In connection with the licenses, we issued to UNC an aggregate of 571,000 shares of our common stock, of which 225,068 shares have been transferred to the inventors of the licensed UNC patented technology. We have also entered into consulting agreements with some of the inventors of these technologies, all of whom are from The University of North Carolina at Chapel Hill, including Dr. Richard C. Boucher, one of our founders and a member of our Board of Directors, M. Jackson Stutts, Kendall Harden and Michael Knowles, pursuant to which such people have agreed to consult with us regarding their respective fields of knowledge.

   Additional patent applications have since been filed on discoveries made in support of such technologies, from research conducted at The University of North Carolina at Chapel Hill or in our own laboratories. Certain sponsored research agreements, material transfer agreements, and other collaborations have the potential to result in license agreements with universities, institutes, and businesses. We believe that our patents and licensed patents provide a substantial proprietary base that will allow us, and our collaborative partners, to exclude others from conducting our business as described in this prospectus and as encompassed by our issued patents and issued patents licensed to us. There can be no assurance, however, that pending or future applications will issue, that the claims of any patents which do issue will provide any significant protection of our technology, or that our directed discovery research will yield compounds and products of therapeutic and commercial value.

   Our competitors or potential competitors may have filed for or have received U.S. and foreign patents and may obtain additional patents and proprietary rights relating to compounds or processes which may compete with our product candidates. Accordingly, there can be no assurance that our patent applications will result in patents being issued or that, if issued, the claims of the patents will afford protection against competitors with similar technology; nor can there be any assurance that others will not obtain patents that we would need to license or circumvent.

Manufacturing and Supply

   We do not engage in, and do not expect to engage in, the manufacture of bulk active pharmaceutical ingredient for preclinical, clinical or commercial purposes. We rely on a contract manufacturing supply agreement with a single manufacturer for the development stage production of INS316 and INS365. We have identified an alternative supplier as a backup. We have already obtained clinical trial grade material of both products from both the lead and backup supplier. In addition, we expect the same lead manufacturer will supply commercial quantities of INS316 and INS365 for both respiratory and ophthalmic applications. We believe this lead manufacturer is capable of producing sufficient quantities for commercial purposes in accordance with current good manufacturing practices. In addition, we have obtained preclinical supplies of INS37217 for both respiratory and ophthalmic applications from the same lead manufacturer and we have discussed entering into an agreement for the clinical supply of INS37217. See "Risk Factors--We depend on third parties to synthesize and manufacture our product candidates for preclinical testing and clinical trials and will rely on third parties for large scale manufacturing of any of our drug candidates."

Competition

   Many drug companies engage in research and development to commercialize products to treat chronic bronchitis, cystic fibrosis, dry eye disease and other diseases that we are researching. We compete with these companies for funding, access to licenses, personnel, third-party collaborators and product development. Almost all of these companies have substantially greater financial, marketing, sales, distribution and technical resources, and more experience in research and development, clinical trials and regulatory matters, than we do. We are aware of existing palliative treatments that will compete with our products.

   We believe that several major pharmaceutical companies have initiated research programs to design P2Y receptor agonists or antagonists; however, we are not aware of any competing P2Y\\2\\ receptor agonists that have entered clinical testing. If successfully developed and commercialized, our products will compete with existing therapeutics and improved versions of these treatments.

   The current therapeutic approaches used in the treatment of chronic bronchitis are palliative and are aimed primarily at reducing airway inflammation, respiratory infections and airflow obstruction. These approaches include corticosteroids and other anti-inflammatory agents, bronchodilators and antibiotics. We are aware of many anti-inflammatory agents, including Azmacort(R), Beclovent(R) and antibiotics such as Biaxin(R), and Zithromax(R). We believe that other anti-inflammatory agents are in development. Numerous bronchodilators are also on the market, including among others generic albuterol, Alupent(R), Proventil(R), Ventolin(R), Serevent(R), and Theo-Dur(R). Outside of the United States, mucolytics, agents that liquefy or reduce the viscoelastic consistency of mucus, are widely used even though they have shown minimal efficacy in well-controlled trials.

   Although we believe that none of the therapeutic approaches described above address the underlying problem of excessive retained mucus and impaired mucociliary clearance, drugs based on other therapeutic mechanisms may be efficacious in treating respiratory diseases. The development by others of treatments that are not related to our mucociliary clearance approach could render our product candidates non-competitive or obsolete.

   There are two products approved in the United States specifically for the treatment of cystic fibrosis: Pulmozyme(R), an agent designed to break up thickened airway secretions, and TOBI(R), an inhaled antibiotic. Pulmozyme(R) is marketed by Genentech, which is one of our collaborative partners.

   The current prescription and non-prescription treatments for dry eye disease include primarily artificial tear replacement therapy or lubricant drops. The only prescription pharmacological agent in late-stage clinical trials for dry eye is Restasis(R) from Allergan. We are aware of early clinical trials with various other potential products as possible alternative modes of therapy.

Governmental Regulation

   The research, development, testing, manufacture, promotion, marketing and distribution of human therapeutic and diagnostic products are extensively regulated by government authorities in the United States and other countries. In the United States, the FDA regulates drugs and diagnostic products and similar regulatory bodies exist in other countries. The steps ordinarily required before a new drug may be marketed in the United States, which are similar to steps required in most other countries, include:

  . Preclinical laboratory tests, preclinical studies in animals and formulation studies and the submission to the FDA of an IND for a new drug;

  . Adequate and well-controlled clinical trials to establish the safety and efficacy of the drug for each indication;

  .  The submission of an NDA to the FDA; and

  . FDA review and approval of the NDA prior to any commercial sale or shipment of the drug.

   Preclinical tests include laboratory evaluation of product toxicity and formulation, as well as animal studies. The results of preclinical testing are submitted to the FDA as part of an IND. A 30-day waiting period after the filing of each IND is required prior to the commencement of clinical testing in humans. At any time during this 30-day period or at any time thereafter, the FDA may halt proposed or ongoing clinical trials until the FDA authorizes trials under specified terms. The IND process may be extremely costly and substantially delay development of our products. Moreover, positive results of preclinical tests will not necessarily indicate positive results in clinical trials.

   Clinical trials to support NDAs are typically conducted in three sequential phases, but the phases may overlap. During Phase I, the initial introduction of the drug into healthy human subjects or patients, the drug is tested to assess metabolism, pharmacokinetics and pharmacological actions and safety, including side effects associated with increasing doses. Phase II usually involves studies in a limited patient population to:

  .  Assess the efficacy of the drug in specific, targeted indications;

  .  Assess dosage tolerance and optimal dosage; and

  .  Identify possible adverse effects and safety risks.

   If a compound is found to be potentially effective and to have an acceptable safety profile in Phase II evaluations, Phase III trials, also called pivotal studies, major studies or advanced clinical trials, are undertaken to further demonstrate clinical efficacy and to further test for safety within an expanded patient population at geographically dispersed clinical study sites.

   After successful completion of the required clinical testing, generally a NDA is submitted. The FDA may request additional information before accepting a NDA for filing, in which case the application must be resubmitted with the additional information. Once the submission has been accepted for filing, the FDA has 180 days to review the application and respond to the applicant. The review process is often significantly extended by FDA requests for additional information or clarification. The FDA may refer the NDA to an appropriate advisory committee for review, evaluation and recommendation as to whether the application should be approved, but the FDA is not bound by the recommendation of an advisory committee.

   If FDA evaluations of the NDA and the manufacturing facilities are favorable, the FDA may issue either an approval letter or an approvable letter. An approvable letter will usually contain a number of conditions that must be met in order to secure final approval of the NDA and authorization of commercial marketing of the drug for certain indications. The FDA may refuse to approve the NDA or issue a non-approvable letter, outlining the deficiencies in the submission and often requiring additional testing or information. If regulatory approval of a product is granted, it will be limited to certain disease states or conditions.

   We and any of our contract manufacturers are also required to comply with the applicable FDA current good manufacturing practice regulations. Good manufacturing practice regulations include requirements relating to quality control and quality assurance as well as the corresponding maintenance of records and documentation. Manufacturing facilities are subject to inspection by the FDA. These facilities must be approved before we can use them in commercial manufacturing of our products. Our contract manufacturers or we may not be able to comply with the applicable good manufacturing practice requirements and other FDA regulatory requirements.

   Outside the United States, our ability to market our products will also be contingent upon receiving marketing authorizations from the appropriate regulatory authorities. The requirements governing the conduct of clinical trials and marketing authorization vary widely from country to country. At present, foreign marketing authorizations are applied for at a national level, although within Europe procedures are available to companies wishing to market a product in more than one European Union member state. If the regulatory authority is satisfied that adequate evidence of safety, quality and efficacy has been presented, a marketing authorization will be granted. This foreign regulatory approval process, including those in Europe and Japan, involves all of the risks associated with FDA clearance discussed above.

Employees

   As of the date of this prospectus, we have 30 full-time employees, 16 of whom are involved in our drug discovery and preclinical programs, eight of whom are engaged in development programs, and six of whom are involved in administrative activities. Thirteen of our employees hold a Ph.D., Pharm.D. or M.D. degree. In addition, we utilize part-time employees and outside contractors and consultants as needed. Employees are required to execute a confidentiality and assignment of trade secrets agreement. Our employees are not represented by a labor union and we believe that our relations with employees are good.

Facilities

   We lease facilities that comprise approximately 17,500 square feet in Durham, North Carolina adjacent to the Research Triangle Park, pursuant to several leases. The leases expire in August 2003, May 2003 and December 2003 and are renewable. We anticipate having sufficient space to allow for all potential expansionary needs over the next two years.

Legal Proceedings

   We are not a party to any material legal proceedings.

Scientific Advisory Board

   We are advised by an international scientific advisory board currently composed of eight members with expertise in the fields of statistics, molecular biology, genetic research and medicine. We meet periodically with our scientific advisory board to review and discuss specific projects with those members who are experts in the subjects being discussed. In addition, we may consult individual board members as to matters in their respective areas of expertise. Our scientific advisory board currently is composed of the following individuals:

   Richard Boucher, M.D. is the Chairman of the Scientific Advisory Board. See "Management--Executive Officers and Directors."

   Dennis Ausiello, M.D. is Chief of Medicine at Massachusetts General Hospital, and Professor of Medicine at Harvard Medical School. He is an internationally recognized expert in the cell biology of ATP receptors, sodium ion channels and water channels.

   Carol Basbaum, Ph.D. is Professor of Anatomy at the University of California at San Francisco and is an expert in lung mucin production. Her interests focus on both the biology of the mucin secretory cell in the lung and the regulation of mucin gene expression. A particular interest has been bacterial pathogen-mucin gene regulatory interactions.

   Geoffrey Burnstock, D.Sc. is Director, Autonomic Neuroscience Institute, and Professor, Department of Anatomy and Developmental Biology, Royal Free Hospital School of Medicine. He originally conceived the idea of purinergic nerves and receptors for extracellular adenine nucleotides. He is the leader of the purinergic receptor field. He is the recipient of many international awards and is a fellow of the Royal Society.

   Jeffrey Drazen, M.D. is Chief of the Pulmonary and Critical Care Division of the Brigham and Women's Hospital and the Parker B. Francis Professor of Medicine, Harvard Medical School. He is an expert in the field of lung diseases, with particular expertise in the pathogenesis/genetics of asthma and clinical trial design.

   Mark Leppert, Ph.D. is Associate Professor, Eccles Institute of Human Genetics, University of Utah. He is a geneticist/molecular biologist. He is a central figure in the internationally recognized University of Utah human genome effort. His particular interest is mapping human diseases to define the molecular basis of human disease.

   Lee Limbird, Ph.D. is Associate Vice Chancellor for Research, Vanderbilt University Medical Center, Professor of Pharmacology and Chair, Department of Pharmacology Vanderbilt University. Her research has focused on the structure and function of G-protein coupled receptors with particular emphasis on adrenergic receptors. A current interest is delineation of the molecular basis of membrane targeting of receptors in polarized cells. She was awarded the John Jacob Abel Award given to the most outstanding young pharmacologist in 1987.

   David Westfall, Ph.D. is Vice President, Academic Affairs, University of Nevada-Reno and Professor of Pharmacology, University of Nevada School of Medicine. He has been a leader in physiological and pharmacological studies of purinergic receptors for the last two decades. His research includes a major interest in purinergic receptors in the nervous system and on smooth muscle of the urinary tract.

Other Advisory Committees

   In addition to our scientific advisory board, we have a chronic bronchitis advisory board, a cystic fibrosis advisory board and a critical care advisory board. These committees consist of clinical experts in their respective fields.

                                   MANAGEMENT

Executive Officers and Directors

   Our executive officers and directors as of the date of this prospectus are as follows:

 Name                                     Age             Position
 ----                                     ---             --------
 Christy L. Shaffer, Ph.D................ 41  President, Chief Executive
                                              Officer and Director
 Gregory J. Mossinghoff.................. 39  Chief Business Officer
 Donald J. Kellerman, Pharm.D. .......... 45  Vice President, Development
 Benjamin R. Yerxa, Ph.D................. 34  Vice President, Discovery
 Janet L. Rideout, Ph.D(1)............... 61  Senior Vice President, Discovery
 Terrance G. McGuire..................... 43  Chairman of the Board
 Richard Boucher, M.D. .................. 55  Director
 Andre L. Lamotte, Sc.D. ................ 51  Director
 H. Jefferson Leighton, Ph.D. ........... 54  Director
 W. Leigh Thompson, M.D., Ph.D., D.Sc. .. 61  Director
 Jesse I. Treu, Ph.D. ................... 52  Director

--------
(1) Dr. Rideout has informed us that she will retire following this offering. However, Dr. Rideout has agreed to serve as a consultant for a period of at least a year.

   Following are brief descriptions of our current executive officers and directors:

   Christy L. Shaffer, Ph.D. has served as our President, Chief Executive Officer and as a director since January 1999. Dr. Shaffer joined us in June 1995 as our first full time employee, Director, Clinical Operations, was promoted to Senior Director, Development in June 1996 and to Vice President, Development and Chief Operating Officer in January 1998. Dr. Shaffer has over ten years of experience in drug development within the pharmaceutical industry. She previously served in a variety of positions in the clinical research division of Burroughs Wellcome Co. including associate director of pulmonary research in the department of pulmonary/critical care medicine. Dr. Shaffer coordinated several IND submissions and one NDA submission at Burroughs Wellcome. Dr. Shaffer received a Ph.D. in pharmacology from the University of Tennessee and completed two years of postdoctoral training in cardiovascular research in the Biochemistry Department at the Chicago Medical School prior to her postdoctoral appointment at UNC.

   Gregory J. Mossinghoff has served as our Chief Business Officer since December 1999. Mr. Mossinghoff joined us in June 1998 as our Senior Director of Strategic Planning and Operations and was promoted to Vice President, Corporate Development in January 1999. Mr. Mossinghoff has also served as our Secretary since October 1998. In his current role he helps us develop and realize strategic objectives, expand our corporate partnerships in the United States and abroad, and oversee all business-related activities including operations and finance. Prior to joining us, from February 1996 to June 1998, Mr. Mossinghoff was worldwide Director of Business Analysis at Glaxo Wellcome plc, with specific responsibility for the CNS therapeutic area. Before joining Glaxo Wellcome, Mr. Mossinghoff held various roles with increasing responsibility at Hoffmann LaRoche Inc., from June 1988 to February 1996, including Manager, Business Development and Strategic Planning from 1994 to 1996. Mr. Mossinghoff received a BA degree in Economics from the University of Virginia, Charlottesville, VA and an MBA in Financial Management & Analysis from George Mason University, Fairfax, VA.

   Donald J. Kellerman, Pharm.D. has served as our Vice President, Development since July 1999. He is responsible for all of our clinical development programs and regulatory affairs. Prior to joining us, Dr. Kellerman spent 11 years with Glaxo Wellcome, from August 1997 to July 1999 and from April 1988 to August 1996, where he was Director of various groups, including International OTC, U.S. Infectious Diseases, and the Inhaled Corticosteroid Group. He was clinical project leader for Flovent(R) from first U.S. clinical studies in 1989 to approval in 1996. From September 1996 to August 1997, he was Vice President of Clinical

Research at Sepracor, where he was project leader for the Xopenex(R) NDA team. Prior to Glaxo Wellcome, Dr. Kellerman worked at E.R. Squibb and Sons and Ciba-Geigy on several cardiovascular products. Dr. Kellerman holds a Doctor of Pharmacy and Bachelor of Science degree from the University of Minnesota.

   Benjamin R. Yerxa, Ph.D. has served as our Vice President, Discovery since February 2000. Dr. Yerxa joined us in August 1995 and previously held several positions, including Senior Director of Preclinical Programs. He supervises both the Biology and the Chemistry Discovery teams and all early preclinical drug development activities. He created a novel strategic opportunity for us by developing the concept of ophthalmic uses for our core P2Y\\2\\ technology. Prior to being promoted to the position of Senior Director of Preclinical Programs in December 1999, Dr. Yerxa was Director of Preclinical Programs and, prior to that, Senior Research Chemist. While in chemistry, he served as the preclinical project leader for INS365. As a Senior Research Chemist his work focused on designing and synthesizing novel P2Y receptor agonists. Prior to joining us, Dr. Yerxa was a Research Scientist at Burroughs Wellcome Co. Dr. Yerxa worked at Biophysica, Inc. for over two years, synthesizing radiocontrast agents. He developed scale-up procedures for the industrial production of Oxilan, a marketed imaging product. Dr. Yerxa received his Ph.D. in Organic Chemistry from UC Irvine in 1993.

   Janet Rideout, Ph.D. has served as our Senior Vice President, Discovery since February 2000. Dr. Rideout joined us in 1995 as Director of Chemistry and was promoted to Senior Director, Discovery, in June 1996 and Vice President, Discovery in January 1998. Prior to joining us, Dr. Rideout spent more than 26 years at Burroughs Wellcome Co., ultimately serving as associate division director of organic chemistry. Dr. Rideout holds more than 40 patents, most notably as co-inventor for AZT (Retrovir(R)). She is a member of three divisions of the American Chemical Society, the New York Academy of Sciences, the American Association for the Advancement of Science, and a Life Fellow and past member of the board of directors of the American Institute of Chemists. She received the Distinguished Chemist Award from the North Carolina Institute of Chemists in 1994. Dr. Rideout received her Ph.D. in organic chemistry from the State University of New York at Buffalo.

   Terrance G. McGuire has served as our Chairman of the Board, Treasurer and a director since October 1993, and is one of our four founders. He currently serves as chairman of the compensation and audit committees of the board and as a member of the nominating committee of the board. Since March 1996, he has been a founding general partner of Polaris Venture Partners L.P. Since 1992, he has served as a general partner of Alta V Management Partners L.P., which is the general partner of Alta V Limited Partnership, a fund associated with Burr, Egan, Deleage & Co. He is a director of Akamai Technologies, Inc., Aspect Medical Systems, Inc., Wrenchead.com, Inc., Paradigm Genetics, Inc. and several other private healthcare and information technology companies. Mr. McGuire received his B.S. in Physics and Economics from Hobart College, his M.S. in Engineering from Dartmouth College and his MBA from the Harvard Business School.

   Richard Boucher, M.D. has served as a director since March 1995, and is a member of our nominating committee. One of our four founders, Dr. Boucher is the William Rand Kenan Professor of Medicine, Chief of Pulmonary Medicine and Director of the Cystic Fibrosis/Pulmonary Research and Treatment Center at The University of North Carolina at Chapel Hill School of Medicine. Dr. Boucher obtained his M.D. degree from Columbia University College of Physicians and Surgeons. Following residency training, he joined the Faculty of Medicine at The University of North Carolina at Chapel Hill in 1977. Dr. Boucher has authored or co-authored more than 200 original research articles and more than 100 additional publications including book chapters. He received the Doris Tulcin and Paul Di Sant'Agnese CF Research Awards and the Julius Comroe Award from The American Physiology Society. He is an established principal investigator with the National Institutes of Health, and is a member of the American College of Physicians and the Association of American Physicians. In recent years, Dr. Boucher has pioneered novel approaches for the treatment of cystic fibrosis.

   Andre L. Lamotte, Sc.D. has served as a director since October 1993 and is one of our four founders. Dr. Lamotte also currently serves as a member of our nominating committee. In 1989, Dr. Lamotte founded Medical Science Partners, which specializes in early stage life sciences investments in affiliation with Harvard

University and has served as the managing general partner since such time. Before founding Medical Science Partners, Dr. Lamotte served as a general manager at Pasteur Merieux from April 1983 to April 1988. He also serves as the managing general partner of Medical Science Partners II, L.P. and Medical Science II Co-Investment, L.P. Dr. Lamotte is a director of Ascent Pediatrics, Inc. Dr. Lamotte holds a Ph.D. in chemistry from the Massachusetts Institute of Technology and an M.B.A. from Harvard University.

   H. Jefferson Leighton, Ph.D. has served as a director since October 1993 and is one of our four founders. He served as our President and Chief Executive Officer from October 1993 until December 1995. Dr. Leighton also serves as a member of our audit committee. Dr. Leighton has more than 20 years of experience in large pharmaceutical companies in various research and development positions. More recently, he has founded, reorganized, and merged several small pharmaceutical companies including ICAgen, Exogen, Biodesign, Sphinx, SemaCo. and AdipoGenix.

   W. Leigh Thompson, M.D., Ph.D., D.Sc. has served as a director since April 1996. In December 1994 Dr. Thompson retired from Eli Lilly and Co. where he served as chief scientific officer and a member of the management committee. Dr. Thompson has enjoyed a distinguished career in both academic medicine and the pharmaceutical industry and has published extensively, particularly in the area of critical care medicine. He is a member of numerous corporate, academic, and civic boards, and consults in the areas of health informatics, enterprise strategic planning, and related areas. Since 1995, Dr. Thompson has been the Chief Executive Officer of Profound Quality Resources, Inc., a worldwide scientific consulting firm. He is currently a director of Guilford Pharmaceuticals, Inc., Medarex Inc. and Ophidian Pharmaceuticals Inc.

   Jesse I. Treu, Ph.D. has served as a director since March 1995 and is a member of our compensation and audit committees. He is a managing member of Domain Associates, L.L.C. and has served in this or similar capacities with the firm since 1986. He has served as a director of over 20 early-stage companies, eleven of which have so far become public companies. He is currently a director of Focal, Inc., Geltex Pharmaceuticals, Inc., Trimeris, Inc., OraPharma, Inc., and Simione Central Holdings, Inc. Prior to the formation of Domain, Dr. Treu had 12 years of health care experience at General Electric and Technicon Corporation in a number of research, marketing management and corporate staff positions. Dr. Treu received his B.S. from Rensselaer Polytechnic Institute and his M.A. and Ph.D. degrees in physics from Princeton University.

Director Compensation

   Directors do not receive cash compensation for services on the board of directors or any committee thereof. In 1996, we granted Dr. Thompson an option to purchase 48,000 shares of our common stock at an exercise price of $0.07 per share, subject to certain conditions relating to vesting and retention, for his participation on the board of directors. All directors are reimbursed for expenses incurred in connection with attendance at board of directors and committee meetings.

Board Committees

   Our board of directors has established an audit committee, a compensation committee and a nominating committee. Our audit committee, which consists of Mr. McGuire, as chairperson, Dr. Treu and Dr. Leighton, reviews the results and scope of our annual audit and the services provided by our independent auditors. Our compensation committee, which consists of Mr. McGuire, as chairperson, and Dr. Treu, administers our stock plan and reviews and approves issues and matters concerning the compensation of employees and consultants in accordance with the objectives and policies instituted by the board of directors. Our nominating committee, which consists of Mr. McGuire, Dr. Boucher and Dr. Lamotte, reviews the qualifications of and proposes candidates for consideration for election to the board of directors or any committee of the board.

Compensation Committee Interlocks and Insider Participation

   During the fiscal year ended December 31, 1999, Mr. McGuire and Dr. Treu served as members of our compensation committee. We have never employed any member of the compensation committee of our board of directors. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or our compensation committee of the board of directors. For information on recent purchases of our capital stock by the members of our compensation committee or their respective affiliates, please see the description under the caption "Certain Transactions" included in this prospectus.

Executive Compensation

   The following table provides certain information concerning the annual and long-term compensation for the fiscal year ended December 31, 1999 of (i) our chief executive officer, and (ii) our other executive officers as of December 31, 1999 whose salary and bonus earned during the fiscal year ended December 31, 1999 exceeded $100,000. In accordance with the rules of the Securities and Exchange Commission, the compensation described in the table does not include medical, group life insurance or some other benefits which are available generally to all of our salaried employees. These individuals are referred to as the named officers in other parts of this prospectus.

                           Summary Compensation Table

                              Annual       Long-Term
                           Compensation   Compensation
                         ---------------- ------------
                                           Securities
Name and Principal                         Underlying
Position                  Salary   Bonus    Options
------------------       -------- ------- ------------
Christy L. Shaffer,      $192,800 $40,000         0
 Ph.D ..................
 President, Chief
 Executive Officer and
 Director
Gregory J.               $139,667 $42,600   125,000
 Mossinghoff ...........
 Chief Business Officer
Janet L. Rideout,        $138,417 $42,600   180,000
 Ph.D ..................
 Senior Vice President,
 Discovery

   The following table sets forth certain information concerning grants of stock options to the named officers during the fiscal year ended December 31, 1999.

                       Option Grants in Last Fiscal Year

                                                                           Potential
                                     Percentage                        Realizable Value
                                      of Total                         at Assumed Rates
                          Number of   Options                           of Stock Price
                          Securities Granted to                        Appreciation for
                          Underlying Employees  Exercise or               Option Term
                           Options   in Fiscal  Base Price  Expiration -------------------
Name                       Granted      1999     per Share     Date       5%         10%
----                      ---------- ---------- ----------- ---------- --------   --------
Christy L. Shaffer,
 Ph.D...................         0       --          --           --         --         --
Gregory J. Mossinghoff..   125,000      18.1%      $0.48     10/12/09       [-- ]      [-- ]
Janet L. Rideout,
 Ph.D...................   180,000      26.0%      $0.24     04/06/09       [-- ]      [-- ]

   The figures above represent options granted under our stock plan. We granted options to purchase 691,250 shares of our common stock in 1999. All options were granted at an exercise price equal to the fair market value of the common stock on the date of grant as determined by our board of directors.

   The options granted to our employees typically vest as to 25% on the first anniversary of the date of grant and as to the remaining 75% in 36 generally equal monthly installments commencing on the first month following the first anniversary of the date of grant. Mr. Mossinghoff's 1999 options vest as to 31,250 shares on October 31, 2000, vest as to an additional 2,605 on the last day of each month thereafter for 35 months, and vest as to the remaining 2,575 shares on October 31, 2003. Dr. Rideout's 1999 options vest as to 90,000 shares on April 6, 2000 and as to 90,000 shares on April 6, 2001, except that the options become fully vested upon the closing of this offering. Options granted to the named officers expire 10 years from the grant date.

   The potential realizable value represents amounts, net of exercise price before taxes, that may be realized upon exercise of the options immediately prior to the expiration of their terms assuming appreciation of 5% and 10% over the option term. The 5% and 10% values are calculated based on rules promulgated by the Securities and Exchange Commission and are applied to an
assumed initial public offering price of $[    ] per share and do not reflect
our estimate of future stock price growth. The actual value realized may be greater or less than the potential realizable value set forth in the table.

   We have never granted stock appreciation rights.

   The following table sets forth information concerning the value and number of exercisable and unexercisable stock options held by the named officers as of December 31, 1999. The value of unexercised in-the-money options at December 31, 1999 represents an amount equal to the difference between the assumed
initial public offering price of $      per share and the option exercise
price, multiplied by the number of unexercised options. An option is in-the-money if the fair market value of the underlying shares exceeds the option's exercise price.

                         Fiscal Year-End Option Values

                                                             Value of Unexercised
                             Number of Unexercised          In-the-Money Options of
                          Options at Fiscal Year-End            Fiscal Year-End
                          ------------------------------   -------------------------
Name                      Exercisable     Unexercisable    Exercisable Unexercisable
----                      -------------   --------------   ----------- -------------
Christy L. Shaffer,
 Ph.D...................          328,905          371,095   $[    ]      [    ]
Gregory J. Mossinghoff..           44,102          205,898   $[    ]      [    ]
Janet L. Rideout,
 Ph.D...................          124,579          182,520   $[    ]      [    ]

Stock Plan

   We established our stock plan, as amended, for the purposes of attracting and retaining the best available personnel, to provide additional incentive to our employees, officers, directors and consultants and to promote our success. The stock plan provides for the grant of incentive stock options to our employees and the grant of non-qualified stock options and restricted stock to our employees, directors and consultants on such terms and conditions as may be determined by our board of directors or a committee thereof which has general responsibility for the administration of the plan. The powers of our board of directors or a committee, as the case may be, include the determination of which employees and consultants are to receive stock option grants or grants of restricted shares, the exercise price, number of shares, the vesting schedule of the grants, payment methods, and other terms and conditions applicable to such grants. The total number of shares of our common stock authorized for issuance under the stock plan is 6,000,000. As of February 24, 2000, options to purchase 4,749,156 shares of our common stock were granted (and not subsequently forfeited), of which options to purchase 3,490,906 shares of our common stock were outstanding and options to purchase 1,258,250 shares had been exercised. The exercise prices of the outstanding options range from $0.07 to
$     per share.

   The exercise price per share for incentive stock options may not be less than the fair market value of our common stock on the date of grant as determined in good faith by the board of directors; provided, however, in the case of an incentive stock option granted to an individual who owns at least 10% of the total combined voting power of all classes of our capital stock, the exercise price shall be no less than 110% of the fair market value per share on the date of grant. The aggregate fair market value of shares which may be purchased for the first time during any calendar year pursuant to an incentive stock option granted under the stock plan, or any other incentive stock option plan of the company, may not exceed $100,000, based on such fair market value at the time of grant. Under the stock plan, stock options may be exercisable for up to 11 years, in the case of non-qualified stock options, and for up to 10 years, in the case of incentive stock options.

   If we consolidate or merge with another corporation, sell or exchange substantially all of our assets, or are reorganized or liquidated, a holder of an option under the stock plan, upon exercise of the option pursuant to the terms of the option, will receive the same shares, securities or property that the optionholder would have received had he or she, immediately prior to the event described above, held the number of shares of our stock purchasable under the option. Alternatively, our board of directors can elect to cancel unexercised options outstanding under the stock plan by providing optionholders with at least 20 days' advance written notice. Our board of directors also may in its discretion accelerate or waive any deferred exercise period under the option.

   The board of directors may amend or terminate the stock plan at any time, subject to any required stockholder approval.

401(k) Profit Sharing Plan

   We adopted a 401(k) profit sharing plan for qualified employees, effective August 1, 1995. Subject to certain maximum contribution limitations, participants may elect a salary reduction of up to an amount equal to 15% of their respective work compensation. The plan allows us to match participant salary reductions of up to 8% of a participant's work compensation or make other discretionary contributions with respect to participants, neither of which has been done with respect to any period ending on or before December 31, 1999.

   Under the 401(k) plan, a participant's interest in our matching or discretionary contributions, if any are made, will become 20% vested upon the participant's completion of two years of service, with such vesting increasing at the rate of 20% for each additional year of service so that 100% vesting is achieved when the participant has completed six years of service. A participant at all times is 100% vested in his interest in the plan attributable to salary reduction contributions.

Employee Confidentiality, Invention Assignment and Non-Compete Agreements

   All of our employees, including each of the named officers, Dr. Kellerman and Dr. Yerxa, have entered into employee confidentiality, invention assignment and, with respect to our management-level employees, non-compete agreements which provide, among other things, that the employee will not disclose any confidential information or trade secrets in any unauthorized manner. The agreements also provide that all inventions by the employee relating to our current or anticipated business which occur during the time of employment will be our property. Finally, the agreements provide that, with respect to any management-level employee, the employee will not compete with us during the time of employment and for one year thereafter.

                              CERTAIN TRANSACTIONS

   We entered into a Consultation and Scientific Advisory Board Agreement with Dr. Richard Boucher, a member of our board of directors, in March 1995. Pursuant to the terms of the agreement, Dr. Boucher agreed to serve as the Chairman of our Scientific Advisory Board for an initial term of three years. The agreement automatically renews itself thereafter for successive one year terms unless terminated by either party. Under the agreement, Dr. Boucher also agreed to consult on the field of airway diseases and the development of low molecular weight molecules for therapeutic or diagnostic purposes. We are currently paying Dr. Boucher $4,166.67 a month for his services, and he has received 700,000 shares of our common stock as partial compensation for his service. In December, 1998, in recognition of his contributions, we granted Dr. Boucher an option to purchase 200,000 shares of our common stock at $0.12 per share. Such shares shall vest pro rata, and be fully vested on June 30, 2002.

   In March 1995, we entered into a Sponsored Research Agreement with The University of North Carolina at Chapel Hill. Under the agreement, we fund a research program relating to uses of the P2Y receptor family. Drs. Richard C. Boucher, M. Jackson Stutts and C. William Davis currently serve as the principal investigators with respect to the research. Pursuant to the terms of the agreement, we paid approximately $141,120 in 1999 for the research program.

   On July 1, 1999 and October 29, 1999 we sold an aggregate of 6,201,985 shares of Series E preferred stock at a purchase price of $2.00 per share. The following holders of more than 5% of our voting securities purchased Series E preferred stock in those transactions in the amounts shown below. See "Principal Stockholders" for more detail on securities held by these stockholders.

                                                                    Series E
      Purchaser                                                  Preferred Stock
      ---------                                                  ---------------
      Alta V Limited Partnership................................      395,840
      Benefit Capital Management Corporation....................      500,000
      Domain Partners III, L.P..................................      373,832
      InterWest Partners VII, L.P...............................    2,857,843
      NMT New Medical Technologies..............................    1,250,000

   Terrance G. McGuire, a director, is a general partner of Alta V Management Partners, L.P., which is the general partner of Alta V Limited Partnership. Jesse I. Treu, Ph.D., a director, is a general partner of One Palmer Square Associates III, L.P., the general partner of Domain Partners III, L.P.

   In connection with our entering into a Development, License and Supply Agreement with Genentech, Inc., we sold 1,000,000 shares of Series G preferred stock at $10.00 per share under the terms of a Series G Preferred Stock and Warrant Purchase Agreement, dated December 17, 1999. The Series G preferred stock will automatically convert at the time of the closing of this offering
into [        ] shares of our common stock. We also issued Genentech a warrant to purchase 444,444 shares of our common stock, at an exercise price of $4.50 per share on such date. See "Business--Corporate Collaborations" for a description of the terms of our collaboration with Genentech.

   During 1999, we contracted with a contract research organization to perform research on behalf of Kissei, one of our collaborative partners and the holder of 375,000 shares of our Series C preferred stock. We were reimbursed by Kissei for the cost of the study. The total amount reimbursed by Kissei for this study in 1999 was $813,000.

                             PRINCIPAL STOCKHOLDERS

   The following table sets forth certain information regarding the beneficial ownership of our common stock as of February 24, 2000 on a fully diluted basis, and as of such date, as adjusted to give effect to this offering, by (i) each person who is known to own beneficially more than 5% of our common stock and
(ii) each of the named officers and our current directors, and (iii) all of the directors and executive officers as a group.

   Beneficial ownership is determined on a fully diluted basis and includes all options and warrants which are exercisable within 60 days of February 24, 2000. The information contained in this table assumes the conversion of all preferred
stock into     shares of common stock, assuming a conversion of the Series G
preferred stock into       shares of common stock based on an assumed initial
offering price of $    per share. Except as indicated by footnote, and subject
to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Includes warrants for 165,000 shares of Series A preferred stock; warrants for 15,000 shares of Series B preferred stock, warrants for 28,170 shares of Series F preferred stock and warrants for 464,444 shares of common stock.

                           Number of Shares      Percentage         Percentage
                          Beneficially Owned Beneficially Owned Beneficially Owned
Name and Address of         Prior to This      Prior to This        After This
Beneficial Owner               Offering           Offering           Offering
-------------------       ------------------ ------------------ ------------------
Terrance G. McGuire(1)..      5,038,566                %                  %
 Polaris Venture
  Partners
 1000 Winter Street
 Suite 3350
 Waltham, MA 02154
Alta V Limited
 Partnership(2).........      4,986,164                %                  %
 Polaris Venture
  Partners
 1000 Winter Street
 Suite 3350
 Waltham, MA 02154
Jesse I. Treu,
 Ph.D.(3)...............      4,541,224                %                  %
 Domain Associates,
  L.L.C.
 One Palmer Square,
  Suite 515
 Princeton, N.J. 08542
Domain Partners III,
 L.P.(4)................      4,541,224                %                  %
 DP III Associates, L.P.
 One Palmer Square,
  Suite 515
 Princeton, N.J. 08542
InterWest Partners VII,
 L.P.(5)................      2,987,500                %                  %
 InterWest Investors
  VII, LP
 3000 Sand Hill Road
 Bldg. 3, Suite 255
 Menlo Park, CA 94025
Andre L. Lamotte,
 Sc.D.(6)...............      2,626,639                %                  %
 Medical Science
  Partners
 161 Worcester Road,
  Suite 301
 Framingham, MA 01701
Medical Science Partners
 II, L.P.(7)............      2,343,561                %                  %
 c/o Medical Science
  Partners
 161 Worcester Road,
  Suite 301
 Framingham, MA 01701

                                          Number of
                                            Shares     Percentage   Percentage
                                         Beneficially Beneficially Beneficially
                                         Owned Prior  Owned Prior  Owned After
                                           to This      to This        This
Name and Address of Beneficial Owner       Offering     Offering     Offering
------------------------------------     ------------ ------------ ------------
Benefit Capital Management
 Corporation(8).........................   2,166,667         %            %
 39 Old Ridgebury Road
 Danbury, CT 06817
NMT New Medical Technologies(9).........  1,680,000          %            %
 Innovation Center
 Gewerbestrasse 18
 Allschwil, CH-4123
Genentech, Inc.(10).....................    [    ]           %            %
 1 DNA Way
 South San Francisco, CA 94080-4990
Christy L. Shaffer, Ph.D.(11)...........   372,219           %           %
Gregory J. Mossinghoff(12)..............    54,245          *            *
Janet L. Rideout, Ph.D.(13).............   422,045           %           *
Richard Boucher, M.D.(14)...............   971,200           %            %
H. Jefferson Leighton, Ph.D.(15)........   700,000           %            %
W. Leigh Thompson, M.D., Ph.D.,
 D.Sc.(16)..............................    48,625          *            *
All directors and executive officers as
 a group (9 people)(1), (3), (6), (11),
 (12), (13), (14), (15), (16)...........  14,774,763         %            %

--------
*    Less than one percent
 (1) Includes 2,721,400 shares of Series A preferred stock, 1,479,022 shares of Series B preferred stock, 389,902 shares of common stock and 395,840 shares of Series E preferred stock beneficially owned by Alta V Limited Partnership, and 28,600 shares of Series A preferred stock, 15,544 shares of Series B preferred stock, 4,098 shares of common stock and 4,160 shares of Series E preferred stock beneficially owned by Customs House Partners. Mr. McGuire is a principal of Burr, Egan, Deleage & Co. The principals of Burr, Egan, Deleage & Co. are general partners of Alta V Management Partners, L.P., the general partner of Alta V Limited Partnership, and Customs House Partners. In his capacity as general partner of Alta V Management Partners, L.P., Mr. McGuire may be deemed to share voting and investment powers for the shares held by Alta V Limited Partnership and Customs House Partners. Mr. McGuire disclaims beneficial ownership of all such shares held by Alta V Limited Partnership and Customs House Partners except to the extent of his proportionate pecuniary interests in such funds. See footnote 2 and the table above.
 (2) Alta V Limited Partnership ownership is based on ownership of 2,721,400 shares of Series A preferred stock, 1,479,022 shares of Series B preferred stock, 389,902 shares of common stock and 395,840 shares of Series E preferred stock.
 (3) Includes 4,400,298 shares beneficially owned by Domain Partners III, L.P. and 140,926 shares beneficially owned by DP III Associates, L.P. Dr. Treu is a general partner of One Palmer Square Associates III, L.L.C., the general partner of Domain Partners III, L.P. and DP III, Associates, L.P. Dr. Treu shares voting and investment power with respect to these shares and disclaims beneficial ownership of such shares except to the extent of his proportionate interest therein. Excludes 900,000 shares of Series A preferred stock, 489,131 shares of Series B preferred stock and 124,610 shares of Series E preferred stock beneficially owned by Biotechnology Investments Limited. Dr. Treu is a managing member of Domain Associates, L.L.C. Pursuant to a contractual agreement, Domain

    Associates, L.L.C. is the U.S. Venture Capital Advisor to Biotechnology Investments Limited. Domain Associates has no voting or investment power with respect to Biotechnology Investments Limited's shares. Dr. Treu disclaims beneficial ownership of Biotechnology Investments Limited's shares. See footnote 4 and the table above.
 (4) Jesse I. Treu, Ph.D., a director of Inspire, is a general partner of One Palmer Square Associates III, L.P., the general partner of Domain Partners III, L.P. and DP III Associates, L.P. Dr. Treu shares voting and investment power with respect to these shares and disclaims beneficial ownership of such shares except to the extent of his proportionate interest therein. Domain Partners III, L.P.'s ownership is based on ownership of 2,608,696 shares of Series A preferred stock, 1,417,770 shares of Series B preferred stock and 373,832 shares of Series E preferred stock. DP III Associates, L.P.'s ownership is based on ownership of 91,304 shares of Series A preferred stock and 49,622 shares of Series B preferred stock.
 (5) InterWest Partners VII, LP's ownership is based on ownership of
     2,857,843 shares of Series E preferred stock. InterWest Investors, VII, LP's ownership is based on ownership of 129,657 shares of Series E preferred stock.
 (6) Includes 2,343,561 shares held by the Medical Science Partners II, L.P. and 283,078 shares held by the Medical Science II Co-Investment L.P. Dr. Lamotte is a managing general partner of Medical Science Partners, the general partner of Medical Science Partners II, L.P., and the co-manager of Medical Science II Co-Investment, L.P. which are stockholders. Dr. Lamotte disclaims beneficial ownership of Medical Science II Co-Investment, L.P.'s shares. See footnote 7 and the table above.
 (7) Medical Science Partners II, L.P.'s ownership is based on 394,000 shares of common stock, 1,324,561 shares of Series A preferred stock and 625,000 shares of Series B preferred stock.
 (8) Benefit Capital Management Corporation's ownership is based on ownership of 1,666,667 shares of Series B preferred stock and 500,000 shares of Series E preferred stock.
 (9) NMT New Medical Technologies ownership is based on ownership of 430,000 shares of Series B preferred stock, and 1,250,000 shares of Series E preferred stock.
 (10) Genentech, Inc.'s ownership consists of         shares of common stock
      upon automatic conversion of Series G preferred stock upon the closing of this offering and a warrant for 444,444 shares of common stock exercisable for $4.50 per share.
 (11) Includes 372,219 shares of common stock underlying stock options granted to Dr. Shaffer which will have vested within sixty days after February 24, 2000. Does not include 527,781 shares of common stock underlying stock options granted to Dr. Shaffer which will not have vested within sixty days after February 24, 2000.
 (12) Includes 54,245 shares of common stock underlying stock options granted to Mr. Mossinghoff which will have vested within sixty days after February 24, 2000. Does not include 345,755 shares of common stock underlying stock options granted to Mr. Mossinghoff which will not have vested within sixty days after February 24, 2000.
 (13) Includes 102,901 shares of common stock and 319,144 shares of common stock underlying stock options granted to Dr. Rideout which will have vested within sixty days after February 24, 2000. Does not include 90,856 shares of common stock underlying stock options granted to Dr. Rideout which will not have vested within sixty days after February 24, 2000.
 (14) Includes 883,670 shares of common stock and 87,530 shares of common stock underlying stock options granted to Dr. Boucher which will have vested within sixty days after February 24, 2000. Does not include 112,470 shares of common stock underlying stock options granted to Dr. Boucher which will not have vested within sixty days after February 1, 2000.
 (15) Includes 700,000 shares of common stock.
 (16) Includes 45,625 shares of common stock and 3,000 shares of common stock underlying stock options granted to Dr. Thompson which will have vested within sixty days after February 24, 2000.

                          DESCRIPTION OF CAPITAL STOCK

   Our authorized capital stock consists of 108,000,000 shares, of which 56,000,000 shares are common stock, $0.001 par value, and 52,000,000 shares are preferred stock, which our board of directors has the power and authority to designate into classes or series. Immediately following this offering, there
will be        shares of common stock and no shares of preferred stock
outstanding, assuming an initial public offering price of $[    ]. The
following is a summary of various provisions of our common stock and preferred stock.

Common Stock

   As of February 24, 2000, there were 4,342,250 shares of our common stock issued and outstanding and held of record by 43 stockholders. An additional
[     ] shares of our common stock will be issued upon the automatic conversion of all outstanding shares of our preferred stock on the closing of this
offering, assuming an initial public offering price of $[   ]. In addition, as
of February 24, 2000, 464,444 shares of our common stock were reserved for issuance upon the exercise of outstanding warrants, 208,170 shares of our preferred stock were reserved for issuance upon the exercise of outstanding warrants and 6,000,000 shares of our common stock were reserved for issuance upon the exercise of options under our stock plan, of which options to purchase 4,749,156 shares of our common stock were granted (and not subsequently forfeited). Of these, 3,490,906 shares are reserved for issuance upon the exercise of outstanding options and 1,258,250 shares have been purchased pursuant to the exercise of such options.

   The following summarizes the rights of the holders of our common stock:

  . each holder of shares of common stock is entitled to one vote per share on all matters to be voted on by stockholders generally, including the election of directors;

  .  there are no cumulative voting rights;

  . the holders of our common stock are entitled to dividends and other distributions as may be declared from time to time by the board of directors out of funds legally available for that purpose, if any, provided that no cash dividend may be declared or paid on our common stock until paid on various series of outstanding preferred stock in accordance with its terms;

  . upon our liquidation, dissolution or winding up, the holders of shares of common stock will be entitled to share ratably in the distribution of all of our assets remaining available for distribution after satisfaction of all our liabilities and the payment of the liquidation preference of any outstanding preferred stock; and

  . under the terms of our amended and restated certificate of incorporation, the holders of common stock have no preemptive or other subscription rights to purchase shares of our stock, nor are they entitled to the benefits of any redemption or sinking fund provisions.

Preferred Stock

   Upon the closing of this offering, there will be no shares of preferred stock outstanding. Our amended and restated certificate of incorporation authorizes our board of directors to create and issue one or more series of preferred stock and determine the rights and preferences of each series within the limits set forth in our amended and restated certificate of incorporation and applicable law. Among other rights, the board of directors may determine, without further vote or action by our stockholders:

  . the number of shares constituting the series and the distinctive designation of the series;

  . the dividend rate on the shares of the series, whether dividends will be cumulative, and if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of the series;

  . whether the series will have voting rights in addition to the voting rights provided by law, and if so, the terms of the voting rights;

  . whether the series will have conversion privileges and, if so, the terms and conditions of conversion;

  . whether or not the shares of the series will be redeemable or exchangeable, and, if so, the dates, terms and conditions of redemption or exchange, as the case may be;

  . whether the series will have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of the sinking fund; and

  . the rights of the shares of the series in the event of our voluntary or involuntary liquidation, dissolution or winding up and the relative rights or priority, if any, of payment of shares of the series.

   Unless otherwise provided by our board of directors, the shares of all series of preferred stock will rank on a parity with respect to the payment of dividends and to the distribution of assets upon liquidation. Although we have no present plans to issue any shares of preferred stock, any future issuance of shares of preferred stock, or the issuance of rights to purchase preferred shares, may have the effect of delaying, deferring or preventing a change in control in our company or an unsolicited acquisition proposal. The issuance of preferred stock also could decrease the amount of earnings and assets available for distribution to the holders of common stock or could adversely affect the rights and powers, including voting rights, of the holders of the common stock.

Registration Rights

   Following the expiration of all applicable lock-up periods, the holders of at least 50% of the shares of our common stock to be received upon the automatic conversion of the outstanding shares of Series A preferred stock at the time of the closing of this offering may request that we file a registration statement under the Securities Act. At any time after April 8, 2002, the holders of at least 50% of the shares of our common stock to be received upon the automatic conversion of the outstanding shares of Series A preferred stock and Series B preferred stock at the time of the closing of this offering may request that we file a registration statement. At any time after December 31, 2002, the holders of more than 50% of the shares of our common stock to be received upon the automatic conversion of the outstanding shares of any two of the following series of preferred stock may request that we file a registration statement: Series A preferred stock, Series B preferred stock, Series E preferred stock or Series G preferred stock. Furthermore, the holders of at least 50% of the outstanding shares of common stock issued upon conversion of any of the Series A preferred stock, Series B preferred stock, Series E preferred stock and Series G preferred stock may request that we file a registration statement on Form S-3. Upon such a request and subject to certain minimum size conditions, we generally will be required to use our best efforts to effect any such registration. In addition, if we propose to register any of our common stock, either for our own account or for the account of our stockholders, we are required, with certain exceptions, to notify the holders described above and, subject to certain limitations, to include in such registration all of the shares of our common stock received upon conversion of the shares of our Series A preferred stock, Series B preferred stock, Series E preferred stock and Series G preferred stock requested to be included by such holders. We are generally obligated to bear the expenses, other than underwriting discounts and sales commissions, of these registrations.

   Under agreements with the holders of Series C preferred stock and Series D preferred stock, we have agreed to notify such holders in the event we propose to register any of our common stock, either for our own account or for the account of stockholders, and, subject to certain limitations, to include in such registration all of the shares of common stock issued upon conversion of the Series C preferred stock and Series D preferred stock at the time of closing of this offering, as requested to be included by such holders. We are generally obligated to bear the expenses, other than underwriting discounts and sales commissions, of these registrations.

   All such registration rights terminate five years after the closing of this offering.

   Any exercise of such registration rights may hinder our efforts to arrange future financings and may have an adverse effect on the market price of our common stock.

Stockholders' Agreement

   The holders of our common stock, our Series A, B and E preferred stock and we are parties to a stockholders agreement pursuant to which such stockholders have agreed to vote their shares for the election of directors, as follows: one person designated by stockholders affiliated with Burr, Egan, Deleage & Co., one designated by stockholders affiliated with Medical Science Partners, one designated by stockholders affiliated with Domain Associates, one designated by NMT New Medical Technologies, the Chief Executive Officer and three non-employees designated by the foregoing four persons. In addition, the holders of our common stock granted us and our Series A, B and E preferred stockholders a right of first refusal to purchase their stock. This agreement will terminate upon the conversion of all shares of Series A, B and E preferred stock into shares of common stock.

Delaware Law and Certain Charter and By-Law Provisions

   We are subject to Section 203 of the Delaware General Corporation Law which is an anti-takeover provision. In general, the statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes a merger, asset sale or other transaction resulting in financial benefit to the stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of a corporation's voting stock.

   Our amended and restated certificate of incorporation authorizes our board of directors to create and issue one or more series of preferred stock and determine the rights and preferences of each series within the limits set forth in our amended and restated certificate of incorporation and applicable law. Use of our preferred stock could have the effect of delaying, deferring or preventing a change in control, as removal of our board of directors and management may be rendered more difficult. Further, use of the preferred stock may have an adverse impact on the ability of our stockholders to participate, if applicable, in a tender offer or exchange offer for the common stock, which would diminish the value of the common stock.

   The Delaware General Corporation Law authorizes a corporation in its certificate of incorporation to limit the personal liability of its directors for violations of their fiduciary duty of care. Accordingly, our amended and restated certificate of incorporation states that a director will not be personally liable to us or to our stockholders for monetary damages resulting from any breach of fiduciary duty as a director, except in certain circumstances involving wrongful acts, such as the breach of the director's duty of loyalty to us or our stockholders, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or a transaction from which the director derived an improper personal benefit. The Delaware General Corporation Law also authorizes a corporation to indemnify its directors and officers, and our amended and restated certificate of incorporation requires that we indemnify each director and executive officer to the fullest extent allowable under the Delaware General Corporation Law. We believe that these provisions will assist us in attracting and retaining individuals to serve as directors.

Transfer Agent and Registrar

   The transfer agent and registrar for the common stock will be [           ].

                        SHARES ELIGIBLE FOR FUTURE SALE

   Prior to this offering there has been no public market for our common stock. Future sales of substantial amounts of our common stock, or even the possibility of such sales, could reduce the prevailing market price. As described below, only a limited number of shares of common stock currently held by our stockholders will be available for sale shortly after this offering due to certain contractual and legal restrictions on resale. Sales of substantial amounts of common stock in the public market after the restrictions lapse could adversely affect the prevailing market price and our ability to raise equity capital in the future.

   Upon the closing of this offering,       shares of our common stock will be
outstanding based on the number of shares of our preferred stock and common stock outstanding as of December 31, 1999, and assuming no exercise of the
underwriters' over-allotment option. Of these shares, the      shares of common
stock being sold in this offering will be freely tradable (unless purchased by our "affiliate" as such term is defined in the Securities Act) without restriction or registration under the Securities Act. All remaining shares of common stock were issued and sold in private transactions and are "restricted securities" which are eligible for public sale only if registered under the Securities Act or sold in accordance with Rule 144 promulgated under that Act.
In addition, upon closing of this offering [    ] shares of common stock will
be issuable upon the exercise of warrants and options.

   Our officers, directors and holders of preferred stock have agreed that they will not, directly or indirectly, offer, sell or agree to sell, or otherwise dispose of any shares of our common stock or convertible securities in the public market without the prior written consent of Bear, Stearns & Co. Inc. for a period of 180 days after the effective date of the registration statement of which this prospectus is a part (the "Lockup Period"). As a result of lockups
with the underwriters and the provisions of Rule 144, the              shares
which are restricted securities will be available for sale in the United States public market as follows:

  .       shares of common stock will be eligible for sale upon expiration of the Lockup Period; and

  . the remainder of the shares of common stock will be eligible for sale from time to time thereafter upon expiration of the applicable holding periods under Rule 144.

   Rule 144. In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus a person or persons whose shares are aggregated, who has beneficially owned restricted securities for at least one year, including the holding period of any prior owner except an affiliate, will be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

  .  1% of the number of shares of our common stock then outstanding, which
     will equal approximately      shares immediately after this offering; or

  . the average weekly trading volume of our common stock on the Nasdaq National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

   Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about Inspire.

   Rule 144(k). Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner except an affiliate, is entitled to sell these shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

   Registration Rights. As described above, holders of      shares of our
common stock which are restricted securities and      shares of our common
stock issuable upon exercise of outstanding warrants will be entitled to demand registration of their shares. Registration of their shares under the Securities Act would result in these shares becoming freely tradable without restriction under the Securities Act, except for shares purchased by affiliates, immediately upon the effectiveness of that registration.

   Rule 701. In general, under Rule 701 of the Securities Act as currently in effect, any of our employees, consultants or advisors, other than affiliates, who purchases or receives shares from us in connection with our stock plan or other written agreement will be eligible to resell their shares beginning 90 days after the date of this prospectus, subject only to the manner of sale provisions of Rule 144, and by affiliates under Rule 144 without compliance with its holding period requirements.

   Stock Options. Following this offering, we intend to file a registration statement on Form S-8 under the Securities Act covering the shares of common stock reserved for issuance under our stock plan. The registration statement on Form S-8 will become effective upon filing with the Securities and Exchange Commission. Accordingly, shares registered under that registration statement will, subject to limitations applicable to affiliates, be available for sale in the open market after the filing, except those shares subject to lock-up agreements and unvested shares.

   Warrants. We have issued various warrants to purchase shares of our preferred stock which shall, upon the closing of this offering, convert into warrants to purchase an aggregate of 208,170 shares of our common stock. Each of the preferred stock warrants will expire on the fifth anniversary of the date of this offering. On January 29, 1999 we issued a ten-year warrant to a consultant for 20,000 shares of our common stock as partial consideration under a consulting agreement. On December 17, 1999 we issued a five-year warrant to Genentech to purchase 444,444 shares of our common stock.

                                  UNDERWRITING

   Subject to the terms and conditions set forth in an agreement among the underwriters and us, the underwriters named below, through their representatives Bear, Stearns & Co. Inc., Deutsche Bank Securities Inc. and U.S. Bancorp Piper Jaffray Inc., have severally agreed to purchase from us the aggregate number of shares of our common stock set forth opposite their names below:

                                                                       Number of
      Underwriter                                                       Shares
      -----------                                                      ---------
      Bear, Stearns & Co. Inc.........................................
      Deutsche Bank Securities Inc....................................
      U.S. Bancorp Piper Jaffray Inc..................................
      Total...........................................................

   The underwriting agreement provides that the obligations of the several underwriters are subject to approval of various legal matters by their counsel and to various other conditions, including delivery of legal opinions by our counsel, the delivery of a letter by our independent auditors and the accuracy of the representations and warranties made by us in the underwriting agreement. Under the underwriting agreement, the underwriters are obliged to purchase and pay for all the above shares of our common stock if any are purchased.

Public Offering Price

   The underwriters propose to offer the shares of our common stock directly to the public at the offering price set forth on the cover page of this prospectus
and at that price less a concession not in excess of $        per share of
common stock to other dealers who are members of the National Association of Securities Dealers, Inc. The underwriters may allow, and those dealers may
reallow, concessions not in excess of $       per share of common stock to
other underwriters or to other dealers. After this offering, the offering price, concessions and other selling terms may be changed by the underwriters. Our common stock is offered subject to receipt and acceptance by the underwriters and subject to other conditions, including the right to reject orders in whole or in part. The underwriters have informed us that the underwriters do not expect to confirm sales of common stock to any accounts over which they exercise discretionary authority.

   The following table summarizes the per share and total public offering price of the shares of common stock in the offering, the underwriting compensation to be paid to the underwriters by us and the proceeds of the offering, before expenses, to us. The information presented assumes either no exercise or full exercise by the underwriters of their over-allotment option.

                                                                   Total
                                                            -------------------
                                                             Without    With
                                                       Per    Over-     Over-
                                                      Share Allotment Allotment
                                                      ----- --------- ---------
   Public offering price............................  $      $         $
   Underwriting discounts and commissions payable by
    us..............................................
   Proceeds, before expenses, to us.................

   The underwriting discount and commission per share is equal to the public offering price per share of our common stock less the amount paid by the underwriters to us per share of common stock.

   We estimate total offering expenses payable by us, other than the underwriting discounts and commissions referred to above, will be approximately
$        .

Over-Allotment Option to Purchase Additional Shares

   We have granted a 30-day over-allotment option to the underwriters to
purchase up to an aggregate of       additional shares of our common stock
exercisable at the offering price less the underwriting discounts and commissions, each as set forth on the cover page of this prospectus. If the underwriters exercise this option in whole or in part, then each of the underwriters will be obligated to purchase additional shares of common stock in proportion to their respective purchase commitments as shown in the table set forth above, subject to various conditions.

Indemnification and Contribution

   The underwriting agreement provides that we will indemnify the underwriters against liabilities specified in the underwriting agreement under the Securities Act, including liabilities arising from material misstatements or omissions in connection with disclosure, or will contribute to payments that the underwriters may be required to make in respect of those liabilities. The underwriters have agreed to indemnify us against liabilities specified in the underwriting agreement under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the underwriters, the underwriters have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Lock-Up Agreements

   All of our officers, directors and holders of preferred shares have agreed that they will not, directly or indirectly, offer, sell or agree to sell, or otherwise dispose of any shares of our common stock or convertible securities in the public market without the prior written consent of Bear, Stearns & Co. Inc. for a period of 180 days after the effective date of the registration statement of which this prospectus is a part.

   In addition, we have agreed that for a period of 180 days from the date of this prospectus, we will not, without the prior written consent of Bear, Stearns & Co. Inc., directly or indirectly, offer, sell or otherwise dispose of any shares of common stock, pledge, make any short sale or maintain any short position, establish or maintain a put position, enter into any swap, derivative transaction or other arrangement that transfers to another any of the economic consequences of ownership of common stock, or otherwise dispose of any common stock or any interest in common stock held by us.

Nasdaq National Market Quotation

   Prior to this offering, there has been no public market for our common stock. Consequently, the initial public offering price for the common stock will be determined by negotiations between us and the representatives of the underwriters. Among the factors to be considered in determining the initial public offering price will be estimates of our prospects in the industry in which we compete, an assessment of our management, the general state of the securities markets at the time of this offering, and certain financial and operating information of companies engaged in similar activities. We have applied for approval for the quotation of our common stock on the Nasdaq National Market, under the symbol "ISPH." We cannot assure you, however, that an active or orderly trading market will develop for the common stock or that the common stock will trade in the public market subsequent to this offering at or above the initial offering price.

Stabilization, Syndicate Short Position and Penalty Bids

   In order to facilitate this offering, certain persons participating in this offering may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock during and after this offering. Specifically, the underwriters may over-allot or otherwise create a short position in the common stock for their own account by selling more shares of common stock than we have actually sold to them. The underwriters may elect to cover any such short position by purchasing shares of common stock in the open market and may impose penalty bids, under which selling concessions allowed to syndicate members or other broker-dealers participating in this offering are reclaimed if shares of common stock previously distributed in this offering are repurchased in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of the common stock to the extent that it discourages resales thereof. No representation is made as to the magnitude or effect of any such stabilization or other transactions. Such transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

Reserved Share Program

   At our request, the underwriters have reserved for sale at the initial
public offering price up to         shares of common stock to be sold in this
offering for sale to our directors, officers, employees, business associates, vendors and related persons. Purchases of reserved shares are to be made through an account at Bear, Stearns & Co. Inc. in accordance with Bear, Stearns & Co. Inc.'s procedures for opening an account and transacting in securities. The number of shares available for sale to the general public will be reduced to the extent that any reserved shares are purchased. Any reserved shares not purchased by our directors, officers, employees, business associates, vendors and related persons will be offered by the underwriters to the general public on the same terms as the other shares offered by this prospectus.

                                 LEGAL MATTERS

   The validity of the common stock offered and some of the legal matters arising in connection with this offering will be passed upon for us by Smith, Stratton, Wise, Heher & Brennan, Princeton, New Jersey. Other legal matters in connection with this offering will be passed upon for the underwriters by Coudert Brothers, New York, New York.

                                    EXPERTS

   The financial statements as of December 31, 1998 and 1999, and for each of the three years in the period ended December 31, 1999, included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

   The statements in this prospectus under the captions "Risk Factors--If our patent and other intellectual property protection is inadequate, the development and any possible sales of our product candidates could suffer or competitors could force our products completely out of the market," "Business-- Business Strategy--Protect and Enhance our Technology Leadership Position," and "Business--Patents and Proprietary Rights" have been reviewed and approved by Howrey Simon Arnold & White, LLP, our patent counsel, as experts on such matters, and are included in this prospectus in reliance upon that review and approval.

                    CHANGE IN INDEPENDENT PUBLIC ACCOUNTANTS

   In November 1999, we dismissed KPMG LLP as our independent accountants. The former independent accountants' report did not contain an adverse opinion, a disclaimer of opinion or any qualifications or modifications related to uncertainty, limitation of audit scope or application of accounting principles. The former independent accountants' report does not cover any of our financial statements in this registration statement. There were no disagreements with the former public accountants on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure with respect to our financial statements up through the time of dismissal that, if not resolved to the former accountants' satisfaction, would have caused them to make reference to the subject matter of the disagreement in connection with their report. In November 1999, we retained PricewaterhouseCoopers LLP as our independent public accountants. The decision to retain PricewaterhouseCoopers LLP was approved by resolution of the board of directors. Prior to retaining PricewaterhouseCoopers LLP, we had not consulted with PricewaterhouseCoopers LLP regarding accounting principles.

                      WHERE YOU CAN FIND MORE INFORMATION

   We have filed with the Securities and Exchange Commission, Washington, D.C., a registration statement on Form S-1 (together with required schedules and exhibits) under the Securities Act with respect to the shares of common stock offered. This prospectus, which constitutes a part of the registration statement, does not contain all of the information provided in the registration statement, certain terms of which are omitted in accordance with the rules and regulations of the Securities and Exchange Commission. You can find additional information with respect to us and the common stock in the registration statement, which may be inspected without charge, at the public reference facilities maintained by the Securities and Exchange Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; Seven World Trade Center, 13th Floor, New York, New York 10048; and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of these materials may be obtained from the public reference section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C., 20549, at prescribed rates. The registration statement is also publicly available through the Securities and Exchange Commission's web site located at http://www.sec.gov

                         INSPIRE PHARMACEUTICALS, INC.
                         (a development stage company)

                         INDEX TO FINANCIAL STATEMENTS

                                                                        Page(s)
                                                                        -------
Report of Independent Accountants......................................   F-2
Balance Sheets at December 31, 1998 and 1999...........................   F-3
Statements of Operations for the years ended December 31, 1997, 1998 and 1999 and the period from inception (October 28, 1993) to December
 31, 1999..............................................................   F-4
Statements of Stockholders' Equity (Deficit) for the period from
 inception (October 28, 1993) to December 31, 1999.....................   F-5
Statements of Cash Flows for the years ended December 31, 1997, 1998 and 1999 and the period from inception (October 28, 1993) to December
 31, 1999..............................................................   F-6
Notes to Financial Statements..........................................   F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders
Inspire Pharmaceuticals, Inc.

   In our opinion, the accompanying balance sheets and the related statements of operations, of stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Inspire Pharmaceuticals, Inc. (a development stage company) at December 31, 1998 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999 and the period from inception (October 28, 1993) to December 31, 1999 in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP

February 21, 2000
Raleigh, North Carolina

                         INSPIRE PHARMACEUTICALS, INC.
                         (a development stage company)

                                 BALANCE SHEETS

                                             December 31,           Pro Forma
                                       --------------------------  December 31,
                                           1998          1999          1999
                                       ------------  ------------  ------------
                                                                   (unaudited)
                                                                     (Note 2)
Assets
Current assets:
  Cash and cash equivalents........... $  4,137,628  $ 22,727,687  $
  Accounts receivable.................        5,726        19,540
  Prepaid expenses....................      123,372       131,891
                                       ------------  ------------  -----------
Total current assets..................    4,266,726    22,879,118
Property and equipment, net...........    1,046,195       789,028
Other, net............................      133,114       261,611
                                       ------------  ------------  -----------
Total assets.......................... $  5,446,035  $ 23,929,757  $
                                       ============  ============  ===========
Liabilities and Stockholders' Equity
Current liabilities:
  Accounts payable.................... $    290,473  $    631,497  $
  Accrued expenses....................      447,835       650,650
  Capital leases, current portion.....      441,645       210,259
                                       ------------  ------------  -----------
Total current liabilities.............    1,179,953     1,492,406
Capital leases, excluding current
 portion..............................      341,382       333,383
Notes payable.........................       20,825        23,714
Deferred revenue......................          --      5,000,000
                                       ------------  ------------  -----------
    Total liabilities.................    1,542,160     6,849,503
Commitments (Note 12).................          --            --
Stockholders' equity:
  Convertible preferred stock, $0.001
   par value; 52,000,000 shares
   authorized; 20,857,681 and
   28,059,666 shares issued and
   outstanding at December 31, 1998
   and 1999, respectively.............   24,466,659    45,895,143
  Common stock, $0.001 par value per
   share; 56,000,000 shares
   authorized; 3,778,393 and 4,315,250
   shares issued and outstanding at
   December 31, 1998 and 1999,
   respectively.......................        3,779         4,315
  Additional paid-in capital..........      569,267       906,123
  Deficit accumulated during the
   development stage..................  (20,860,276)  (29,396,259)
  Deferred compensation...............     (275,554)     (329,068)
                                       ------------  ------------  -----------
Total stockholders' equity............    3,903,875    17,080,254
                                       ------------  ------------  -----------
Total liabilities and stockholders'
 equity............................... $  5,446,035  $ 23,929,757  $
                                       ============  ============  ===========

   The accompanying notes are an integral part of these financial statements.

                         INSPIRE PHARMACEUTICALS, INC.
                         (a development stage company)

                            STATEMENTS OF OPERATIONS

                                                                  Cumulative
                                                                     from
                                                                  Inception
                                                                 (October 28,
                                Year Ended December 31,            1993) to
                          -------------------------------------  December 31,
                             1997         1998         1999          1999
                          -----------  -----------  -----------  ------------  ---
Revenues:
  Collaborative research
   agreements...........  $       --   $ 3,600,000  $   600,000  $  4,200,000
                          -----------  -----------  -----------  ------------
Operating expenses:
  Research and
   development..........    6,568,914    5,438,405    7,178,909    25,250,042
  General and
   administrative
   expenses.............    1,494,593    1,921,088    1,887,272     7,895,313
  Stock based
   compensation.........          --        14,066       90,386       104,452
                          -----------  -----------  -----------  ------------
  Total operating
   expenses.............    8,063,507    7,373,559    9,156,567    33,249,807
                          -----------  -----------  -----------  ------------
  Operating loss........   (8,063,507)  (3,773,559)  (8,556,567)  (29,049,807)
                          -----------  -----------  -----------  ------------
Other income (expense),
 net:
  Interest income.......      280,402      167,514      237,581     1,108,741
  Interest expense......     (164,321)    (115,295)     (90,175)     (644,641)
  Loss on disposal of
   property and
   equipment............          --       (16,587)      (4,790)     (328,520)
                          -----------  -----------  -----------  ------------
  Other income
   (expense), net.......      116,081       35,632      142,616       135,580
                          -----------  -----------  -----------  ------------
  Loss before provision
   for income taxes.....   (7,947,426)  (3,737,927)  (8,413,951)  (28,914,227)
Provision for income
 taxes..................          --       360,000       60,000       420,000
                          -----------  -----------  -----------  ------------
  Net loss..............   (7,947,426)  (4,097,927)  (8,473,951)  (29,334,227)
Preferred stock
 dividends..............          --           --       (62,032)      (62,032)
                          -----------  -----------  -----------  ------------
  Net loss available to
   common stockholders..  $(7,947,426) $(4,097,927) $(8,535,983) $(29,396,259)
                          ===========  ===========  ===========  ============
Net loss per common
 share--basic and
 diluted................  $     (2.29) $     (1.14) $     (2.02)
                          ===========  ===========  ===========
Weighted average common
 shares outstanding
 --basic and diluted....    3,466,224    3,607,448    4,201,802
                          ===========  ===========  ===========
Pro forma net loss per
 common share--basic and
 diluted................                            $
                                                    ===========
Pro forma weighted
 average common shares
 outstanding--basic and
 diluted................
                                                    ===========

   The accompanying notes are an integral part of these financial statements.

                         INSPIRE PHARMACEUTICALS, INC.
                         (a development stage company)

                 STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
     For the Period from Inception (October 28, 1993) to December 31, 1999

                        Convertible                              Class A and B                  Deficit
                      Preferred Stock        Common Stock        Common Stock                 Accumulated
                   ---------------------- ------------------- -------------------  Additional  During the
                     Number                Number              Number               Paid-In   Development     Deferred
                   of Shares    Amount    of Shares Par Value of shares Par Value   Capital      Stage      Compensation
                   ---------- ----------- --------- --------- --------- ---------  ---------- ------------  ------------
Inception
(October 28,
1993)............         --  $       --        --   $  --         --   $    --     $    --   $        --    $      --
                   ---------- ----------- ---------  ------    -------  --------    --------  ------------   ----------
Balance at
December 31,
1993.............         --          --        --      --         --        --          --            --           --
 Issuance of
 Class A and B
 common stock....         --          --        --      --      10,000    10,000         --            --           --
 Net loss........         --          --        --      --         --        --          --       (329,503)         --
                   ---------- ----------- ---------  ------    -------  --------    --------  ------------   ----------
Balance at
December 31,
1994.............         --          --        --      --      10,000    10,000         --       (329,503)         --
 Issuance of
 common stock and
 cancellation of
 Class A and B
 common stock....         --          --  1,488,000   1,488    (10,000)  (10,000)      8,512           --           --
 Stock issued for
 consulting
 services........         --          --  1,025,000   1,025        --        --       70,725           --           --
 Stock issued in
 exchange for
 exclusive
 license.........         --          --    521,000     521        --        --       35,949           --           --
 Issuance of
 Series A
 convertible
 preferred
 stock...........   9,200,000   9,100,403       --      --         --        --          --            --           --
 Issuance of
 Series A
 warrants........         --          --        --      --         --        --       91,410           --           --
 Net loss........         --          --        --      --         --        --          --     (2,703,917)         --
                   ---------- ----------- ---------  ------    -------  --------    --------  ------------   ----------
Balance at
December 31,
1995.............   9,200,000   9,100,403 3,034,000   3,034        --        --      206,596    (3,033,420)         --
 Issuance of
 common stock....         --          --    397,844     398        --        --       12,963           --           --
 Net loss........         --          --        --      --         --        --          --     (5,781,503)         --
                   ---------- ----------- ---------  ------    -------  --------    --------  ------------   ----------
Balance at
December 31,
1996.............   9,200,000   9,100,403 3,431,844   3,432        --        --      219,559    (8,814,923)         --
 Issuance of
 Series B
 convertible
 preferred
 stock...........  10,866,014  12,966,256       --      --         --        --          --            --           --
 Issuance of
 common stock....         --          --     55,920      56        --        --       18,346           --           --
 Net loss........         --          --        --      --         --        --          --     (7,947,426)         --
                   ---------- ----------- ---------  ------    -------  --------    --------  ------------   ----------
Balance at
December 31,
1997.............  20,066,014  22,066,659 3,487,764   3,488        --        --      237,905   (16,762,349)         --
 Issuance of
 common stock....         --          --    240,629     241        --        --       16,757           --           --
 Stock issued in
 exchange for
 exclusive
 license.........         --          --     50,000      50        --        --       17,950           --           --
 Issuance of
 Series C
 convertible
 preferred
 stock...........     375,000     900,000       --      --         --        --          --            --           --
 Issuance of
 Series D
 convertible
 preferred
 stock...........     416,667   1,500,000       --      --         --        --          --            --           --
 Issuance of
 Series B
 warrants........         --          --        --      --         --        --        7,035           --           --
 Deferred
 compensation....         --          --        --      --         --        --      289,620           --      (289,620)
 Amortization of
 deferred
 compensation....         --          --        --      --         --        --          --            --        14,066
 Net loss........         --          --        --      --         --        --          --     (4,097,927)         --
                   ---------- ----------- ---------  ------    -------  --------    --------  ------------   ----------
Balance at
December 31,
1998.............  20,857,681  24,466,659 3,778,393   3,779        --        --      569,267   (20,860,276)    (275,554)
 Issuance of
 common stock....         --          --    536,857     536        --        --       37,525           --           --
 Issuance of
 Series E
 convertible
 preferred
 stock...........   6,201,985  11,405,952       --      --         --        --          --            --           --
 Issuance of
 Series G
 convertible
 preferred
 stock...........   1,000,000  10,000,000       --      --         --        --          --            --           --
 Issuance of
 Series F
 warrants........         --          --        --      --         --        --       18,242           --           --
 Issuance of
 common stock
 warrants........         --          --        --      --         --        --      137,189           --           --
 Preferred stock
 dividends.......         --       22,532       --      --         --        --          --        (62,032)         --
 Deferred
 compensation....         --          --        --      --         --        --      143,900           --      (143,900)
 Amortization of
 deferred
 compensation....         --          --        --      --         --        --          --            --        90,386
 Net loss........         --          --        --      --         --        --          --     (8,473,951)         --
                   ---------- ----------- ---------  ------    -------  --------    --------  ------------   ----------
Balance at
December 31,
1999.............  28,059,666 $45,895,143 4,315,250  $4,315        --   $    --     $906,123  $(29,396,259)  $ (329,068)
                   ========== =========== =========  ======    =======  ========    ========  ============   ==========
                        Total
                    Stockholders'
                   Equity/(Deficit)
                   ---------------- --- --- --- ---
Inception
(October 28,
1993)............    $       --
                   ----------------
Balance at
December 31,
1993.............            --
 Issuance of
 Class A and B
 common stock....         10,000
 Net loss........       (329,503)
                   ----------------
Balance at
December 31,
1994.............       (319,503)
 Issuance of
 common stock and
 cancellation of
 Class A and B
 common stock....            --
 Stock issued for
 consulting
 services........         71,750
 Stock issued in
 exchange for
 exclusive
 license.........         36,470
 Issuance of
 Series A
 convertible
 preferred
 stock...........      9,100,403
 Issuance of
 Series A
 warrants........         91,410
 Net loss........     (2,703,917)
                   ----------------
Balance at
December 31,
1995.............      6,276,613
 Issuance of
 common stock....         13,361
 Net loss........     (5,781,503)
                   ----------------
Balance at
December 31,
1996.............        508,471
 Issuance of
 Series B
 convertible
 preferred
 stock...........     12,966,256
 Issuance of
 common stock....         18,402
 Net loss........     (7,947,426)
                   ----------------
Balance at
December 31,
1997.............      5,545,703
 Issuance of
 common stock....         16,998
 Stock issued in
 exchange for
 exclusive
 license.........         18,000
 Issuance of
 Series C
 convertible
 preferred
 stock...........        900,000
 Issuance of
 Series D
 convertible
 preferred
 stock...........      1,500,000
 Issuance of
 Series B
 warrants........          7,035
 Deferred
 compensation....            --
 Amortization of
 deferred
 compensation....         14,066
 Net loss........     (4,097,927)
                   ----------------
Balance at
December 31,
1998.............      3,903,875
 Issuance of
 common stock....         38,061
 Issuance of
 Series E
 convertible
 preferred
 stock...........     11,405,952
 Issuance of
 Series G
 convertible
 preferred
 stock...........     10,000,000
 Issuance of
 Series F
 warrants........         18,242
 Issuance of
 common stock
 warrants........        137,189
 Preferred stock
 dividends.......        (39,500)
 Deferred
 compensation....            --
 Amortization of
 deferred
 compensation....         90,386
 Net loss........     (8,473,951)
                   ----------------
Balance at
December 31,
1999.............    $17,080,254
                   ================

  The accompanying notes are an integral part of these financial statements.

                         INSPIRE PHARMACEUTICALS, INC.
                         (a development stage company)

                            STATEMENTS OF CASH FLOWS

                                                                  Cumulative
                                                                     from
                                                                  Inception
                                                                 (October 28,
                               Year Ended December 31,             1993) to
                         --------------------------------------  December 31,
                            1997         1998          1999          1999
                         -----------  -----------  ------------  ------------  ---
Cash flows from
 operating activities:
 Net loss..............  $(7,947,426) $(4,097,927) $ (8,473,951) $(29,334,227)
 Adjustments to
  reconcile net loss to
  net cash used by
  operating activities:
  Depreciation and
   amortization........      496,598      541,704       622,806     2,118,726
  Stock issue for
   exclusive licenses..          --        18,000           --         54,470
  Stock issued for
   consulting
   services............          --           --            --         71,750
  Amortization of
   deferred
   compensation........          --        14,066        90,386       104,452
  Amortization of debt
   issuance costs......       15,235       16,408        22,959        73,646
  Loss on disposal of
   property and
   equipment...........          --        16,587         4,790       328,520
  Deferred revenue.....          --           --      5,000,000     5,000,000
  Changes in operating
   assets and
   liabilities:
    Accounts
     receivable........        2,084       (5,404)      (13,814)      (19,540)
    Prepaid expenses...       19,630       18,708        (8,519)     (131,891)
    Other assets.......      (26,000)     (24,599)        1,161      (187,790)
    Accounts payable...       51,837     (208,380)      341,024       655,261
    Accrued expenses...      (32,259)     101,160       130,974       601,432
                         -----------  -----------  ------------  ------------
      Net cash used in
       operating
       activities......   (7,420,301)  (3,609,677)   (2,282,184)  (20,665,191)
                         -----------  -----------  ------------  ------------
Cash flows from
 investing activities:
 Purchase of property
  and equipment........     (185,597)    (169,911)     (150,860)   (1,432,892)
 Proceeds from sale of
  property and
  equipment............          --       127,037           --        127,037
 Sale of certificate of
  deposit..............          --           --            --        (78,000)
                         -----------  -----------  ------------  ------------
      Net cash used in
       investing
       activities......     (185,597)     (42,874)     (150,860)   (1,383,855)
                         -----------  -----------  ------------  ------------
Cash flows from
 financing activities:
 Proceeds from bridge
  loans................          --           --            --        780,000
 Proceeds from issuance
  of notes payable.....       10,000        9,000         1,000       408,200
 Payments on notes
  payable..............     (158,183)    (142,651)          --       (400,000)
 Issuance of common
  stock, net...........       18,402       16,998        38,061        96,822
 Issuance of
  convertible preferred
  stock, net...........   12,966,256    2,400,000    21,441,127    45,096,435
 Payments on capital
  lease obligations....     (247,916)    (319,273)     (457,085)   (1,204,724)
                         -----------  -----------  ------------  ------------
      Net cash provided
       by financing
       activities......   12,588,559    1,964,074    21,023,103    44,776,733
                         -----------  -----------  ------------  ------------
      Increase
       (decrease) in
       cash and cash
       equivalents.....    4,982,661   (1,688,477)   18,590,059    22,727,687
Cash and cash
 equivalents, beginning
 of period.............      843,444    5,826,105     4,137,628           --
                         -----------  -----------  ------------  ------------
Cash and cash
 equivalents, end of
 period................  $ 5,826,105  $ 4,137,628  $ 22,727,687  $ 22,727,687
                         ===========  ===========  ============  ============

   The accompanying notes are an integral part of these financial statements.

                         INSPIRE PHARMACEUTICALS, INC.
                         (a development stage company)

                         NOTES TO FINANCIAL STATEMENTS

1. Organization

   Inspire Pharmaceuticals, Inc. (the "Company") was founded on October 28, 1993 to develop and commercialize novel pharmaceutical products that treat respiratory and ophthalmic diseases which are characterized by deficiencies in the body's innate defense mechanisms of mucosal hydration and mucociliary clearance. The Company's technologies are based in part on exclusive license agreements with The University of North Carolina at Chapel Hill for rights to certain developments from the founders' laboratories.

   The Company is considered a development stage enterprise. Since inception, the Company has devoted substantially all of its efforts towards establishing its business and research and development programs.

2. Summary of Significant Accounting Policies

Unaudited Pro Forma Balance Sheet

   The Board of Directors has authorized the Company to file a Registration Statement with the Securities and Exchange Commission permitting the Company to sell shares of common stock in an initial public offering ("IPO"). If the IPO is consummated as presently anticipated, all shares of the Series A, Series B, Series D and Series E preferred stock will automatically convert into shares of common stock at a 1-for-1 conversion ratio. The Series C preferred stock will automatically convert into shares of common stock at a 1 to 1 conversion ratio plus an additional 11,266 shares of common stock to be received by the Series C preferred stockholders as a result of their antidilution protection (Note 8). The unaudited pro forma balance sheet reflects the subsequent conversion of the Series A, Series B, Series C, Series D and Series E preferred shares into common stock as if such conversion had occurred as of December 31, 1999.

Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

   The Company considers all highly liquid investments with a maturity of three months or less at the date of purchase to be cash equivalents.

Property and Equipment

   Property and equipment is primarily comprised of furniture, laboratory and computer equipment and leasehold improvements which are recorded at cost and depreciated using the straight-line method over their estimated useful lives which range from three to five years. Property and equipment includes certain equipment under capital leases. These items are depreciated over the shorter of the lease period or the estimated useful life of the equipment.

Other Assets

   Other assets include deferred financing costs which were incurred when the Company entered into capital lease obligations. These costs are amortized using the effective interest rate method over the life of the related lease.

                         INSPIRE PHARMACEUTICALS, INC.
                         (a development stage company)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)


Stock-Based Compensation

   The Company accounts for stock-based compensation based on the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"), which states that no compensation expense is recorded for stock options or other stock-based awards to employees that are granted with an exercise price equal to or above the estimated fair value per share of the Company's common stock on the grant date. In the event that stock options are granted with an exercise price below the estimated fair value of the Company's common stock, the difference between the estimated fair value of the Company's common stock and the exercise price of the stock option is recorded as deferred compensation. The Company recognized deferred compensation of $289,620 and $143,900 related to stock option grants during the years ended December 31, 1998 and 1999, respectively. Deferred compensation is amortized over the vesting period of the related stock option, which is generally four years. The Company recognized $14,066 and $90,386 of stock based compensation expense related to amortization of deferred compensation during the years ended December 31, 1998 and 1999, respectively. The Company has adopted the disclosure requirements of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" which requires compensation expense to be disclosed based on the fair value of the options granted at the date of the grant.

Income Taxes

   The Company accounts for income taxes using the liability method which requires the recognition of deferred tax assets or liabilities for the temporary differences between financial reporting and tax bases of the Company's assets and liabilities and for tax carryforwards at enacted statutory tax rates in effect for the years in which the differences are expected to reverse. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date. In addition, valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

Revenue Recognition

   Revenue is recognized under collaborative research agreements when services are performed or when contractual obligations are met. Nonrefundable fees received at the initiation of collaboration agreements for which the Company has an ongoing research and development commitment are deferred and recognized ratably over the period of the related research and development commitment. License fees received from research agreements for which the Company has no future research and development commitments are recognized when received. Milestone payments under collaboration agreements and research agreements will be recognized on the date the Company achieves the indicated milestone and such achievement is acknowledged by the collaborative partner, which generally coincides with the receipt of the milestone payment.

Research and Development

   Research and development costs include all direct costs, including salaries for Company personnel, outside consultant's costs of clinical trials, sponsored research and clinical trials insurance, related to the development of drug compounds. These costs have been charged to operating expense as incurred. Costs associated with obtaining and maintaining patents on the Company's drug compounds and license initiation and continuation fees, including milestone payments by the Company's to its licensors, are evaluated based on the stage of development of the related drug compound and whether the underlying drug compound has an alternative use. Costs of these types incurred for drug compounds not yet approved by the United States Food and Drug Administration ("FDA") and for which no alternative use exists are recorded as research and development

                         INSPIRE PHARMACEUTICALS, INC.
                         (a development stage company)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

expense. In the event the drug compound has been approved by the FDA or an alternative use exists for the drug compound, patent costs and license costs are capitalized and amortized over the expected life of the related drug compound. License milestone payments to the Company's licensors are recognized when the underlying requirement is met by the Company.

Significant Customers and Credit Risk

   All revenues recorded in 1998 and 1999 were from a single collaborative partner. Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of short-term cash investments. The Company primarily invests in short-term interest-bearing investment-grade securities and certificates of deposits. Cash deposits are all in financial institutions in the United States.

Cash Flows

   The Company made cash payments for interest of $149,085, $98,887 and $67,216 for the years ended December 31, 1997, 1998 and 1999, respectively. The Company made cash payments for foreign withholding taxes of $360,000 and $60,000 during the years ended December 31, 1998 and 1999, respectively.

   The Company acquired property and equipment through the assumption of capital lease obligations amounting to $418,810 and $218,157 during the years ended December 31, 1998 and 1999, respectively.

Net Income (Loss) Per Common Share

 Historical

   Basic net income (loss) per common share ("Basic EPS") is computed by dividing net income (loss) available to common stockholders by the weighted average number of common shares outstanding. Diluted net income (loss) available to common stockholders per common share ("Diluted EPS") is computed by dividing net income (loss) available to common stockholders by the weighted average number of common shares and dilutive potential common share equivalents then outstanding. Potential common shares consist of shares issuable upon the exercise of stock options and warrants and conversion of convertible preferred stock. The calculation of net loss per share available to common stockholders for the years ended December 31, 1997, 1998 and 1999 does not include 306,602, 1,052,604 and 1,701,030, respectively, of potential shares of common stock equivalents, as their impact would be antidilutive.

 Pro Forma (Unaudited)

   Pro forma net income (loss) per common share is calculated assuming conversion of all convertible preferred stock, which will convert automatically upon the closing of the Company's initial public offering into shares of the Company's common stock (see Note 8), at the beginning of the applicable period or date of issuance, if later.

Segment Reporting

   The Company has determined that it did not have any separately reportable operating segments as of December 31, 1998 or 1999.

Internal Use Software

   In March 1998, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position No. 98-1, "Accounting for the Costs of

                         INSPIRE PHARMACEUTICALS, INC.
                         (a development stage company)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"), which provides guidance regarding when software developed or obtained for internal use should be capitalized. The Company adopted SOP 98-1 effective January 1, 1999. The adoption of SOP 98-1 did not have a material impact on the Company's financial position or results of operations.

Comprehensive Income (Loss)

   The Company had no items of other comprehensive income during the years ended December 31, 1997, 1998 or 1999.

Recent Accounting Pronouncements

   In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). SFAS 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as "derivatives"), and for hedging activities. SFAS 133 as amended by SFAS 137, is effective for all fiscal quarters of all fiscal years beginning after June 15, 2000, with earlier application encouraged. The Company does not currently nor does it intend in the future to use derivative instruments and therefore does not expect that the adoption of SFAS 133 will have any impact on its financial position or results of operations.

3. Property and Equipment

   Property and equipment consist of the following:

                                                           December 31,
                                                      ------------------------
                                                         1998         1999
                                                      -----------  -----------
   Equipment under capital leases.................... $ 1,529,759  $ 1,801,347
   Leasehold improvements............................     666,192      671,539
   Computers and office equipment....................     311,346      392,445
                                                      -----------  -----------
                                                        2,507,297    2,865,331
   Less--accumulated depreciation and amortization...  (1,461,102)  (2,076,303)
                                                      -----------  -----------
   Property and equipment, net....................... $ 1,046,195  $   789,028
                                                      ===========  ===========

4. Fair Value of Financial Instruments

   The carrying value of cash and cash equivalents, accounts receivable and accounts payable at December 31, 1998 and 1999 approximated their fair value due to the short-term nature of these items.

   The fair value of the Company's short-term investments, which are included in cash and cash equivalents at December 31, 1998 and 1999, approximate their carrying values as these investments were primarily in short-term interest-bearing investment-grade securities.

   The carrying value of the Company's notes payable and capital lease obligations at December 31, 1998 and 1999 approximate their fair value as the interest rates on these obligations approximate rates available in the financial market at such dates.

                         INSPIRE PHARMACEUTICALS, INC.
                         (a development stage company)

                  NOTES TO FINANCIAL STATEMENTS--(Continued)


5. Accrued Expenses

   Accrued expenses are comprised of the following:

                                                                 December 31,
                                                               -----------------
                                                                 1998     1999
                                                               -------- --------
   Research costs............................................. $133,264 $380,807
   Accrued payroll and benefits...............................   49,038   31,848
   Accrued legal and patent costs.............................  106,956   40,571
   Accrued preferred stock dividends..........................      --    39,500
   Other......................................................  158,577  157,924
                                                               -------- --------
                                                               $447,835 $650,650
                                                               ======== ========

6. Income Taxes

   The components of the Company's 1997, 1998 and 1999 income tax expense consist of the following:

                                                         1997    1998    1999
                                                        ------ -------- -------
   Current expense (benefit):
     Federal........................................... $  --  $    --  $   --
     Foreign...........................................    --   360,000  60,000
     State.............................................    --       --      --
                                                        ------ -------- -------
     Current tax expense (benefit).....................    --   360,000  60,000
   Deferred expense (benefit):
     Federal...........................................    --       --      --
     State.............................................    --       --      --
     Deferred tax expense (benefit)....................    --       --      --
                                                        ------ -------- -------
     Net tax expense (benefit)......................... $  --  $360,000 $60,000
                                                        ====== ======== =======

   There was no current or deferred federal and state income tax expense for the years ended December 31, 1997, 1998 and 1999 because the Company generated net operating losses. The foreign tax represents foreign withholding tax paid on amounts received from a foreign entity.

                         INSPIRE PHARMACEUTICALS, INC.
                         (a development stage company)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)


   Significant components of the Company's deferred tax assets and liabilities at December 31, 1998 and 1999 consist of the following:


                                                         1998          1999
                                                      -----------  ------------
   Deferred tax assets:
     Domestic net operating loss carryforwards....... $ 7,544,056  $  8,597,519
     Deferred revenue................................         --      1,939,250
     Research and development credit.................     759,449       910,890
     Fixed and intangible assets.....................     298,983       553,265
     Compensation related items......................      60,147        52,864
     Stock warrants..................................      28,477        37,381
     Other...........................................       8,862        41,404
                                                      -----------  ------------
       Gross deferred tax assets.....................   8,699,974    12,132,573
       Less valuation allowance......................  (8,699,974)  (12,132,573)
                                                      -----------  ------------
       Net deferred tax assets....................... $       --   $        --
                                                      ===========  ============

   For 1998 and 1999, the Company has provided a full valuation allowance against its net deferred assets since realization of these benefits could not be reasonably assured. The increase in valuation allowance of $3,432,598 resulted primarily from the generation of net operating loss carryforwards.

   As of December 31, 1999, the Company had federal and state net operating loss carryforwards of approximately $22,167,000 and $22,165,000, respectively. The net operating loss carryforwards expire in various amounts starting in 2008 and 2000 for federal and state tax purposes, respectively. The utilization of the federal net operating loss carryforward may be subject to limitation under the rules regarding a change in stock ownership as determined by the Internal Revenue Code. If the Company's utilization of its net operating loss carryforwards is limited and the Company has taxable income which exceeds the permissible yearly net operating loss carryforward, the Company would incur a federal income tax liability even though its net operating loss carryforwards exceed its taxable income.

   Additionally, the Company has net research and development credit carryforwards of $910,890 which expire beginning in 2010.

   Taxes computed at the statutory federal income tax rate of 34% are reconciled to the provision for income taxes as follows:

                                          1997         1998         1999
                                      ------------  -----------  -----------
   United States federal tax at
    statutory federal income tax
    rate............................. $ (2,702,125) $(1,269,365) $(2,860,743)
   State taxes (net of federal
    benefit).........................     (419,846)    (202,328)    (404,804)
   Change in valuation reserve.......    3,472,665    1,863,576    3,432,598
   Research and development credit...     (353,445)    (274,183)    (151,441)
   Foreign withholding tax, net of
    federal benefit..................          --       237,600       39,600
   Other, net........................        2,751        4,700        4,790
                                      ------------  -----------  -----------
   Provision for income taxes........ $        --   $   360,000  $    60,000
                                      ============  ===========  ===========

                         INSPIRE PHARMACEUTICALS, INC.
                         (a development stage company)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

7. Notes Payable

   On October 13, 1995, the Company entered into an unsecured loan agreement with a lessor whereby the Company borrowed $400,000 from the lessor. The promissory note bore interest at a rate of 10.75% and was payable in monthly installments through October 1998. The note was fully repaid during 1998.

   On November 13, 1996, the Company entered into a Collaborative Funding Agreement ("CFA") with the North Carolina Biotechnology Center ("NCBC") and the Kenan Institute whereby NCBC agreed to loan the Company a total of $20,000. Loans made to the Company by NCBC under the CFA are to be used for specific research activities. All such loans are unsecured and bear interest at 8.25%, with principal and accrued interest payable on November 7, 2001. The Company had total borrowings from NCBC under the CFA of $19,000 and $20,000 as of December 31, 1998 and 1999, respectively. Accrued interest on these loans, which is included in notes payable, totaled $1,825 and $3,714 at December 31, 1998 and 1999, respectively.

8. Stockholders' Equity

   The Company is authorized to issue 56,000,000 shares of common stock with a par value of $.001 per share and 52,000,000 shares of preferred stock. Of the 52,000,000 shares of preferred stock: (i) 9,365,000 shares have been designated as Series A Convertible Preferred Stock ("Series A Preferred") of which 9,200,000 are issued and outstanding at December 31, 1998 and 1999; (ii) 10,881,014 shares have been designated as Series B Convertible Preferred Stock ("Series B Preferred") of which 10,866,014 are issued and outstanding at December 31, 1998 and 1999; (iii) 375,000 shares have been designated as Series C Convertible Preferred Stock ("Series C Preferred") and are issued and outstanding at December 31, 1998 and 1999; (iv) 416,667 shares have been designated as Series D Convertible Preferred Stock ("Series D Preferred") and are issued and outstanding at December 31, 1998 and 1999; (v) 8,000,000 shares have been designated as Series E Convertible Preferred Stock ("Series E Preferred") of which 0 and 6,201,985 shares are issued and outstanding at December 31, 1998 and 1999, respectively; (vi) 1,200,000 shares have been designated as Series G Convertible Preferred Stock ("Series G Preferred") of which 0 and 1,000,000 shares are issued and outstanding at December 31, 1998 and 1999, respectively; (vii) 9,365,000 shares have been designated as Series AA Convertible Preferred Stock ("Series AA Preferred") none of which are issued or outstanding at December 31, 1998 and 1999; (viii) 10,881,014 shares have been designated as Series BB Convertible Preferred Stock ("Series BB Preferred") none of which are issued or outstanding at December 31, 1998 and 1999; and (ix) 28,170 shares have been designated as Series F Convertible Preferred Stock ("Series F Preferred") none of which are issued or outstanding at December 31, 1998 and 1999.

Common Stock

 Dividends

   The holders of common stock shall be entitled to receive dividends from time to time as may be declared by the Board of Directors. No cash dividend may be declared or paid to common stockholders until paid on each series of outstanding preferred stock in accordance with its terms.

 Voting

   The holders of shares of common stock are entitled to one vote for each share held with respect to all matters voted on by the shareholders of the Company.

                         INSPIRE PHARMACEUTICALS, INC.
                         (a development stage company)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

 Liquidation

   After payment to the preferred stockholders, holders of common stock shall be entitled, together with holders of preferred stock, to share ratably in all remaining assets of the Company.

 Class A and B Common Stock

   During 1994, 10,000 shares of Class A and B common stock were issued to one of the Company's founders and to the initial group of investors. During 1995, the outstanding Class A and B common shares were exchanged for the issuance of 1,488,000 shares of common stock.

Preferred Stock

   Outstanding preferred stock at December 31, 1998 and 1999 are as follows:

                                     December 31, 1998      December 31, 1999
                                   ---------------------- ----------------------
                                   Number of              Number of
   Description                       Shares     Amount      Shares     Amount
   -----------                     ---------- ----------- ---------- -----------
   Series A Preferred.............  9,200,000 $ 9,100,403  9,200,000 $ 9,100,403
   Series B Preferred ............ 10,866,014  12,966,256 10,866,014  12,966,256
   Series C Preferred.............    375,000     900,000    375,000     922,532
   Series D Preferred.............    416,667   1,500,000    416,667   1,500,000
   Series E Preferred.............        --          --   6,201,985  11,405,952
   Series G Preferred.............        --          --   1,000,000  10,000,000
                                   ---------- ----------- ---------- -----------
                                   20,857,681 $24,466,659 28,059,666 $45,895,143
                                   ========== =========== ========== ===========

 Dividends

   The holders of Series A Preferred, Series B Preferred, Series C Preferred and Series E Preferred shall be entitled to receive dividends equal to any dividends paid on common stock. If dividends are declared on any series of preferred stock other than Series G Preferred, dividends shall be declared pari passu among the holders of the series on which such dividends are declared and the holders of the Series A Preferred, Series B Preferred, Series C Preferred and Series E Preferred. The number of preferred shares on which dividends would be paid would be based on the number of shares of common shares into which a share of preferred stock is convertible. The holders of Series G Preferred shall be entitled to cumulative dividends at the prime rate plus 1% of the Series G Preferred preference amount calculated on a per share basis. The dividends shall accrue and be payable upon the liquidation, dissolution or winding up of the Company or upon conversion to common stock. Accrued dividends on the Series G Preferred totaled $39,500 for the year ended December 31, 1999. No dividends have been declared or paid from the date of inception (October 28, 1993) through December 31, 1999.

 Liquidation

   In the event of liquidation, dissolution, or winding up of the Company, holders of preferred stock shall be entitled, in the following order, before any distribution is made to holders of common stock, to be paid an amount equal to (i) $1.00 per share of Series A Preferred or Series AA Preferred, $1.20 per share of Series B Preferred or Series BB Preferred, and $2.00 per share of Series E Preferred; (ii) $2.40 per share of Series C Preferred; (iii) $3.60 per share of Series D Preferred, $2.40 per share of Series F Preferred and $10.00 per share

                         INSPIRE PHARMACEUTICALS, INC.
                         (a development stage company)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

of Series G Preferred; plus, in each case, any declared but unpaid dividends. In the event that assets of the Company are insufficient to permit payment of the above mentioned amounts, holders shall share ratably in any distribution of the remaining assets and funds of the Company in proportion to the respective amounts which would otherwise be payable under these circumstances in the order of liquidity preference.

 Conversion

   Each share of preferred stock, other than Series G Preferred, shall be convertible, at the option of the holder at any time after the date of issuance and without payment of additional consideration, into shares of common stock at a one to one conversion rate subject to certain adjustments. Each holder converting shares of preferred stock shall be entitled to all declared but unpaid dividends up to the date of conversion. In the event that a sale of any series of preferred stock is made at price per share lower than the per share price of either the Series A Preferred, Series B Preferred, Series C Preferred or Series E Preferred then the conversion price of the respective series of preferred stock will be adjusted to equal the per share sales price of the most recent series of preferred stock. As a result of the sale of the Series E Preferred for $2.00 per share in July and October 1999, the number of common shares that Series C Preferred converts into was increased by 11,266 shares which resulted in the Company recognizing a preferred stock dividend of $22,532. Series G Preferred shall be convertible into shares of the Company's common stock at the option of the holder at any time after the second anniversary of the date of issuance provided the conversion would not cause a single shareholder to exceed a 19.5% ownership interest in the Company. In such event, the conversion price for the Series G Preferred will be determined based on the facts and circumstances at the time of such conversion.

   The conversion price will be reduced in the event the Company would issue any shares of its common stock without consideration or for consideration per share of less than the conversion price of any series of preferred stock in effect immediately prior to the time of such issuance except when such common stock is issued upon conversion of preferred stock or is issued to officers, directors, employees, or consultants of the Company pursuant to actions or stock compensation plans in existence as of the initial issue date of the respective series of preferred stock or any other stock purchase or option plan for employees or directors.

 Automatic Conversion

   Each share of preferred stock, other than Series G Preferred, shall automatically be convertible into common stock at the conversion price upon (i) the completion of an underwritten public offering involving the sale of the Company's common stock at a price of at least $2.00 per share and resulting in gross proceeds to the Company of not less than $10,000,000 or (ii) the consent of 80% or more of the preferred shares then outstanding. Each share of Series G Preferred shall automatically be converted into shares of common stock upon the completion of an underwritten public offering provided that such conversion would not cause the holder of the converted shares to exceed 19.5% ownership interest in the Company.

   The Series G Preferred shall automatically be convertible into common stock at an exchange rate determined by dividing the total proceeds from the sale of Series G Preferred, plus accrued and unpaid dividends, by the initial offering price of the Company's common stock.

 Mandatory Conversion

   In the event that (i) the Company issues additional shares of common stock or options or rights to purchase common stock at a price per share less than the then applicable conversion price of Series A Preferred or Series B Preferred ("Diluted Stock") and (ii) a holder of Diluted Stock fails to purchase their pro rata share

                         INSPIRE PHARMACEUTICALS, INC.
                         (a development stage company)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

of such issuance, each such nonparticipating holder's shares of Diluted Stock shall be automatically converted to an equivalent number of shares of Series AA Preferred or Series BB Preferred, as the case may be, which shall have all the rights and preferences of the Diluted Stock except that the initial conversion price of the Series AA Preferred and Series BB Preferred shall not take into account any adjustment resulting from the dilutive issuance triggering such conversion. Thereafter, the conversion price of the Series AA Preferred and Series BB Preferred shall be subject to adjustment in the same manner as that of the Diluted Stock. At December 31, 1999, there are no shares of Series AA Preferred or Series BB Preferred outstanding.

 Voting

   Each holder of preferred stock, other than Series G Preferred, shall be entitled to vote upon any matter submitted to a stockholder for a vote, as though the common stock and preferred stock constituted a single class of stock, except with respect to those matters on which Delaware General Corporation Law requires that a vote must be by a separate class or classes or by separate series, as to which each class or series shall have the right to vote in accordance with such law. The holder of preferred stock shall have the number of votes per share equal to the number of shares of common stock into which the preferred stock is convertible. The holders of Series A Preferred, Series B Preferred, Series E Preferred and common stock are obligated to vote to elect the Company's Board of Directors as provided in the Second Amended and Restated Stockholders' Agreement dated April 8, 1997, as amended, among the Company and such stockholders. The agreement terminates upon conversion of the outstanding shares of the Series A Preferred, Series B Preferred and Series E Preferred.

 Restrictions

   The Company cannot, without the consent of the holders of a majority of Series A Preferred, Series B Preferred, Series C Preferred and Series E Preferred, (i) amend, repeal, or add any provision to the certificate of incorporation or by-laws if such actions would change the preferences, rights, privileges, powers of, or restrictions provided for the benefit of, the Series A Preferred, Series B Preferred, Series C Preferred and Series E Preferred,
(ii) authorize any merger or consolidation of the Company into any other corporation or entity, or (iii) authorize the sale of all or substantially all of the assets of the Company.

Sales of Preferred Stock

   In March 1995, the Company issued 8,388,679 shares of Series A Preferred to a group of investors at a price per share of $1.00 which resulted in proceeds to the Company of $8,289,082, net of offering costs of $99,597. In addition, bridge loans from the Series A Preferred investors totaling $811,321, including accrued interest, were converted into 811,321 shares of Series A Preferred, using a conversion price of $1.00 per share.

   In June and September 1997, the Company issued 10,866,014 shares of Series B Preferred to a group of investors at a price per share of $1.20 which resulted in proceeds to the Company of $12,966,256, net of offering costs of $72,960.

   In September 1998, the Company issued 375,000 shares of Series C Preferred to a strategic partner, Kissei Pharmaceutical Co. Ltd. ("Kissei"), at a price per share of $2.40 which resulted in proceeds to the Company of $900,000, in conjunction with entering into a research agreement with Kissei relating to the development of INS365 Respiratory (see Note 10).

   In December 1998, the Company issued 416,667 shares of Series D Preferred to Santen Pharmaceutical Company Ltd., at a price per share of $3.60 which resulted in proceeds to the Company of $1,500,000, in

                         INSPIRE PHARMACEUTICALS, INC.
                         (a development stage company)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

conjunction with entering into a research agreement relating to the development of INS365 Ophthalmic (See Note 10).

   In July and October 1999, the Company issued 6,201,985 shares of Series E Preferred to a group of venture capital investors at a price per share of $2.00 which resulted in proceeds to the Company of $11,405,952, net of offering costs of $998,018.

   In December 1999, the Company issued 1,000,000 shares of Series G Preferred to Genentech, Inc. ("Genentech"), at a price per share of $10.00 which resulted in proceeds to the Company of $10,000,000 in conjunction with entering into a collaboration agreement (See Note 10). The shares will automatically convert into shares of the Company's common stock upon an initial public offering at an exchange rate determined by dividing the total proceeds plus accrued and unpaid dividends by the initial offering price of the Company's common stock.

9. Stock Options and Warrants

 1995 Stock Incentive Plan

   During 1995, the Company adopted the 1995 Stock Plan (the "Plan") which provided for the grant of up to 1,760,000 options to directors, officers, employees and consultants. In April 1999, the Plan was amended and restated, and is now the Amended and Restated 1995 Stock Plan. In September 1999, the option pool was increased to 4,000,000 shares and in January 2000 the option pool was further increased to 6,000,000 shares. Under the Plan, both incentive and non-qualified, as well as restricted stock, can be granted. The Board of Directors shall determine the term and dates of the exercise of all options at their grant date, provided that for incentive stock options, such price shall not be less than the fair market value of the Company's stock on the date of grant. The maximum exercise terms for an option grant is ten years from the date of the grant. Options granted under the plan generally vest 25% upon completion of one full year of employment and on a monthly basis over the following three years. Vesting begins from the date of hire for new employees and on the date of grant for existing employees.

   The following table summarizes the stock option activity for the Plan:

                                                                       Weighted
                                                                       Average
                                                            Number of  Exercise
                                                             Shares     Price
                                                            ---------  --------
   Options outstanding, December 31, 1996.................. 1,365,843  $ 0.070
     Granted...............................................    76,099    0.078
     Exercised.............................................   (55,920)  (0.070)
     Forfeited.............................................      (418)  (0.070)
                                                            ---------  -------
   Options outstanding, December 31, 1997.................. 1,385,604    0.071
     Granted............................................... 1,623,500    0.143
     Exercised.............................................  (240,629)  (0.071)
     Forfeited.............................................  (160,797)  (0.097)
                                                            ---------  -------
   Options outstanding, December 31, 1998.................. 2,607,678    0.114
     Granted...............................................   691,250    0.393
     Exercised.............................................  (536,857)  (0.071)
     Forfeited.............................................  (181,665)  (0.121)
                                                            ---------  -------
   Options outstanding, December 31, 1999.................. 2,580,406  $ 0.197
                                                            =========  =======

                         INSPIRE PHARMACEUTICALS, INC.
                         (a development stage company)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

   The following table summarizes information concerning options outstanding at December 31, 1999:

                                                                      Weighted
                                                                       Average
                                                            Weighted  Remaining
                                                            Average  Contractual
                                                  Number of Exercise    Life
                                                   Shares    Price   (In Years)
                                                  --------- -------- -----------
   Options outstanding--price range
     $0.070......................................   433,501  $0.070     5.97
     $0.080......................................     9,591   0.080     6.42
     $0.120...................................... 1,141,064   0.120     8.58
     $0.180......................................    55,000   0.180     8.79
     $0.240......................................   501,250   0.240     9.14
     $0.480......................................   440,000   0.480     9.70
                                                  ---------  ------     ----
   Options outstanding........................... 2,580,406   $.197     8.44
                                                  =========  ======     ====
   Options exercisable........................... 1,017,578   $.107
                                                  =========  ======

   Subsequent to December 31, 1999, the Company has made the following stock option grants:

                                    Number of Options Exercise
                    Date                 Granted        Price
                    ----            ----------------- ---------
         January 2000..............       57,500          $1.00
         February 2000.............      130,000          $7.25
         February 2000.............      750,000      IPO price

   Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123") requires the Company to disclose pro forma information regarding option grants made and warrants issued to its employees. SFAS 123 specifies certain valuations techniques that produce estimated compensation charges that are included in the pro forma results below. These amounts have not been reflected in the Company's statement of operations, because the Company has made the election to use the provisions of APB 25 to account for its stock based compensation.

   The fair value of options granted to employees was estimated using the following assumptions for the years ended December 31, 1997, 1998 and 1999:

                                                              December 31,
                                                          1997    1998    1999
                                                         ------- ------- -------
   Expected dividend yield..............................   0.00%   0.00%   0.00%
   Expected stock price volatility......................   0.00%   0.00%   0.00%
   Risk-free interest rate..............................   6.03%   5.02%   5.39%
   Expected life of options............................. 5 years 5 years 5 years

                         INSPIRE PHARMACEUTICALS, INC.
                         (a development stage company)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)


   For purposes of pro forma disclosures, the estimated fair value of equity instruments is amortized to expense over their respective vesting period. If the Company had elected to recognize compensation expense based on the fair value of stock-based instruments at the grant date, as prescribed by SFAS 123, its pro forma net loss and net loss per common share would have been as follows:

                                        1997          1998          1999
                                    ------------  ------------  ------------
   Net loss available to common
    stockholders--as reported...... $ (7,947,426) $ (4,097,927) $ (8,535,983)
   Net loss available to common
    stockholders--
    SFAS 123 pro forma............. $ (7,955,969) $ (4,111,486) $ (8,552,123)
   Net loss per common share--SFAS
    123 pro forma..................       $(2.30)       $(1.14)       $(2.04)

Warrants

 Preferred Stock Warrants

   In connection with the capital lease agreement executed on October 13, 1995, the Company issued warrants which entitle the holder to purchase 165,000 shares of Series A Preferred with an exercise price of $1.00 per share. These warrants had an estimated fair value of $91,410 at the date of issuance which was deferred and is being amortized as an increase to interest expense over the term of the related lease agreement using the effective interest rate method. The warrants shall be exercisable prior to the earlier of the tenth anniversary of the grant date or the fifth anniversary date of the Company's initial public offering.

   In connection with an amendment on June 18, 1998 to increase the amount of equipment under the capital lease agreement executed on October 13, 1995, the Company issued warrants which entitle the holder to purchase 15,000 shares of Series B Preferred with an exercise price of $1.20 per share. These warrants had an estimated value of $7,035 at the date of issuance which was deferred and is being amortized as an increase to interest expense over the term of the related lease agreement using the effective interest rate method. The warrants shall be exercisable prior to the earlier of the tenth anniversary of the grant date or the fifth anniversary date of the Company's initial public offering.

   In connection with additional amendments to increase the amount of equipment under the Company's capital lease agreement which were executed on February 8, 1999 and April 15, 1999, the Company issued warrants which entitle the holder to purchase 20,000 and 8,170 shares, respectively, of Series F Preferred with an exercise price of $2.40 per share. These warrants had an estimated fair value of $18,242 at their respective dates of issuance which was deferred and is being amortized as an increase to interest expense over the term of the related lease agreement using the effective interest rate method. The warrants shall be exercisable prior to the earlier of the tenth anniversary of the grant date or the fifth anniversary date of the Company's initial public offering.

   None of the preferred stock warrants have been exercised as of December 31, 1999.

 Common Stock Warrants

   In connection with a consulting agreement, the Company issued 20,000 warrants on January 15, 1999 to purchase shares of the Company's common stock with an exercise price of $2.40 per share. The warrants had an estimated value of $300 at the date of issuance as determined using the Black-Scholes model. The warrants shall be exercisable prior to the tenth anniversary of the grant date.

                         INSPIRE PHARMACEUTICALS, INC.
                         (a development stage company)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)


   In connection with the sale of the Series G Preferred and the collaboration agreement entered into with Genentech on December 17, 1999, the Company issued warrants which entitle the holder to purchase 444,444 shares of common stock with an exercise price of $4.50 per share. The warrants had an estimated value of $136,889 at the date of issuance as determined using the Black-Scholes model which was deferred and will be amortized to research and development expense over the period of the Company's research and development commitment. The warrants shall be exercisable prior to the fifth anniversary of the grant date.

   None of the common stock warrants have been exercised as of December 31, 1999.

   Outstanding warrants to purchase the Company's common and preferred stock at December 31, 1999 are as follows:

                                                              Number of Exercise
      Type of Warrant                                         Warrants   Price
      ---------------                                         --------- --------
      Series A Preferred.....................................  165,000    $1.00
      Series B Preferred.....................................   15,000    $1.20
      Series F Preferred.....................................   28,170    $2.40
      Common.................................................   20,000    $2.40
      Common.................................................  444,444    $4.50

10. Collaboration Agreements

   On September 10, 1998, the Company entered into a Joint Development, License and Supply Agreement (the "Kissei Agreement") with Kissei related to the development of INS365 Respiratory for all therapeutic respiratory applications, excluding sinusitis and middle ear infection, in Japan. INS365 Respiratory for respiratory therapeutic uses is licensed by the Company from UNC. Under the terms of the Kissei Agreement, Kissei will develop, commercialize, and market INS365 Respiratory in Japan. The Company has no ongoing research and development commitment as it relates to the Kissei Agreement. The Company maintains the right to manufacture and supply INS365 to Kissei.

   The Kissei Agreement provided that Kissei would pay the Company an up front payment of $4,500,000, which included the purchase of $900,000 in equity in the form of Series C Preferred. In addition, depending on whether all milestones are met, the Company could receive milestone payments of up to $13,000,000 over the term of the Kissei Agreement. The Company is receiving reimbursement for liaison staff positions which totaled $62,500 and $250,000 during the years ended December 31, 1998 and 1999. In addition, the Company will receive royalties on net sales of INS365 Respiratory by Kissei.

   Upon the signing of the Kissei Agreement, Kissei purchased 375,000 shares of the Company's Series C Preferred for $900,000 or $2.40 per share. In addition, the Company received a nonrefundable up front license fee of $3,600,000 which was recorded as license revenue when received as the Company has no ongoing research commitment under the Kissei Agreement. During 1999, the Company received a milestone payment under the Kissei Agreement of $600,000 based on achievement of technical milestones by Inspire. Subsequent to December 31, 1999, the Company received a milestone payment of $1,500,000 based on achievement of a technical milestone by Kissei in its development of INS365 Respiratory.

   On December 16, 1998, the Company entered into a Development, License and Supply Agreement (the "Santen Agreement") with Santen Pharmaceutical Company, Ltd. ("Santen") to complete the development of INS365 Ophthalmic for the therapeutic treatment of ocular surface diseases. Santen received an exclusive license to INS365 Ophthalmic in Japan, China, South Korea, the Philippines, Thailand, Vietnam, Taiwan, Singapore, Malaysia and Indonesia ("the Territory") in the field. Under the terms of the Santen Agreement, Santen will develop, commercialize, and market INS365 Ophthalmic in the Territory. The Company retains the right to manufacture and supply INS365 Ophthalmic in bulk drug substance to Santen.

                         INSPIRE PHARMACEUTICALS, INC.
                         (a development stage company)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

   The Santen Agreement provided that Santen would make the Company an up front payment through an equity investment of $1,500,000 in Series D Preferred. In addition, depending on whether all milestones under the Santen Agreement are met, the Company could receive milestone payments of up to $4,750,000. No milestone payments were received under the Santen Agreement during 1998 or 1999. In addition, the Company will receive royalties on net sales on INS365 Ophthalmic by Santen.

   Upon the signing of the Santen Agreement, Santen purchased 416,667 shares of the Company's Series D Preferred for $1,500,000 or $3.60 per share.

   On December 17, 1999, the Company entered into a Development, License and Supply Agreement (the "Genentech Agreement") with Genentech to jointly develop INS365 Respiratory and other related P2Y\\2\\ agonists existing on the date of the Genentech Agreement for all human therapeutic uses for (a) the treatment of respiratory tract disorders, including chronic bronchitis and cystic fibrosis, throughout the world, excluding Japan and (b) the treatment of sinusitis and middle ear infection worldwide. The Company will maintain the right to manufacture and supply such compounds in bulk drug substance form to Genentech during the research and development period and up to the end of Phase II clinical trials for each indication.

   The Genentech Agreement provided that Genentech would pay the Company a non-refundable, non-creditable up-front payment of $5,000,000 upon execution of the Genentech Agreement, which the Company will record as license revenue over the term of its research and development commitment, which is estimated to be two years. In addition, the Company could receive milestone payments of up to an additional $63,000,000 over the term of the Genentech Agreement. No milestone payments were received under the Genentech Agreement during 1999. In addition, the Company will receive royalties on net sales by Genentech of INS365 Respiratory and other indications for INS365 represented in the collaborative research agreement.

   Upon the signing of the agreement, Genentech purchased 1,000,000 shares of Series G Preferred for $10.00 a share or an aggregate purchase price of $10,000,000.

11. License Agreement

   On March 10, 1995, the Company licensed the rights to the patent for a Method of Treating Lung Disease with Urinide Triphosphates which covers INS316 Diagnostic from the University of North Carolina at Chapel Hill ("UNC"). In connection with this license agreement, the Company paid $65,000 in license initiation fees and issued 521,000 shares of common stock with an estimated value at the date of issuance of $36,470 or $0.07 per share and has agreed to make milestone payments totaling up to $1,000,000. The Company reached one such milestone in 1997 and made the milestone payment of $500,000 in the same year. A $10,000 milestone payment was made during each of 1998 and 1999.

   On September 1, 1998, the Company licensed the rights to the patents for a Method of Treating Cystic Fibrosis with Dinucleotides, a Method of Treating Bronchitis with Uridine Triphosphates and related compounds, and a Method of Treating Ciliary Dyskinesia with Uridine Triphosphates and related compounds, which cover INS365 Respiratory, from UNC. In connection with this license agreement, the Company paid $15,000 in license initiation fees and issued 50,000 shares of common stock with an estimated value at the date of issuance of $18,000 or $0.36 per share and has agreed to pay milestone payments totaling $160,000. The Company reached one such milestone and made milestone payments of $30,000 in 1999.

   In connection with the license agreements with UNC, the Company has agreed to pay royalties based on net sales of certain Licensed Products (as defined in the license agreements).

                         INSPIRE PHARMACEUTICALS, INC.
                         (a development stage company)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

   The Company enters into sponsored research and development and clinical trial agreements with the UNC on an annual basis whereby direct and indirect costs, as defined, are reimbursed by the Company.

12. Commitments

   The Company is obligated under a master capital lease for furniture, equipment, and computers. Each lease term under the master lease agreement expires between 30 to 48 months from the date of inception.

   The Company also has several non-cancelable operating leases, primarily for office space and office equipment, that extend through November 2003 and are subject to certain voluntary renewal options. Rental expense for operating leases during 1998, 1999 and for the cumulative period from inception
(October 28, 1993) to December 31, 1999 was $163,833 (net of sublease rentals $24,938), $145,347 (net of sublease rentals of $65,483) and $610,261 (net of sublease rentals of $96,656), respectively.

   Future minimum lease payments under non-cancelable operating leases (net of related sublease rentals) with remaining lease payments as of December 31, 1999 are as follows:

                                                            Capital   Operating
                                                             Leases    Leases
                                                            --------  ---------
   Year ending December 31:
   ------------------------
     2000.................................................. $267,098  $190,429
     2001..................................................  166,829   147,040
     2002..................................................  142,889   144,164
     2003..................................................   36,964    89,576
                                                            --------  --------
   Total minimum lease payments............................  613,780  $571,209
                                                                      ========
   Less amount representing interest.......................  (70,138)
                                                            --------
   Present value of net minimum capital lease payments.....  543,642
   Less current portion capital lease obligations..........  210,259
                                                            --------
   Capital lease obligations, excluding current portion.... $333,383
                                                            ========

   The Company has a purchase commitment as of December 31, 1999 with Summit Pharmaceuticals Corp. for certain drug compounds in an amount of $375,000 which is expected to be paid as the drug compound is delivered in March and April 2000.

   The Company is subject to various legal matters in the ordinary course of business. In the opinion of management, the ultimate outcome of such matters will not have a material adverse effect on the financial condition, results of operations or cash flows of the Company.

13. Employee Benefit Plan

   The Company has adopted a 401(k) Profit Sharing Plan ("the Plan") covering all qualified employees. The effective date of the Plan is August 1, 1995. Participants in the Plan must be 21 years of age or older. Participants may elect a salary reduction of 1% to 15% as a contribution to the Plan. Modifications of salary reductions can be made quarterly.

   The Plan permits employer matching of up to 8% of a participant's salary, but the Company has elected not to match participants' contributions at this time. If employer matching is implemented, participants will

                         INSPIRE PHARMACEUTICALS, INC.
                         (a development stage company)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

begin vesting in employer contributions after one year of employment at a rate of 20% per year until fully vested.

14. Related Party Transaction

   In 1995, the Company issued 1,025,000 shares of common stock to four founding scientists with an estimated value of $71,750 in recognition of prior consulting services provided to the Company.

   During 1999, the Company contracted with a contract research organization ("CRO") to perform research and development on behalf of Kissei. The Company is reimbursed by Kissei for the costs of this study. The total amount paid to the CRO and reimbursement received from Kissei during 1999 totaled $813,000.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that con-tained in this prospectus. We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this pro-spectus or of any sale of the common stock.

Until     , 2000, all dealers that effect transactions of these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a pro-spectus when acting as underwriters and with respect to their unsold allot-ments or subscriptions.

                             ---------------------

                               TABLE OF CONTENTS

                             ---------------------

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   1
Risk Factors.............................................................   6
Special Note Regarding Forward- Looking Statements ......................  18
Use of Proceeds..........................................................  19
Dividend Policy..........................................................  19
Capitalization...........................................................  20
Dilution.................................................................  21
Selected Financial Data..................................................  22
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  23
Business.................................................................  28
Management...............................................................  44
Certain Transactions.....................................................  50
Principal Stockholders...................................................  51
Description of Capital Stock.............................................  54
Shares Eligible for Future Sale..........................................  57
Underwriting.............................................................  59
Legal Matters............................................................  62
Experts..................................................................  62
Change in Independent
Public Accountants.......................................................  62
Where You Can Find More Information......................................  62
Index to Financial Statements............................................ F-1


-------------------------------------------------------------------------------
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                                    [LOGO]

                               [LOGO OF INSPIRE]
                                       Shares

                                 Common Stock

                                --------------

                                  PROSPECTUS

                                --------------


                           Bear, Stearns & Co. Inc.

                           Deutsche Banc Alex. Brown

                          U.S. Bancorp Piper Jaffray



                                      , 2000

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

   The following table lists the costs and expenses, other than underwriting discounts and commissions, which we expect to incur in connection with the issuance and distribution of the securities being registered. Except for the SEC registration fee, the NASD filing fee and the Nasdaq National Market fees, the amounts listed below are estimates:

     SEC Registration Fee................................................. $
     NASD filing fee......................................................
     Nasdaq Listing application fee.......................................
     Legal fees and expenses..............................................
     Blue Sky fees and expenses...........................................
     Accounting fees and expenses.........................................
     Printing and engraving expenses......................................
     Transfer Agent and Registrar fees....................................
     Miscellaneous expenses...............................................
                                                                           -----
       Total.............................................................. $
                                                                           =====

   All expenses of registration incurred in connection herewith are being borne by us.

Item 14. Indemnification of Directors and Officers.

   Section 102(b)(7) of the Delaware General Corporation Law ("DGCL") enables a corporation in its certificate of incorporation to limit the personal liability of its directors for violations of their fiduciary duty of care. Accordingly, Article Eighth of our amended and restated certificate of incorporation states that a director will not be personally liable to the company or to our stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that the elimination or limitation of liability is prohibited under the DGCL as in effect when such liability is determined. Subsection (b)(7) of Section 102 of the DGCL states that such provision shall not eliminate or limit the liability of a director: (i) for any breach of the director's duty of loyalty to us or to our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended, then the liability of a director will be eliminated or limited to the fullest extent permitted by the amended DGCL.

   Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

   Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of that action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. No indemnification will be made, however, in respect to any claim, issue or matter as to which that person is adjudged to be liable to the corporation, unless and only to the extent that the Court of Chancery or the court in which that action or suit was brought will determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, that person is fairly and reasonably entitled to indemnity for the expenses which the Court of Chancery or such other court deems proper.

   Section 145 further provides that to the extent a present or former director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, that person will be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him; that the indemnification provided by Section 145 will not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the scope of indemnification extends to directors, officers, employees, or agents of a constituent corporation absorbed in a consolidation or merger and persons serving in that capacity at the request of the constituent corporation for another. The determination of whether indemnification is proper under the circumstances, unless made by a court, is determined by: (a) a majority of the disinterested members of the board of directors or board committee; (b) independent legal counsel (if a quorum of the disinterested members of the board of directors or board committee is not available or if the disinterested members of the board of directors or a board committee so direct); or (c) the stockholders.

   Section 145 also empowers us to purchase and maintain insurance on behalf of our directors or officers against any liability asserted against them or incurred by them in any such capacity or arising out of their status as our directors or officers whether or not we would have the power to indemnify them against the liabilities under Section 145. We currently carry liability insurance for the benefit of our directors and officers, including Scientific Advisory Board members, that provides coverage for any compensatory damages (excluding punitive or exemplary damages, taxes, matters uninsurable pursuant to any applicable law, fines or penalties), settlements, and reasonable and necessary legal fees and expenses incurred by any of the officers or directors resulting from any written demand for civil damages, any civil proceeding, or any formal administrative or regulatory proceeding initiated during the policy period against any of the officers or directors in which they shall be subjected to a binding adjudication of liability for damages or other relief, including any appeal therefrom, for any actual or alleged error, act, omission, misstatement, misleading statement, neglect, or breach of duty committed or attempted by any officer or director in their capacity as a director or officer of the company (or any subsidiary of the company) or with consent of the company in the position of director, officer or trustee of any non-profit entity, or any matter claimed against any director or officer solely by reason of their serving in such capacity or position. Among other exclusions, our current policy specifically excludes coverage for any claim: involving an accounting of profits made in fact from the purchase or sale of the securities of the company by officers or directors; based upon actual or alleged pollution or any decision to test for or clean up pollutants or nuclear material; for violations of the Employee Retirement Income Security Act of 1974; by or on behalf of the company, other officers or directors or any security holder of the company (in most instances); brought about by any deliberately dishonest, fraudulent or malicious act or omission or any willful violation of law established by an adverse final adjudication; based upon any personal profit, remuneration or advantage gained by any director or officer to which they were not legally entitled; based upon or arising out of their services as directors, officers or employees of any entity other than the company (or a subsidiary of the company) except for service, with consent of the company, by a director or officer in the position of director, officer or trustee in any non-profit entity, if such claim is brought and maintained without the participation of the non-profit entity; for defamation, bodily injury, sickness, disease, death, false arrest or imprisonment, assault, battery, outrage, humiliation, mental anguish, emotional distress, abuse of process, malicious prosecution, violation or invasion of any right of privacy or private occupancy, trespass, nuisance or wrongful entry or eviction, or for damage to or destruction of any tangible property including loss of use thereof; based any claim related to allegations that computer software or hardware failed to function properly because of a year 2000 problem; for, based upon, a rising from, or in any way related to any demand, suit, or other proceeding which was pending on or existed prior to January 23, 1998 with respect to the first $1,000,000 in coverage, and prior to January 23, 1999, with respect to the remaining coverage; which, in whole or in part, is brought or maintained by or on behalf of David Drutz, including his estate, any beneficiary of his estate, or assignee, trustee or receiver thereof. In addition, the policy excludes all or part of such claim that is, directly or indirectly, based on, attributable to, arising out of, resulting from or in any manner relating to the Initial Public Offering of the Company's securities and/or any registration statement or prospectus related thereto, however, the Company intends to procure liability insurance for the benefit of its directors and officers which includes the coverage relating to the Initial Public Offering which is excluded from its current policy, provided it can obtain reasonable quotations.

   Article Ninth of our amended and restated certificate of incorporation requires that we indemnify, to the fullest extent permitted by the DGCL, each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was, or has agreed to become, a director or officer of Inspire, or is or was serving, or has agreed to serve, at our request, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with such action, suit or proceeding and any appeal therefrom.

   Any amendment or repeal of Article Ninth of our amended and restated certificate of incorporation shall not adversely affect any right or protection of a director or officer with respect to any act or omission of such director or officer occurring prior to such amendment or repeal.

Item 15. Recent Sales of Unregistered Securities.

   In the three years preceding the filing of this registration statement, we sold the following securities that were not registered under the Securities Act.

   (1) During the period of April 10, 1995 to February 24, 2000, we granted stock options to employees, directors and consultants under our stock plan covering an aggregate of 5,212,295 shares of our common stock. Of these, approximately 463,139 shares have been cancelled without being exercised, approximately 1,258,250 shares have been exercised and 3,490,906 are currently outstanding. The weighted average exercise price of the stock options
outstanding as of February 24, 2000 was $    per share. During the period of
April 10, 1995 to February 24, 2000, we sold 1,258,250 shares of our common stock to employees, directors and consultants upon the exercise of outstanding stock options for exercise prices ranging from $0.07 to $0.12 per share.

   (2) On June 19, 1997, June 30, 1997 and September 10, 1997, we sold an aggregate of 10,866,014 shares of our Series B convertible preferred stock to several accredited investors for an aggregate purchase price of $13,039,217.

   (3) On June 18, 1998, we issued Comdisco, Inc. a 10-year warrant to purchase 15,000 shares of our Series B convertible preferred stock at $1.20 per share.

   (4) On September 1, 1998, we issued 50,000 shares of our common stock to The University of North Carolina at Chapel Hill as partial consideration for technology licensed pursuant to an Exclusive License Agreement dated September 1, 1998.

   (5) On September 10, 1998, we sold 375,000 shares of our Series C convertible preferred stock to Kissei Pharmaceutical Co., Ltd. for an aggregate purchase price of $900,000.

   (6) On December 16, 1998, we sold 416,667 shares of our Series D convertible preferred stock to Santen Pharmaceuticals Co., Ltd. for an aggregate purchase price of $1,500,000.

   (7) On January 29, 1999, we issued PharmaLogic Development, Inc. a 10-year warrant to purchase 20,000 shares of our common stock at $2.40 per share;

   (8) On February 8, 1999, we issued Comdisco, Inc. a 10-year warrant to purchase 20,000 shares of our Series F convertible preferred stock at $2.40 per share;

   (9) On April 15, 1999, we issued Comdisco, Inc. a 10-year warrant to purchase 8,170 shares of our Series F convertible preferred stock at $2.40 per share;

   (10) On July 1, 1999 and October 29, 1999, we sold an aggregate of 6,201,985 shares of our Series E convertible preferred stock to several accredited investors for an aggregate purchase price of $12,403,970. In connection with these sales, we paid Pacific Growth Equities placement fees of $744,238.

   (11) On December 17, 1999, we sold 1,000,000 shares of Series G convertible preferred stock to Genentech, Inc. for an aggregate purchase price of $10,000,000 and a five-year warrant to purchase 444,444 shares of common stock at $4.50 per share.

   The sale and issuances of securities in the transactions described in paragraph (1) above were deemed to be exempt from registration under the Securities Act by virtue of Rule 701 (promulgated thereunder in that they were offered and sold either pursuant to a written compensatory benefit plan or pursuant to a written contract relating to compensation, as evidenced by Rule 701, or were deemed to be exempt from registration under the Securities Act by virtue of Section 4(2) as transactions not involving any public offering.

   The sale and issuance of securities in the transactions described in paragraphs (2) through (11) above were deemed to be exempt from registration under the Securities Act by virtue of Section 4(2) and/or Regulation D as transactions not involving any public offering, or Regulation S as offers and sales that occurred outside the United States. Where appropriate, the purchasers represented their intention to acquire the securities for investment only and not with a view to the distribution thereof, or that they were non-U.S. persons. Appropriate legends are affixed to the stock certificates issued in those transactions. All recipients either received adequate information about us or had access, through employment or other relationships, to adequate information.

Item 16. Exhibits and Financial Statement Schedules.

 Exhibits

 Exhibit
 Number                                Description
 -------                               -----------
  1.1*   Underwriting Agreement
  3.1*   Amended and Restated Certificate of Incorporation
  3.2*   Bylaws
  4.1*   Specimen Common Stock Certificate
  5.1*   Opinion of Smith, Stratton, Wise, Heher & Brennan
 10.1    Amended and Restated 1995 Stock Plan, as amended
 10.2    Form of Incentive Stock Option
 10.3*   Form of Non-statutory Stock Option
 10.4    Consultation and Scientific Advisory Board Agreement between Inspire
         Pharmaceuticals, Inc. and Dr. Richard Boucher, dated March 10, 1995
 10.5**  Sponsored Research Agreement between Inspire Pharmaceuticals, Inc. and
         The University of North Carolina at Chapel Hill, effective March 10,
         1995, as amended
 10.6**  Clinical Trial Agreement between Inspire Pharmaceuticals, Inc. and The
         University of North Carolina at Chapel Hill, effective March 10, 1995, as amended
 10.7**  Exclusive License Agreement between Inspire Pharmaceuticals, Inc. and
         The University of North Carolina at Chapel Hill, dated as of March 10,
         1995

 Exhibit
 Number                                Description
 -------                               -----------
 10.8    Lease between Inspire Pharmaceuticals, Inc. and Imperial Center,
         Limited Partnership regarding Royal Center I, Durham, North Carolina, dated as of May 17, 1995, as amended
 10.9    Master Lease Agreement between Inspire Pharmaceuticals, Inc. and
         Comdisco, Inc., dated October 13, 1995
 10.10   Lease Agreement between Inspire Pharmaceuticals, Inc. and Petula
         Associates Ltd. regarding Royal Center II, Durham, North Carolina, dated as of December 30, 1997
 10.11   Sublease Agreement between ICAgen, Inc. and Inspire Pharmaceuticals,
         Inc. regarding premises located at 4222 Emperor Boulevard, Suite 500,
         Durham, North Carolina, dated September 22, 1997 and extension of
         Sublease Agreement dated February 14, 2000
 10.12** Exclusive License Agreement between Inspire Pharmaceuticals, Inc. and
         The University of North Carolina at Chapel Hill, dated September 1,
         1998
 10.13** Joint Development, License and Supply Agreement between Inspire
         Pharmaceuticals, Inc. and Kissei Pharmaceutical Co., Ltd., dated as of
         September 10, 1998
 10.14   Registration Rights Agreement between Inspire Pharmaceuticals, Inc.
         and Kissei Pharmaceutical Co., Ltd., dated as of September 10, 1998
 10.15** Development, License and Supply Agreement between Inspire
         Pharmaceuticals, Inc. and Santen Pharmaceutical Co., Ltd., dated as of
         December 16, 1998
 10.16   Registration Rights Agreement between Inspire Pharmaceuticals, Inc.
         and Santen Pharmaceutical Co., Ltd., dated as of December 16, 1998
 10.17** Clinical Research Agreement between Inspire Pharmaceuticals Inc. and
         Simbec Research Limited, dated August 30, 1999
 10.18** Services Agreement between Inspire Pharmaceuticals, Inc. and
         Pharmaceutical Development Associates, Inc. (ClinSites/PDA) dated
         November 1, 1999
 10.19** Quotation between Inspire Pharmaceuticals, Inc. and Simbec Research
         Limited regarding research study, dated December 17, 1999
 10.20** Development, License and Supply Agreement between Inspire
         Pharmaceuticals, Inc. and Genentech, Inc., dated as of December 17,
         1999
 10.21** Series G Preferred Stock and Warrant Purchase Agreement between
         Inspire Pharmaceuticals, Inc. and Genentech, Inc., dated as of
         December 17, 1999
 10.22   Warrant Agreement between Inspire Pharmaceuticals, Inc. and Genentech,
         Inc., dated as of December 17, 1999
 10.23   Amended and Restated Investors' Rights Agreement among Inspire
         Pharmaceuticals, Inc. and the holders of Series A, B, E and G
         Preferred Stock of the Company dated as of December 17, 1999
 10.24   Employee Confidentiality, Invention Assignment and Non-Compete
         Agreement between Inspire Pharmaceuticals, Inc. and Donald J.
         Kellerman dated February 3, 2000
 10.25   Employee Confidentiality, Invention Assignment and Non-Compete
         Agreement between Inspire Pharmaceuticals, Inc. and Gregory J.
         Mossinghoff dated February 4, 2000
 10.26   Employee Confidentiality, Invention Assignment and Non-Compete
         Agreement between Inspire Pharmaceuticals, Inc. and Benjamin R. Yerxa dated February 4, 2000
 10.27   Employee Confidentiality, Invention Assignment and Non-Compete
         Agreement between Inspire Pharmaceuticals, Inc. and Janet L. Rideout dated February 4, 2000
 10.28   Employee Confidentiality, Invention Assignment and Non-Compete
         Agreement between Inspire Pharmaceuticals, Inc. and Christy L. Shaffer dated February 10, 2000
 16.1    Letter of KPMG LLP dated February 25, 2000
 23.1    Consent of PricewaterhouseCoopers, L.L.P., independent public accountants
 23.2*   Consent of Smith, Stratton, Wise, Heher & Brennan (contained in
         Exhibit 5.1)
 24.1    Power of Attorney (see "Power of Attorney" below)
 27.1    Financial Data Schedule

--------
*  To be filed by amendment.
** Confidential treatment has been requested with respect to a portion of this Exhibit.

 Financial Statement Schedules

   No schedules are required because the information is either not applicable or is presented elsewhere herein.

Item 17. Undertakings.

   We hereby undertake to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Inspire pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of Inspire in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   We hereby undertake that:

     (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by us pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act will be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Durham, State of North Carolina on February 25, 2000.

                                          Inspire Pharmaceuticals, Inc.

                                                  /s/ Christy L. Shaffer
                                          By: _________________________________
                                                    Christy L. Shaffer,
                                            President, Chief Executive Officer
                                                       and Director

                               POWER OF ATTORNEY

   KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Christy L. Shaffer and Gregory J. Mossinghoff, and each or any one of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including Rule 462(b) or other post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.

              Signature                          Title                   Date
              ---------                          -----                   ----

        /s/ Christy L. Shaffer         President, Chief Executive  February 25, 2000
______________________________________  Officer (principal
          Christy L. Shaffer            executive officer) and
                                        Director

      /s/ Gregory J. Mossinghoff       Chief Business Officer      February 25, 2000
______________________________________  (principal financial
        Gregory J. Mossinghoff          officer and principal
                                        accounting officer)

       /s/ Terrance G. McGuire         Chairman of the Board       February 25, 2000
______________________________________
         Terrance G. McGuire

      /s/ Richard Boucher, M.D.        Director                    February 25, 2000
______________________________________
        Richard Boucher, M.D.

              Signature                          Title                   Date
              ---------                          -----                   ----
     /s/ Andre L. Lamotte, Sc.D.       Director                    February 25, 2000
______________________________________
       Andre L. Lamotte, Sc.D.

      /s/ H. Jefferson Leighton        Director                    February 25, 2000
______________________________________
        H. Jefferson Leighton

        /s/ W. Leigh Thompson          Director                    February 25, 2000
______________________________________
          W. Leigh Thompson

          /s/ Jesse I. Treu            Director                    February 25, 2000
______________________________________
            Jesse I. Treu

                               INDEX TO EXHIBITS

 Exhibit
 Number                                Description
 -------                               -----------
  1.1*   Underwriting Agreement
  3.1*   Amended and Restated Certificate of Incorporation
  3.2*   Bylaws
  4.1*   Specimen Common Stock Certificate
  5.1*   Opinion of Smith, Stratton, Wise, Heher & Brennan
 10.1    Amended and Restated 1995 Stock Plan, as amended
 10.2    Form of Incentive Stock Option
 10.3*   Form of Non-statutory Stock Option
 10.4    Consultation and Scientific Advisory Board Agreement between Inspire
         Pharmaceuticals, Inc. and Dr. Richard Boucher, dated March 10, 1995
 10.5**  Sponsored Research Agreement between Inspire Pharmaceuticals, Inc. and
         The University of North Carolina at Chapel Hill, effective March 10,
         1995, as amended
 10.6**  Clinical Trial Agreement between Inspire Pharmaceuticals, Inc. and The
         University of North Carolina at Chapel Hill, effective March 10, 1995, as amended
 10.7**  Exclusive License Agreement between Inspire Pharmaceuticals, Inc. and
         The University of North Carolina at Chapel Hill, dated as of March 10,
         1995
 10.8    Lease between Inspire Pharmaceuticals, Inc. and Imperial Center,
         Limited Partnership regarding Royal Center I, Durham, North Carolina, dated as of May 17, 1995, as amended
 10.9    Master Lease Agreement between Inspire Pharmaceuticals, Inc. and
         Comdisco, Inc., dated October 13, 1995, as amended
 10.10   Lease Agreement between Inspire Pharmaceuticals, Inc. and Petula
         Associates Ltd. regarding Royal Center II, Durham, North Carolina, dated as of December 30, 1997
 10.11   Sublease Agreement between ICAgen, Inc. and Inspire Pharmaceuticals,
         Inc. regarding premises located at 4222 Emperor Boulevard, Suite 500,
         Durham, North Carolina, dated September 22, 1997 and extension of
         Sublease Agreement dated February 14, 2000
 10.12** Exclusive License Agreement between Inspire Pharmaceuticals, Inc. and
         The University of North Carolina at Chapel Hill, dated September 1,
         1998
 10.13** Joint Development, License and Supply Agreement between Inspire
         Pharmaceuticals, Inc. and Kissei Pharmaceutical Co., Ltd., dated as of
         September 10, 1998
 10.14   Registration Rights Agreement between Inspire Pharmaceuticals, Inc.
         and Kissei Pharmaceutical Co., Ltd., dated as of September 10, 1998
 10.15** Development, License and Supply Agreement between Inspire
         Pharmaceuticals, Inc. and Santen Pharmaceutical Co., Ltd., dated as of
         December 16, 1998
 10.16   Registration Rights Agreement between Inspire Pharmaceuticals, Inc.
         and Santen Pharmaceutical Co., Ltd., dated as of December 16, 1998
 10.17** Clinical Research Agreement between Inspire Pharmaceuticals Inc. and
         Simbec Research Limited, dated August 30, 1999
 10.18** Services Agreement between Inspire Pharmaceuticals, Inc. and
         Pharmaceutical Development Associates, Inc. (ClinSites/PDA) dated
         November 1, 1999
 10.19** Quotation between Inspire Pharmaceuticals, Inc. and Simbec Research
         Limited regarding research study, dated December 17, 1999
 10.20** Development, License and Supply Agreement between Inspire
         Pharmaceuticals, Inc. and Genentech, Inc., dated as of December 17,
         1999
 10.21** Series G Preferred Stock and Warrant Purchase Agreement between
         Inspire Pharmaceuticals, Inc. and Genentech, Inc., dated as of
         December 17, 1999
 10.22   Warrant Agreement between Inspire Pharmaceuticals, Inc. and Genentech,
         Inc., dated as of December 17, 1999
 10.23   Amended and Restated Investors' Rights Agreement among Inspire
         Pharmaceuticals, Inc. and the holders of Series A, B, E and G
         Preferred Stock of the Company dated as of December 17, 1999

 Exhibit
 Number                                Description
 -------                               -----------
 10.24   Employee Confidentiality, Invention Assignment and Non-Compete
         Agreement between Inspire Pharmaceuticals, Inc. and Donald J.
         Kellerman dated February 3, 2000
 10.25   Employee Confidentiality, Invention Assignment and Non-Compete
         Agreement between Inspire Pharmaceuticals, Inc. and Gregory J.
         Mossinghoff dated February 4, 2000
 10.26   Employee Confidentiality, Invention Assignment and Non-Compete
         Agreement between Inspire Pharmaceuticals, Inc. and Benjamin R. Yerxa dated February 4, 2000
 10.27   Employee Confidentiality, Invention Assignment and Non-Compete
         Agreement between Inspire Pharmaceuticals, Inc. and Janet L. Rideout dated February 4, 2000
 10.28   Employee Confidentiality, Invention Assignment and Non-Compete
         Agreement between Inspire Pharmaceuticals, Inc. and Christy L. Shaffer dated February 10, 2000
 16.1    Letter of KPMG LLP dated February 25, 2000
 23.1    Consent of PricewaterhouseCoopers, L.L.P., independent public accountants
 23.2*   Consent of Smith, Stratton, Wise, Heher & Brennan (contained in
         Exhibit 5.1)
 24.1    Power of Attorney (see "Power of Attorney" above)
 27.1    Financial Data Schedule

--------
*  To be filed by amendment.
** Confidential treatment has been requested with respect to a portion of this Exhibit.